Exhibit 10.2

$790,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of February 18, 2011

among

KNOLOGY, INC.

as Borrower,

THE LENDERS AND ISSUERS PARTY HERETO,

CREDIT SUISSE AG

as Administrative Agent and Collateral Agent,

SUNTRUST ROBINSON HUMPHREY, INC.

as Syndication Agent for the Term A Loan Facility,

COBANK, ACB

as Syndication Agent for the Term B Loan Facility and Revolving Credit Facility,

BANK OF AMERICA, N.A., RBC CAPITAL MARKETS and RAYMOND JAMES BANK,

FSB

as Co-Documentation Agents,

and

CREDIT SUISSE SECURITIES (USA) LLC

as Sole Lead Arranger and Sole Bookrunner

v

Schedules

Schedule I	–	Commitments
Schedule II	–	Applicable Lending Offices and Addresses for Notices
Schedule 2.4	–	Existing Letters of Credit
Schedule 4.2(a)	–	Consents
Schedule 4.2(b)	–	Regulatory Consents
Schedule 4.3	–	Ownership of Subsidiaries
Schedule 4.15	–	Labor Matters
Schedule 4.16	–	List of Plans
Schedule 4.17	–	Environmental Matters
Schedule 4.19	–	Real Property
Schedule 4.20	–	Regulatory Schedules
Schedule 7.17	–	Post-Effectiveness Matters
Schedule 8.1	–	Existing Indebtedness
Schedule 8.1(d)	–	Capital Leases
Schedule 8.2	–	Existing Liens
Schedule 8.3	–	Existing Investments
Schedule 8.10(b)	–	Restricted Subsidiaries

Exhibits
Exhibit A	–	Form of Assignment and Acceptance
Exhibit B-1	–	Form of Revolving Credit Note
Exhibit B-2	–	Form of Term A Loan Note
Exhibit B-3	–	Form of Term B Loan Note
Exhibit C	–	Form of Notice of Borrowing
Exhibit D	–	Form of Swing Loan Request
Exhibit E	–	Form of Letter of Credit Request
Exhibit F	–	Form of Notice of Conversion or Continuation
Exhibit G	–	Form of Guaranty
Exhibit H	–	Form of Pledge and Security Agreement
Exhibit I	–	Auction Procedures

This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February 18, 2011 among KNOLOGY, INC., a Delaware corporation (the “Borrower”), the Lenders (as defined below), the Issuers (as defined below), CREDIT SUISSE AG, acting through one or more of its branches, as administrative agent for the Lenders and the Issuers (in such capacity, together with its successors and assigns, the “Administrative Agent”) and as collateral agent for the Secured Parties (as defined below) under the Collateral Documents (as defined below) (in such capacity, the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Borrower, the other loan parties from time to time party thereto, the lenders, agents, issuers from time to time party thereto and Credit Suisse, as administrative agent and collateral agent, are parties to the Credit Agreement, dated as of October 15, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”) under which (a) the Term A Loan Lenders (as defined therein) made Term A Loans (as defined therein) to the Borrower on the Effective Date in an aggregate principal amount of $175,000,000, (b) the Term B Loan Lenders (as defined therein) made Term B Loans (as defined therein) to the Borrower on the Effective Date in an aggregate principal amount of $545,000,000, (c) the Revolving Credit Lenders agreed to extend credit to the Borrower in the form of Revolving Loans at any time and from time to time prior to the Revolving Credit Termination Date, in an aggregate principal amount at any time outstanding not in excess of $50,000,000, (d) the Swing Loan Lender agreed to extend credit at any time and from time to time prior to the Revolving Credit Termination Date in the form of Swing Loans, in an aggregate principal amount at any time outstanding not in excess of $3,000,000, and (e) the Issuers agreed to issue Letters of Credit at any time and from time to time prior to the Revolving Credit Termination Date, in an aggregate face amount at any time outstanding the Dollar Equivalent of which is not in excess of $10,000,000;

WHEREAS, the Borrower has requested (a) the Term A Loan Lenders to extend credit in the form of new Term A Loans on the Restatement Date, in an aggregate principal amount of $195,000,000, (b) the Term B Loan Lenders to extend credit in the form of new Term B Loans on the Restatement Date, in an aggregate principal amount of $545,000,000 and (c) the Revolving Credit Lenders to extend credit in the form of new Revolving Loans on the Restatement Date, in an aggregate principal amount of $50,000,000;

WHEREAS, the Lenders and the Issuers are willing to extend or continue to extend such credit to the Borrower on the terms and subject to the conditions set forth herein;

WHEREAS, the proceeds of the new Term A Loans, the new Term B Loans, the Revolving Loans, the Swing Loans and the Letters of Credit shall be used solely for the purposes set forth in Section 4.13; and

WHEREAS, pursuant to the Amendment Agreement, the Borrower, the Requisite Lenders (as defined in the Existing Credit Agreement) and the Administrative Agent have agreed to amend and restate the Existing Credit Agreement in the form hereof. The amendment and restatement of the Existing Credit Agreement evidenced by this Agreement shall become effective as provided in the Amendment Agreement;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATIONS AND ACCOUNTING TERMS

Section 1.1        Defined Terms

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“2011 Refinancing” has the meaning given to such term in the Amendment Agreement.

“Account” has the meaning given to such term in the UCC.

“Account Debtor” has the meaning given to such term in the UCC.

“Acquired Assets” means the “Assets” under and as defined in the Purchase Agreement.

“Acquired Business” has the meaning specified in the definition of “Sunflower Acquisition”.

“Acquisition Consideration” has the meaning specified in the definition of “Sunflower Acquisition”.

“Acquisition Sub” has the meaning specified in the definition of “Sunflower Acquisition”.

“Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Affected Lender” has the meaning specified in Section 2.17 (Substitution of Lenders).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or that is controlled by or is under common control with such Person, each officer, director, general partner or joint-venturer of such Person, and each Person that is the beneficial owner of 5% or more of any class of Voting Stock of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent Affiliate” has the meaning specified in Section 10.3 (Posting of Approved Electronic Communications).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Agreement” means this Amended and Restated Credit Agreement dated as of

February 18, 2011, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Amendment Agreement” means the Amendment Agreement dated as of the Restatement Date, effecting, among other things, the amendment and restatement of the Existing Credit Agreement.

“Annualized” means for purposes of calculating Cash Interest Expense, (a) with respect to any amount of Cash Interest Expense attributable to one Fiscal Quarter, such amount multiplied by 4, (b) with respect to any amount of Cash Interest Expense attributable to two Fiscal Quarters, such amount multiplied by 2, and (c) with respect to any amount of Cash Interest Expense attributable to three Fiscal Quarters, such amount divided by 0.75.

“Applicable Lending Office” means, with respect to each Lender, its Domestic Lending Office in the case of a Base Rate Loan and its Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Applicable Margin” means (a) with respect to the Term B Loans maintained (i) as Base Rate Loans, a rate equal to 2.00% per annum and (ii) as Eurodollar Rate Loans, a rate equal to 3.00% per annum and (b) with respect to the Term A Loans, Revolving Loans or Swing Loans (i) during the period commencing on the Restatement Date and ending one Business Day after the receipt by the Administrative Agent of the Financial Statements for the Fiscal Quarter ending March 31, 2011, maintained as (A) Base Rate Loans, a rate equal to 2.00% per annum and (B) as Eurodollar Rate Loans, a rate equal to 3.00% per annum and (ii) thereafter, a per annum rate equal to the rate set forth below opposite the applicable type of Loan and the applicable Leverage Ratio (determined on the last day of the most recent Fiscal Quarter for which Financial Statements have been delivered pursuant to Section 6.1 (b) or (c) (Financial Statements)). Notwithstanding the foregoing, the Leverage Ratio for purposes of the Applicable Margin shall be deemed to be in Level I at any time that an Event of Default shall have occurred and is continuing

	LEVERAGE RATIO	BASE RATE LOANS	EURODOLLAR RATE LOANS
Level I	Greater than 5.00 to 1.00	2.25%	3.25%
Level II	Equal to or less than 5.00 to 1.00 and greater than 4.00 to 1.00	2.00%	3.00%
Level III	Equal to or less than 4.00 to 1.00 and equal to or greater than 3.50 to 1.00	1.75%	2.75%
Level IV	Less than 3.50 to 1.00	1.50%	2.50%

Changes in the Applicable Margin resulting from a change in the Leverage Ratio on the last day of any subsequent Fiscal Quarter shall become effective as to all Term A Loans, Revolving Loans and Swing Loans one Business Day following delivery by the Borrower to the Administrative Agent of new Financial Statements pursuant to Section 6.1(b) or (c) (Financial Statements), as applicable. Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Leverage Ratio), if the Borrower shall fail to deliver such Financial Statements within any of the time periods specified in Section 6.1(b) or (c) (Financial Statements), the

Applicable Margin from and including the 51st day after the end of such Fiscal Quarter or the 91st day after the end of such Fiscal Year, as the case may be, to but not including the date the Borrower delivers to the Administrative Agent such Financial Statements shall equal the highest possible Applicable Margin for such Loans provided for by this definition.

In the event that any Financial Statement or Compliance Certificate delivered pursuant to Section 6.1 (Financial Statements) is inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected Financial Statement and a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined based on the corrected Compliance Certificate for such Applicable Period, and (iii) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.13(g) (Payments and Computations). This paragraph shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 2.10(c) (Default Interest) and Article IX (Events of Default).

“Approved Deposit Account” means a Deposit Account that is the subject of an effective Deposit Account Control Agreement and that is maintained by any Loan Party with a Deposit Account Bank. “Approved Deposit Account” includes all monies on deposit in a Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement to the Guaranty, any joinder to the Pledge and Security Agreement and any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any Financial Statement, financial and other report, notice, request, certificate and other information material; provided, however, that, “Approved Electronic Communication” shall exclude (i) any Notice of Borrowing, Letter of Credit Request, Swing Loan Request, Notice of Conversion or Continuation, Facility Increase Notice and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.8 (Optional Prepayments) and Section 2.9 (Mandatory Prepayments) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III (Conditions To Loans And Letters Of Credit) or Section 2.4(a) (Letters of Credit) or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 10.3 (Posting of Approved Electronic Communications).

“Approved Fund” means any Fund that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that advises, administers or manages a Lender or another Fund.

“Approved Securities Intermediary” means a “securities intermediary” or “commodity intermediary” (as such terms are defined in the UCC) selected or approved by the Administrative Agent.

“Arrangers” means Credit Suisse Securities (USA) LLC and SunTrust Robinson Humphrey, Inc.

“Asset Sale” has the meaning specified in Section 8.4 (Sale of Assets).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A (Form of Assignment and Acceptance).

“Attributable EBITDA” has the meaning specified in Section 8.4(h) (Sale of Assets).

“Auction Manager” shall mean the Arrangers (or, if the Arrangers decline to act as Auction Manager, an investment bank of recognized standing selected by the Borrower), which shall be engaged to act in such capacity on terms and conditions reasonably satisfactory to the Arrangers (or such other investment bank).

“Auction Procedures” shall mean the auction procedures with respect to Discounted Prepayment Offers set forth in Exhibit I (Auction Procedures) hereto.

“Available Credit” means, at any time, (a) the then effective Revolving Credit Commitments minus (b) the aggregate Revolving Credit Outstandings at such time.

“Average Unused Commitments” has the meaning specified in Section 2.12(a) (Fees).

“Bankruptcy Code” means title 11, United States Code.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, as the case may be.

“Base Rate Loan” means any Swing Loan or any other Loan during any period in which it bears interest based on the Base Rate.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrower’s Accountants” means BDO USA, LLP or other independent nationally-recognized public accountants acceptable to the Administrative Agent.

“Borrowing” means a Revolving Credit Borrowing, a Term A Loan Borrowing, a Term B Loan Borrowing or a borrowing of Swing Loans.

“Broadband Services” means all broadband communication services, including Broadband Carrier Services, cable television, telephone, other telecommunications and high-speed internet access service, provided by any Person to residential, business or other customers.

“Broadband Carrier Services” means, collectively, the provision of certain wholesale telecommunication transport services over the broadband hybrid-fiber coax network (“Broadband Network”), primarily to Interexchange Carriers (“IXC”), Internet Service Providers (“ISP”) and large multi-location commercial enterprises desiring high capacity connectivity within a Metropolitan Service Area (“MSA”). These services are termed (a) Internal Local Transport (“ILT”) by which ISP’s are connected from their point-of-presence (“POP”) to end-users at wholesale transport revenue rates per customer (as distinguished from the provision of high-speed Internet access at retail revenue rates using the Olobahn brand name), (b) Local Exchange Transport (“LET”) by which IXCs are connected to end-users, Local Exchange Carriers (“LEC”) or other IXCs via the Broadband Network and/or twisted pair cabling, (c) Private Line Services by which carriers or commercial businesses operating in multiple locations within the MSA are interconnected via point-to-point facilities owned or leased by any Person and (d) Special Access Services by which corporate locations or central offices are directly connected to an IXS point-of-presence.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, a day on which dealings in Dollar deposits are also carried on in the London interbank market.

“Cable Act” means the Cable Television Communications Policy Act of 1984, as amended by the Consumer Protection and Competition Act of 1992, and the Telecommunications Act of 1996, and as further amended or supplemented from time to time.

“Capital Expenditures” means, with respect to the Borrower and its Subsidiaries, for any period, the aggregate of amounts that would be reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person and its Subsidiaries (in accordance with GAAP) but excluding (a) interest capitalized during construction, (b) expenditures on such property, plant or equipment funded with Net Cash Proceeds from any Asset Sale, Equity Issuance or Property Loss Event, (c) expenditures in connection with Permitted MDU Transactions and Permitted CIU Transactions, in each case, to the extent treated as Capital Lease Obligations in accordance with GAAP (except, in the case of expenditures under this clause (c), expenditures funded from available cash of the Borrower or its Subsidiaries) and (d) such property, plant and equipment acquired as part of a Permitted Acquisition.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all Consolidated obligations of such Person or any of its Subsidiaries under Capital Leases.

“Cash Collateral Account” means any Deposit Account or Securities Account that is established (a) by the Administrative Agent or Collateral Agent from time to time in its sole discretion to receive cash and Cash Equivalents (or purchase cash or Cash Equivalents with funds received) from the Loan Parties or Persons acting on their behalf pursuant to the Loan Documents, (b) with such depositaries and securities intermediaries as the Administrative Agent may determine in its sole discretion, (c) in the name of the Administrative Agent or Collateral Agent (although such account may also have words referring to the Borrower and the account’s purpose), (d) under the control of the Administrative Agent or Collateral Agent and (e) as a Securities Account, with respect to which the Administrative Agent or Collateral Agent shall be the Entitlement Holder and the only Person authorized to give Entitlement Orders with respect thereto.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America or any agency, state or territory thereof, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits or overnight bank deposits having maturities of 364 days or less from the date of acquisition issued by (i) any Lender, (ii) by any commercial bank or trust company organized under the laws of the United States of America or any state thereof and having combined capital and surplus of not less than $500,000,000 or (iii) other commercial banks or savings and loan associations so long as the full amount of such deposits is insured by the Federal Deposit Insurance Corporation; (c) commercial paper, bonds, notes or debentures of an issuer rated at least “A-2” by S&P or “P-2” by Moody’s or carrying an equivalent rating by a nationally recognized rating agency, if all of the three named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within 364 days from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States of America; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least “A” by S&P, or “A” by Moody’s; (f) securities with maturities of 364 days or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of any of clauses (a) through (f) of this definition.

“Cash Interest Expense” means, with respect to the Borrower for any period, the sum of the Interest Expense of the Borrower for such period less the Non-Cash Interest Expense of the Borrower for such period; provided, however, that for any date of determination prior to the first anniversary of the Effective Date, “Cash Interest Expense” for the applicable period shall be Annualized.

“Cash Management Obligations” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services

(including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided by the Administrative Agent, any Lender or any Affiliate of any of them, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“CATV Franchise” means (a) any franchise, license, permit, wire agreement or easement granted by any local Governmental Authority, including any local franchising authority, pursuant to which any Person has the right or license to provide Broadband Services or to operate any cable distribution system for the purpose of receiving and distributing audio, video, digital, other broadcast signals or information or telecommunications by cable, optical, antenna, microwave or satellite transmission and (b) any law, regulation, ordinance, agreement or other instrument or document expressly setting forth all or any part of the terms of any franchise, license, permit, wire agreement or easement described in clause (a) of this definition (excluding any law, regulation, ordinance, agreement, instrument or document which relates to but does not expressly set forth any terms of any such franchise, license, permit, wire agreement or easement).

“Change of Control” means the occurrence of any of the following:

(a)        any person or group of persons (within the meaning of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act) of 50% or more of the issued and outstanding Voting Stock of Borrower; or

(b)        during any period of twelve consecutive calendar months, individuals who, at the beginning of such period, constituted the board of directors of Borrower (together with any new directors whose election by the board of directors of Borrower or whose nomination for election by the stockholders of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Credit Lenders, Term A Loan Lenders or Term B Loan Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Term A Loan Commitments, Term B Loan Commitments or, to the extent not part of an existing Class, Incremental Term Loan Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Loans, Term A Loans, Term B Loans or, to the extent not part of an existing Class, Incremental Term Loans.

“Code” means the U.S. Internal Revenue Code of 1986, as currently amended.

“Co-Documentation Agents” means Bank of America, N.A., RBC Capital Markets and Raymond James Bank, FSB.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Collateral Document.

“Collateral Agent” has the meaning specified in the preamble to the Agreement.

“Collateral Documents” means the Pledge and Security Agreement, the Reaffirmation Agreement, the Mortgages, the Deposit Account Control Agreements, the Securities Account Control Agreements and any other document executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of the Secured Obligations.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Credit Commitment, if any, Term A Loan Commitment, if any, and Term B Loan Commitment, if any, and “Commitments” means the aggregate Revolving Credit Commitments, Term A Loan Commitments and Term B Loan Commitments of all Lenders.

“Commodity Account” has the meaning given to such term in the UCC.

“Communications License” means any local telecommunications, long distance telecommunications, or other license, permit, consent, certificate of compliance, franchise, approval, waiver or authorization granted or issued by the FCC or other applicable federal Governmental Authority pertaining to the provision of Broadband Services, including any of the foregoing authorizing or permitting the acquisition, construction or operation of any Interactive Broadband Network.

“Communications Law” means any statute, law, ordinance, or regulation applicable to the operation of any cable television system or Interactive Broadband Network or the provision of intrastate, interstate, or international telecommunications.

“Compliance Certificate” has the meaning specified in Section 6.1(d) (Financial Statements).

“Confidential Information Memorandum” means the Confidential Information Memorandum, dated September 2010, prepared by the Borrower in connection with the syndication of the Facilities (as defined in the Existing Credit Agreement).

“Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.

“Consolidated Current Assets” means, with respect to any Person at any date, the total Consolidated current assets (other than cash and Cash Equivalents) of such Person and its Subsidiaries at such date.

“Consolidated Current Liabilities” means, with respect to any Person at any date, all liabilities of such Person and its Subsidiaries at such date that should be classified as current liabilities on a Consolidated balance sheet of such Person and its Subsidiaries, but excluding, in the case of the Borrower the sum of (a) the principal amount of any current portion of long-term Financial Covenant Debt and (b) (without duplication of clause (a) above) the then outstanding principal amount of the Loans.

“Consolidated Net Income” means, for any Person, for any period, the Consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third party (which interest does not cause the net income of such other Person to be Consolidated into the net income of such Person) shall be included only to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, (c) extraordinary and/or non-recurring gains and losses and any one-time increase or decrease to net income that is required to be recorded because of the adoption of new accounting policies, practices or standards required by GAAP shall be excluded and (d) net income (or net loss) from or attributable to discontinued operations of such Person and its Subsidiaries shall be excluded.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws, operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election or duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.

“Contaminant” means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Control Account” means a Securities Account or Commodity Account that is the subject of an effective Securities Account Control Agreement and that is maintained by any Loan Party with an Approved Securities Intermediary. “Control Account” includes all Financial Assets held in a Securities Account or a Commodity Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.

“Corporate Chart” means a corporate organizational chart, list or other similar document in each case in form reasonably acceptable to the Administrative Agent and setting forth, for each Person that is a Loan Party, that is subject to Section 7.11 (Additional Collateral and Guaranties) or that is a Subsidiary of any of them, (a) the full legal name of such Person (and any trade name, fictitious name or other name such Person may have had or operated under), (b) the jurisdiction of organization, the organizational number (if any) and the tax identification number (if any) of such Person, (c) the location of such Person’s chief executive office (or sole place of business) and (d) the number of shares of each class of such Person’s Stock authorized (if applicable), the number outstanding as of the date of delivery and the number and percentage of such outstanding shares for each such class owned (directly or indirectly) by any Loan Party or any Subsidiary of any of them.

“Credit Suisse” means Credit Suisse AG, acting through one or more of its branches and any Affiliate thereof.

“Cumulative RP Amount” means, on any date of determination, the amount equal to the aggregate amount of Excess Cash Flow for each Fiscal Year for which Financial Statements have been delivered for the immediately preceding Fiscal Year pursuant to Section 6.1(c) (Financial Statements), commencing with the Fiscal Year ending December 31, 2011, in each case not required to prepay the Loans pursuant to Section 2.9 (Mandatory Prepayments) and to the extent not previously applied pursuant to Section 8.5(d) (Restricted Payments), Section 8.6(b)(vii)(A) (Prepayment and Cancellation of Indebtedness) or clause (e) of the definition of “Permitted Acquisition”, in each case as set forth in the corresponding RP Certificate.

“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:

(a)        Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(b)        Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens, in each case (i) imposed by law or arising in the ordinary course of business, (ii) for amounts not yet due or that are being contested in good faith by appropriate proceedings and (iii) with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(c)        deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, appeal, customs or performance bonds-entered into in the ordinary course of business;

(d)        encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(e)        encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(f)        financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business other than through a Capital Lease;

(g)        Liens created in the ordinary course of business on assets subject to rights-of-way, pole attachment, use of conduit, use of trenches or similar agreements securing any Loan Party’s obligations under such agreements; provided, however, that such Liens apply only to the assets subject to any of the foregoing agreements;

(h)        judgment Liens in existence for less than 45 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with nationally recognized

(i)        insurance companies and which do not otherwise result in a Default or Event of Default; and

(j)        Liens consisting of rights of set-off of a customary nature or bankers’ liens on an amount of deposit, whether arising by contract or operation of law, incurred in the ordinary course of business so long as such deposits are not intended as collateral for any obligation.

“Debt Issuance” means the incurrence of Indebtedness by the Borrower or any of its Subsidiaries of the type specified in clause (a) or (b) of the definition of “Indebtedness”.

“Declining Lender” has the meaning specified in Section 2.9(e) (Mandatory Prepayments).

“Default” means any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Deposit Account” has the meaning given to such term in the UCC.

“Deposit Account Bank” means a financial institution selected or approved by the Administrative Agent.

“Deposit Account Control Agreement” has the meaning specified in the Pledge and Security Agreement.

“Disclosure Documents” means, collectively, the Form 10-K, Form 10-Q and Form 8-K filed by the Borrower with the Securities and Exchange Commission, as amended from time to time.

“Discounted Prepayment Offer” shall have the meaning assigned to such term in Section 2.18(a).

“Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in a currency other than Dollars, the equivalent of such amount in Dollars determined by using the rate of exchange quoted by Credit Suisse in New York, New York at 10:00 a.m. (New York time) on the date of determination (or, if such date is not a Business Day, the last Business Day prior thereto) to prime banks in New York for the spot purchase in the New York foreign exchange market of such amount of Dollars with such other currency and (c) if such amount is denominated in any currency not quoted by Credit Suisse in New York, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Domestic Person” means any “United States person” under and as defined in Section 770 l(a)(30) of the Code.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any state of the United States of America or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, (a) Consolidated Net Income of such Person for such period plus (b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items, litigation expenses, cash charges resulting from hurricanes, floods, tornadoes, earthquakes or other natural disasters, (iv) depreciation, depletion and amortization expenses, (v) all other non-cash charges and non-cash losses for such period, including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants; provided, that to the extent any amount of non-cash charges for any period are subsequently paid in cash, EBITDA shall be reduced by such cash payment for that period, (vi) all cash expenses incurred in connection with (A) the Transactions or any Permitted Acquisition, (B) any capital markets transaction (including any merger or acquisition transaction) for the issuance of any debt, equity or convertible security, whether or not such transaction is completed and (C) any Asset Sale whether or not such Asset Sale is completed, including, in the case of clause (A), any integration costs in connection with the Transactions or any Permitted Acquisition; provided, that, with respect to transactions specified in clauses (B) and (C) above that are not completed, the aggregate amount of such cash expenses shall not exceed $500,000 during any Fiscal Year, (vii) fees and expenses paid in connection with the early extinguishment of Indebtedness and (viii) non-cash losses from Asset Sales minus (c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any credit for income taxes, (ii) interest income, (iii) gains from extraordinary items for such period, (iv) any aggregate net gain from the sale, exchange or other disposition of capital assets by such Person, (v) any cancellation of indebtedness income, including as a result of any prepayments pursuant to Section 2.18 (Discounted Voluntary Prepayments), and (vi) any other non-cash gains or other items which have been added in determining Consolidated Net Income, including any reversal of a change referred to in clause (b)(v) above by reason of a decrease in the value of any Stock or Stock Equivalent. Notwithstanding anything herein to the contrary, “EBITDA” of the Borrower and its Subsidiaries on a Consolidated basis for the Fiscal Quarters ending December 31, 2009, March 31, 2010, and June 30, 2010 shall be deemed to be $41,400,000, $43,000,000, and $44,700,000, respectively.

“Effective Date” shall mean October 15, 2010.

“Eligible Assignee” means (a) a Lender or an Affiliate of any Lender or Approved Fund, (b) a commercial bank having total assets whose Dollar Equivalent exceeds $5,000,000,000, (c) a finance company, insurance company or any other financial institution or Fund, in each case reasonably acceptable to the Administrative Agent and regularly engaged in making, purchasing or investing in loans or (d) a savings and loan association or savings bank organized under the laws of the United States or any state thereof having a net worth, determined in accordance with GAAP, whose Dollar Equivalent exceeds $250,000,000.

“Entitlement Holder” has the meaning given to such term in the UCC. “Entitlement Order” has the meaning given to such term in the UCC.

“Environmental Laws” means all applicable Requirements of Law now or hereafter in effect and as amended or supplemented from time to time, relating to pollution or the regulation and protection of human or animal health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substance Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); and each of their state and local counterparts or equivalents and any transfer of ownership notification or approval statute, including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.).

“Environmental Liabilities and Costs” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and whether arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case relating to any environmental, health or safety condition or to any Release or threatened Release and resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” has the meaning given to such term in the UCC.

“Equity Issuance” means the issue or sale of any Stock of the Borrower or any Subsidiary of the Borrower by the Borrower or any Subsidiary of the Borrower to any Person other than the Borrower or any Subsidiary of the Borrower.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with the Borrower or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a reportable event described in Section 4043(b) or 4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA with respect to a Title IV Plan or a Multiemployer Plan, (b) the withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan, (d) notice of reorganization or insolvency of a Multiemployer Plan, (e) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan, (h) the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on the Borrower or any of its Subsidiaries or any ERISA Affiliate or (i) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

“Eurocurrency Reserve Requirements” means, for any period, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate” means, with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying Eurodollar rates as may be selected by the Administrative Agent.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, an interest rate per annum determined for such day in accordance with the following formula:

                   Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements

; provided, however, that with respect to Term B Loans and other Obligations owed to the Term B Loan Lenders, such interest rate shall not be less than 1.00% per annum.

“Eurodollar Rate Loan” means any Loan that, for an Interest Period, bears interest based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.1 (Events of Default).

“Excess Cash Flow” means, for the Borrower for any period, without duplication

(a) EBITDA of the Borrower on a Consolidated basis for such period plus (b) the sum of (i) the excess, if any, of the Working Capital of the Borrower at the beginning of such period over the Working Capital of the Borrower at the end of such period and (ii) cash income and cash gains described in clauses (c) and (d) of the definition of “Consolidated Net Income” minus (d) the sum of (without duplication) (i) Cash Interest Expense (including fees and costs associated with the early extinguishment of Indebtedness and amounts under Capital Lease Obligations allocable as an interest component), (ii) scheduled cash principal payments on the Loans during such period and optional cash principal payments on the Loans during such period (but only, in the case of any payment in respect of Revolving Loans, to the extent that the Revolving Credit Commitments are permanently reduced by the amount of such payments), in each case, excluding any prepayments of the Term Loans made in accordance with Section 2.18 (Discounted Voluntary Prepayments), (iii) scheduled cash principal payments made by the Borrower or any of its Subsidiaries during such period on other Indebtedness to the extent such other Indebtedness and payments are permitted by this Agreement, (iv) scheduled payments made by the Borrower or any of its Subsidiaries on Capital Lease Obligations to the extent such Capital Lease Obligations and payments are permitted by this Agreement, (v) Capital Expenditures (other than from proceeds of Equity Issuances or Debt Issuances) made by the Borrower or any of its Subsidiaries during such period to the extent permitted by this Agreement, (vi) the excess, if any, of the Working Capital of the Borrower at the end of such period over the Working Capital of the Borrower at the beginning of such period, (vii) cash income taxes paid during such period, (viii) cash payments (other than from proceeds of Equity Issuances or Debt Issuances) with respect to Investments made during such period and permitted under Section 8.3 (Investments) (other than investments pursuant to clause (b) thereof), and (ix) cash losses or charges described in clauses (c) and (d) of the definition of “Consolidated Net Income” and clauses (b)(vi) and (b)(vii) of the definition of “EBITDA” to the extent paid in cash.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary in respect of which either (a) the pledge of all of the Stock of such Subsidiary as Collateral to secure payment of the Obligations of the Borrower, (b) the grant of a Lien on any of its property as Collateral to secure payment of the Obligations of the Borrower or (c) the guaranteeing by such Subsidiary of the Obligations of the Borrower, would, in the good faith judgment of the Borrower based on an analysis reasonably satisfactory to the Administrative Agent, result in materially adverse tax consequences to the Loan Parties and their Subsidiaries, taken as a whole.

“Existing Credit Agreement” has the meaning specified in the recitals to this Agreement.

“Existing Loan Document” has the meaning specified in Section 11.4(d) (Indemnities) of this Agreement.

“Existing Indebtedness” means all amounts outstanding or owed, including principal, accrued and unpaid interest, fees and expenses (including any breakage costs), under or in connection with the Existing Credit Agreement.

“Facilities” means (a) the Term A Loan Facility, (b) the Term B Loan Facility and (c) the Revolving Credit Facility.

“Facility Increase” shall have the meaning specified in Section 2.1(c)(i).

“Facility Increase Cap” shall have the meaning specified in Section 2.1(c)(i). “Facility Increase Date” shall have the meaning specified in Section 2.1(c)(iv).

“Facility Increase Notice” shall mean a notice from the Borrower to the Administrative Agent requesting a Facility Increase, which may include any proposed term and condition for such proposed Facility Increase but shall include in any event the amount of such proposed Facility Increase.

“Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable Security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the board of directors of the Borrower or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal and (b) with respect to any marketable Security at any date, the closing sale price of such Security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such Security, the final price for the purchase of such Security at face value quoted on such Business Day by a financial institution of recognized standing regularly dealing in Securities of such type and selected by the Administrative Agent.

“FCC” means the Federal Communications Commission or any successor Governmental Authority.

“Federal Funds Rate” means, for any period, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Financial Asset” has the meaning given to such term in the UCC.

“Financial Covenant Debt” means, as of any date of determination, the aggregate amount of the Indebtedness of the Borrower and its Subsidiaries of the type specified, without duplication, in (i) clauses (a), (b), (d), (e), (f), and (h) of the definition of “Indebtedness”, (ii) clause (g) of such definition to the extent relating to Indebtedness for borrowed money or if such Guaranty Obligations are then due and payable, (iii) non-contingent obligations of the type specified in clause (c) of such definition and (iv) obligations of the type specified in clauses (i) and (j) of such definition to the extent such obligations constitute balance sheet indebtedness under GAAP (but excluding Indebtedness resulting solely from mark-to-market accounting required for obligations under Hedging Contracts or under any notes permitted pursuant to clause (j) of Section 8.1 (Indebtedness)).

“Financial Statements” means the financial statements of the Borrower and its Subsidiaries delivered in accordance with Section 4.4 (Financial Statements) and Section 6.1

(Financial Statements).

“Fiscal Quarter” means each of the three-month fiscal periods of the Borrower ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the twelve-month fiscal period of the Borrower ending on December 31.

“Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its operations.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.

“General Intangible” has the meaning given to such term in the UCC.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank or stock exchange and including the FCC and each PUC.

“Guarantor” means each Subsidiary of the Borrower party to or that becomes party to the Guaranty.

“Guaranty” means the Guaranty, in substantially the form of Exhibit G (Form of Guaranty), executed by the Guarantors.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person will be paid or discharged, that any agreement relating thereto will be complied with or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.

“Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Historical Financial Statements” means (a) the audited Consolidated balance sheets of the Borrower and its Subsidiaries and related audited Consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries and (b) the unaudited Consolidated balance sheets of the Borrower and its Subsidiaries and related statements of income, stockholder’s equity and cash flows of the Borrower and its Subsidiaries, in each case delivered to the Administrative Agent prior to the Restatement Date.

“Increased Revolving Commitment” shall have the meaning specified in Section 2.1(c)(i).

“Incremental Term A Loans” shall have the meaning specified in Section 2.1(c)(i).

“Incremental Term B Loans” shall have the meaning specified in Section 2.1(c)(i).

“Incremental Term Loan Commitment” means, with respect to any Lender, any commitment by such Lender that is included as part of a Facility Increase to make an Incremental Term Loan on any Facility Increase Date.

“Incremental Term Loan Facility” means the Incremental Term Loan Commitment and the provisions herein related to the Incremental Term Loans.

“Incremental Term Loans” shall have the meaning specified in Section 2.1(c)(i).

“Indebtedness” of any Person means without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or that bear interest, (c) all reimbursement and all obligations with respect to letters of credit, bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business that are not more than 120 days overdue, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person and the present value of future rental payments under all synthetic leases, (g) all Guaranty Obligations of such Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such

Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, in each case, if such obligation is (or may be) required to be paid prior to the first anniversary of the Term B Loan Maturity Date, (i) in respect of Hedging Contracts of such Person, all payments that such Person would have to make in the event of, or is required to make due to, an early termination under any such Hedging Contract on the date Indebtedness of such Person is being determined and (j) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including Accounts and General Intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Matters” has the meaning specified in Section 11.4 (Indemnities). “Indemnitee” has the meaning specified in Section 11.4 (Indemnities).

“Interactive Broadband Network” means any two-way, interactive, high-capacity hybrid fiber-coaxial networks (including networks being constructed or to be converted or upgraded to meet such criteria) owned or leased or operated by any Person which provides Broadband Services.

“Interest Coverage Ratio” means, with respect to the Borrower and its Subsidiaries on a Consolidated basis, for any period of determination, the ratio of (a) EBITDA to (b) Cash Interest Expense for such period.

“Interest Expense” means, for any Person for any period, (a) Consolidated total interest expense of such Person and its Subsidiaries for such period and including, in any event, interest capitalized during such period and net costs under Interest Rate Contracts for such period (excluding fees and costs associated with the early extinguishment of Indebtedness) minus (b) Consolidated net gains of such Person and its Subsidiaries under Interest Rate Contracts for such period and minus (c) any Consolidated interest income of such Person and its Subsidiaries for such period.

“Interest Period” means, in the case of any Eurodollar Rate Loan, (a) initially, the period commencing on the date such Eurodollar Rate Loan is made, on the date of conversion of a Base Rate Loan to such Eurodollar Rate Loan, or on the date of the continuation of a Eurodollar Rate Loan as a Eurodollar Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.2 (Borrowing Procedures) or Section 2.11 (Conversion/Continuation Option); provided, however, that all of the foregoing provisions relating to Interest Periods in respect of Eurodollar Rate Loans are subject to the following:

(i)        if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)        any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii)        the Borrower may not select any Interest Period that ends after the date of a scheduled principal payment on the applicable Loans as set forth in Article II (The Facilities) unless, after giving effect to such selection, the aggregate unpaid principal amount of such Loans for which Interest Periods end after such scheduled principal payment shall be equal to or less than the principal amount to which such Loans are required to be reduced after such scheduled principal payment is made;

(iv)        the Borrower may not select any Interest Period in respect of Loans having an aggregate principal amount of less than $1,000,000; and

(v)        there shall be outstanding at any one time no more than six Interest Periods in the aggregate.

Notwithstanding the foregoing, the initial Interest Period to occur after the Restatement Date shall end on March 1, 2011 and shall bear interest based on the one-month Eurodollar Rate.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Inventory” has the meaning given to such term in the UCC.

“Investment” means, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person of all or a significant part of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted) or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business, and (d) any Guaranty Obligation incurred by such Person in respect of Indebtedness of any other Person.

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiry of, renew or increase the maximum face amount (including by deleting or reducing any scheduled decrease in such maximum face amount) of, such Letter of Credit. The terms “Issued” and “Issuance” shall have a corresponding meaning.

“Issuer” means one or more Lenders or Affiliates of Lenders that in each case (a) is listed on the signature pages hereof as an “Issuer” or (b) hereafter become an Issuer with the approval of the Administrative Agent and the Borrower by agreeing pursuant to an agreement with and in form and substance satisfactory to the Administrative Agent and the Borrower to be bound by the terms hereof applicable to Issuers.

“Land” of any Person means all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased or purported to be owned, leased or hereafter acquired or leased (including, in respect of the Loan Parties, as reflected in the most recent Financial Statements) by such Person.

“Leases” means, with respect to any Person, all of those leasehold estates in real property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

“Lender” means the Swing Loan Lender and each other financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender”, (b) from time to time becomes a party hereto as a Lender by execution of an Assignment and Acceptance or (c) becomes a party hereto as a Lender in connection with a Facility Increase by execution of an assumption agreement in connection with such Facility Increase.

“Letter of Credit” means any standby letter of credit Issued pursuant to Section 2.4 (Letters of Credit). Unless the context shall otherwise require, on and after the Restatement Date, Letters of Credit Issued under the Existing Credit Agreement shall be deemed Letters of Credit Issued hereunder.

“Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of the Borrower to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time.

“Letter of Credit Reimbursement Agreement” has the meaning specified in Section 2.4(a) (Letters of Credit).

“Letter of Credit Request” has the meaning specified in Section 2.4(d) (Letters of Credit).

“Letter of Credit Sublimit” means $10,000,000.

“Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn face amount of all Letters of Credit outstanding at such time.

“Leverage Ratio” means, with respect to the Borrower and its Subsidiaries on a Consolidated basis, as of any date of determination, the ratio of (a) Consolidated Financial Covenant Debt outstanding as of such date to (b) EBITDA for the last full four Fiscal Quarter period ending on or before such date.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor.

“Loan” means any loan made by any Lender pursuant to this Agreement

(including pursuant to the Facility Increase).

“Loan Documents” means, collectively, this Agreement, the Notes (if any), the Guaranty, each Letter of Credit Reimbursement Agreement, the Collateral Documents, and each certificate, agreement or document executed by a Loan Party and delivered to any Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loan Party” means each of the Borrower, each Guarantor and each other Subsidiary of the Borrower that executes and delivers a Loan Document.

“Material Adverse Change” means a material adverse change in any of (a) the business, assets, liabilities, operations, condition (financial or otherwise), operations, results or Projections of the Borrower or the Borrower and its Subsidiaries taken as a whole, (b) the legality, validity or enforceability of any Loan Document or any Related Document, (c) the perfection or priority of the Liens granted pursuant to the Collateral Documents, (d) the ability of the Borrower to repay its Secured Obligations or of the other Loan Parties to perform their respective obligations under the Loan Documents taken as a whole or (e) the rights and remedies of the Agents, the Lenders or the Issuers under the Loan Documents.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.

“Material Subsidiary” means as of the end of any Fiscal Quarter, any Subsidiary of the Borrower (a) whose EBITDA for the period of (4) consecutive Fiscal Quarters ending on such date (the “Measuring Period”) exceeds five percent (5%) of EBITDA of the Borrower and its Subsidiaries for such Measuring Period or (b) that owns five percent (5%) of consolidated total assets of the Borrower and its Subsidiaries.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Supporting Documents” means, with respect to each Mortgage for a parcel of Real Property: (a) a mortgagee’s title insurance policy or marked-up and signed unconditional binder for such insurance which shall: (i) be in an amount satisfactory to the Administrative Agent; (ii) insure that the Mortgage insured thereby creates a valid lien on such Real Property free and clear of all defects and encumbrances except as disclosed therein, which defects and encumbrances shall be reasonably acceptable to the Administrative Agent; (iii) name the Administrative Agent for the benefit of the Secured Parties as the insured thereunder; (iv) be in the form of ALTA Loan Policy – 1992 (or equivalent policies); (v) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request; and (vi) be issued by a title company satisfactory to the Administrative Agent; (b) copies of all recorded document referred to, or listed as exceptions to title in, the title policy refereed to in clause (a) above and a copy of all other material documents affecting the Real Property; (c) a current ALTA survey of the Real Property (in form that is sufficiently acceptable to the title insurer issuing title insurance to the Administrative Agent for such title insurer to deliver endorsements to such title insurance as reasonably requested by the Administrative Agent), together with a surveyor’s certificate reasonably acceptable to the Administrative Agent; (d) any consents or estoppels reasonably deemed necessary or advisable by the Administrate Agent in connection with such Mortgage in form and substance reasonably satisfactory to the Administrative Agent; (e) legal opinions delivered to the Administrative Agent relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; and (f) evidence satisfactory to the Administrative Agent that all premiums in respect of the title policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

“Mortgages” means the mortgages, deeds of trust or other real estate security documents made or required herein to be made by the Borrower or any other Loan Party, each in form and substance satisfactory to the Administrative Agent.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which the Borrower, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means proceeds received by the Borrower or any of its Subsidiaries after the Effective Date in cash or Cash Equivalents from any (a) Asset Sale made pursuant to Section 8.4 (Sale of Assets) (other than clauses (a) through (e) and clause (i) thereof) net of (i) the reasonable cash costs of sale, assignment or other disposition, (ii) taxes paid or reasonably estimated to be payable as a result thereof, (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations) secured by the assets subject to such Asset Sale and (iv) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustments associated with any disposition or any liabilities retained by the Borrower or any of its Subsidiaries associated with assets sold in such disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); provided, however, that evidence of each of clauses (i), (ii) and (iii) above is provided to the Administrative Agent in form and substance reasonably satisfactory to it, (b) Property Loss Event or (c)(i) Equity Issuance (other than any such issuance of common Stock of Borrower occurring in the ordinary course of business to any director, member of the management or employee of the Borrower or its Subsidiaries) or (ii) any Debt Issuance other than Debt Issuances permitted under clauses (a) through (m) of Section 8.1 (Indebtedness), in each case, net of brokers’ and advisors’ fees and other costs incurred in connection with such transaction; provided, however, that in the case of this clause (c), evidence of such costs is provided to the Administrative Agent in form and substance reasonably satisfactory to it.

“Network Agreement” means any document or agreement entered into by any Loan Party or any Subsidiary of a Loan Party regarding the use, operation or maintenance of, or otherwise concerning, any Interactive Broadband Network.

“Non-Cash Interest Expense” means, with respect to any Person for any period, the sum of the following amounts to the extent included in the definition of Interest Expense (a) the amount of debt discount and debt issuance costs amortized, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Financial Covenant Debt, (c) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness and (d) other non-cash interest.

“Non-Consenting Lender” has the meaning specified in Section 11.1(c) (Amendments, Waivers, Etc.).

“Non-Declining Lender” has the meaning specified in Section 2.9(e) (Mandatory Prepayments).

“Non-Funding Lender” shall mean any Revolving Credit Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Revolving Loans or participations in Swing Loans or Letter of Credit Obligations within three Business Days of the date required to be funded by it hereunder (unless (i) such Revolving Credit Lender and at least one other unaffiliated Revolving Credit Lender shall have notified the Administrative Agent and the Borrower in writing of their good faith determination that a condition to their obligation to fund Revolving Loans or participations in Swing Loans or Letter of Credit Obligations shall not have been satisfied and (ii) Revolving Credit Lenders representing a majority in interest of the Revolving Credit Commitments shall not have advised the Administrative Agent in writing of their determination that such condition has been satisfied), (b) notified the Borrower, the Administrative Agent, any Issuer or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Loans and participations in then outstanding Swing Loans or Letter of Credit Obligations, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good-faith dispute, or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has consented to, approved of or acquiesced in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has consented to, approved of or acquiesced in any such proceeding or appointment; provided that (i) if a Lender would be a “Non-Funding Lender” solely by reason of events relating to a parent company of such Lender as described in clause (e) above, the Administrative Agent may, in its discretion, determine that such Lender is not a “Non-Funding Lender” if and for so long as the Administrative Agent is satisfied that such Lender will continue to perform its funding obligations hereunder and (ii) the Administrative Agent may, by notice to the Borrower and the Lenders, declare that a Non-Funding Lender is no longer a “Non-Funding Lender” if the Administrative Agent determines, in its discretion, that the circumstances that resulted in such Lender becoming a “Non-Funding Lender” no longer apply.

“Non-U.S. Lender” means each Lender or Issuer (or the Administrative Agent) that is a Non-U.S. Person.

“Non-U.S. Person” means any Person that is not a Domestic Person. “Note” means any Revolving Credit Note or Term Loan Note.

“Notice of Borrowing” has the meaning specified in Section 2.2(a) (Borrowing Procedures).

“Notice of Conversion or Continuation” has the meaning specified in Section 2.11 (Conversion/Continuation Option).

“Obligations” means the Loans, the Letter of Credit Obligations and all other amounts, obligations, covenants and duties owing by the Borrower to the Administrative Agent, any Lender, any Issuer, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, issuance or amendment of a letter of credit or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under this Agreement, or any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit and other fees, interest, charges, expenses, attorneys’ fees and disbursements and other sums chargeable to the Borrower under this Agreement or any other Loan Document and all obligations of the Borrower under any Loan Document to provide cash collateral for any Letter of Credit Obligation, in each case, other than Secured Hedging Obligations or Cash Management Obligations or guarantees thereof.

“Payment Period” means each period (i) ending on the first Business Day of each Fiscal Quarter, commencing on the first such Business Day following the Restatement Date (commencing with the Fiscal Quarter ended March 31, 2011) and (ii) ending on the Revolving Credit Termination Date, commencing on the first Business Day following the immediately preceding Fiscal Quarter.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Acquisition” means any Proposed Acquisition subject to the satisfaction of each of the following conditions:

(a)        the Administrative Agent shall receive at least 20 days’ prior written notice of such Proposed Acquisition, which notice shall include a reasonably detailed description of such Proposed Acquisition;

(b)        such Proposed Acquisition shall involve assets that are substantially located in the United States and comprising a business, or those assets of a business, of the type engaged in by the Borrower and its Subsidiaries as of the Effective Date (or any business reasonably related or ancillary thereto or a reasonable extension thereof, as determined in good faith by the board of directors);

(c)        such Proposed Acquisition shall be consensual and shall have been approved by the Proposed Acquisition Target’s board of directors;

(d)        no additional Indebtedness or other liabilities shall be incurred, assumed or otherwise be reflected on a Consolidated balance sheet of the Borrower and Proposed Acquisition Target after giving effect to such Proposed Acquisition, except (i) Loans made hereunder, (ii) ordinary course trade payables and accrued expenses, (iii) Indebtedness incurred pursuant to Section 8.1(j) and (k)) (Indebtedness) hereof and (iv) Indebtedness of the Proposed Acquisition Target; provided, that (A) after giving effect to such Permitted Acquisition, such Indebtedness (together with all other Indebtedness of the Borrower and its Subsidiaries) is permitted under Section 8.1 (Indebtedness) and (B) before and after giving effect to such Permitted Acquisition the Borrower is in pro forma compliance with each covenant set forth in Article V hereof;

(e)        after the Effective Date, the Dollar Equivalent of all amounts (i) payable in connection with such Proposed Acquisition (including all transaction costs) and (ii) all Indebtedness, and, without duplication, Guaranty Obligations, incurred or assumed in connection therewith (or otherwise reflected in a Consolidated balance sheet of the

Borrower and the Proposed Acquisition Target) (the “Permitted Acquisition Consideration”) shall not exceed $50,000,000 and, together with the Permitted Acquisition Consideration for all other Permitted Acquisitions consummated on or prior to the date of the consummation of such Proposed Acquisition, shall not, in the aggregate, exceed the sum of (x) $75,000,000 plus (y) following delivery of the Financial Statements for the Fiscal Year ending December 31, 2011 pursuant to Section 6.1(c) (Financial Statements), the Cumulative RP Amount; provided, however, that the foregoing limits set forth in this clause (e) shall not apply to the extent any such Permitted Acquisition Consideration (A) is in the form of an Equity Issuance or is funded with the Net Cash Proceeds of any Equity Issuance, (B) is funded with the Net Cash Proceeds of an Asset Sale permitted by Section 8.4 (Sale of Assets) and subject to a Reinvestment Event; provided, that such Proposed Acquisition is consummated by the corresponding Reinvestment Prepayment Date, (C) is funded with the proceeds of any Incremental Term Loans, (D) is funded with the proceeds of Indebtedness incurred pursuant to Section 8.1(j) and/or (k) (Indebtedness) hereof, (E) is funded directly or indirectly with up to, but not exceeding, $20,000,000 of proceeds of Term A Loans in the aggregate following the Restatement Date or (F) any combination of (A) through (E) above; provided, further, that in connection with clause (y) above, the Borrower has delivered an RP Certificate to the Administrative Agent in connection with such Proposed Acquisition.

(f)        within 30 days of the closing of such Proposed Acquisition, the Borrower (or the Subsidiary making such Proposed Acquisition) and the Proposed Acquisition Target shall have executed such documents and taken such actions as may be required under Section 7.11 (Additional Collateral and Guaranties) and Section 7.14 (Real Property);

(g)        the Borrower shall have delivered to the Administrative Agent, in form and substance satisfactory to the Administrative Agent and sufficiently in advance and in any case no later than 21 days prior to such Proposed Acquisition, such other financial information, financial analysis, documentation or other information relating to such Proposed Acquisition and the pro forma certifications required by clause (h) below, in each case, as the Administrative Agent or any Lender shall reasonably request;

(h)(i) such Proposed Acquisition Target’s EBITDA for the most recent four fiscal quarter period is greater than zero and (ii) on or prior to the date of such Proposed Acquisition, the Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, a certificate of the chief financial officer of the Borrower demonstrating pro forma (A) that at the time of such Proposed Acquisition and after giving effect thereto, (1) compliance with the financial covenants set forth in Article V (Financial Covenants), (2) compliance with the other terms of the Loan Documents and (3) the aggregate amount of the Borrower’s cash and Cash Equivalents (which in each case are subject to a first-priority perfected Lien of the Collateral Agent) and the Available Credit shall equal at least $10,000,000, (B) copies of the acquisition agreement, related Contractual Obligations and instruments and (C) all opinions, certificates, lien search results and other documents reasonably requested by the Administrative Agent; and

(i)        at the time of such Proposed Acquisition and after giving effect thereto, (A) no Default or Event of Default shall have occurred and be continuing and (B) all representations and warranties contained in Article IV (Representations and Warranties)

and in the other Loan Documents shall be true and correct in all material respects.

“Permitted CIU Transactions” means any agreement for a fixed term entered into by the Borrower or any of its Subsidiaries with a Person with respect to the construction, operation and maintenance of communications networks to provide telecommunications, cable, broadband or other communications services in commercial buildings or developments which transaction or agreement is not entered into for the purpose of raising financing.

“Permitted MDU Transaction” means any agreement for a fixed term entered into by the Borrower or any of its Subsidiaries with a Person with respect to the construction, operation and maintenance of communications networks to provide telecommunications, cable, broadband or the communications services in residential buildings or developments, or other sites containing multiple dwelling units, which transaction or agreement is not entered into for the purpose of raising financing.

“Permitted Pro Forma Adjustments” as applied to any Person or business unit acquired or disposed of on or after the Effective Date (including the Acquired Business) means any adjustment to the actual results of operations of such Person or business unit that are permitted to be recognized in pro forma financial statements prepared in accordance with Regulation S-X of the Securities Act of 1933 or that are otherwise approved by the Administrative Agent to reflect verifiable and adequately documented severance payments and reductions in, among other items, officer and employee compensation, insurance expenses, interest expense, rental expense, and other overheard expense, and other quantifiable expenses which are not anticipated to be incurred on an ongoing basis following consummation of such Acquisitions or dispositions, in an amount acceptable to the Administrative Agent in its reasonable discretion.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity or a Governmental Authority.

“Pledge and Security Agreement” means the Pledge and Security Agreement, in substantially the form of Exhibit H (Form of Pledge and Security Agreement), executed by the Borrower and each Guarantor.

“Pledged Collateral” has the meaning specified in the Pledge and Security Agreement.

“Pole Agreement” means any pole attachment agreement or underground conduit use agreement entered into in connection with the operation of any Interactive Broadband Network.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse AG as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by Credit Suisse AG based upon various factors including Credit Suisse AG’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Prior Credit Agreement” shall mean the Credit Agreement, dated as of March 14, 2007, by and among the Borrower, the other loan parties from time to time party thereto, the lenders, agents, issuers from time to time party thereto and Credit Suisse, as administrative agent and collateral agent.

“Prior Loan Document” has the meaning specified in Section 11.4(d) (Indemnities) of this Agreement.

“Proceeds” has the meaning given to such term in the UCC.

“Programming Agreement” means any contract related to programming or the retransmission of television broadcast signals.

“Prohibited Person” shall mean any Person:

(a)        listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism;

(b)        that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, such Executive Order;

(c)        that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or

(d)        who is an Affiliate of, or affiliated with, a Person listed above.

“Projections” means the detailed business plan or projections of the Borrower, the Acquired Business, and their respective Subsidiaries, as received as of September 16, 2010, both before and after giving effect to the Sunflower Acquisition, for the Fiscal Years 2010 through 2016 and for the eight (8) Fiscal Quarters beginning with the third quarter of 2010, in each case in form and substance satisfactory to the Administrative Agent, and any updates or supplements thereto delivered to the Administrative Agent prior to the Restatement Date.

“Property Loss Event” means (a) any loss of or damage to property of the Borrower or any of its Subsidiaries that results in the receipt by such Person of proceeds of insurance which exceed $5,000,000 (individually or in the aggregate) per Fiscal Year or $10,000,000 at any time on or after the Effective Date; (b) any taking of property of the Borrower or any of its Subsidiaries that results in the receipt by such Person of proceeds in respect thereof which exceed $5,000,000 (individually or in the aggregate).

“Proposed Acquisition” means the proposed acquisition by the Borrower or any of its Subsidiaries of all or substantially all of the assets or Stock of any Proposed Acquisition Target, or the merger of any Proposed Acquisition Target with or into the Borrower or any Subsidiary of the Borrower (and, in the case of a merger with the Borrower, with the Borrower being the surviving corporation).

“Proposed Acquisition Target” means any Person or any operating division thereof subject to a Proposed Acquisition.

“PUC” means any state, provincial or other regulatory agency or body that exercises jurisdiction over (a) the rates, services or provision of Broadband Services or (b) the ownership, construction or operation of any Interactive Broadband Network or local or long distance telecommunications system or (c) Persons who own, construct or operate any Interactive Broadband Network or local or long distance telecommunications systems, in each case, by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in any such jurisdiction.

“PUC Authorization” means any registration with, and any written validation, exemption, franchise, waiver, approval, order or authorization, consent, license, certificate and permit, regarding the provision of Broadband Services, issued to any Person from any PUC.

“Purchase Agreement” has the meaning specified in the definition of “Sunflower Acquisition”.

“Purchased Swap Assets” has the meaning specified in Section 8.4(h) (Sale of Assets).

“Purchasing Lender” has the meaning specified in Section 11.7 (Sharing of Payments, Etc.).

“Ratable Portion” or (other than in the expression “equally and ratably”) “ratably” means, with respect to any Lender, (a) with respect to the Revolving Credit Facility, the percentage obtained by dividing (i) the Revolving Credit Commitment of such Lender by (ii) the aggregate Revolving Credit Commitments of all Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to such Lender (or in which such Lender owns a participation) by the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to all Lenders), (b) with respect to the Term Loan Facilities, the percentage obtained by dividing (i) the Term Loan Commitment of such Lender by (ii) the aggregate Term Loan Commitments of all Lenders (or, after the Restatement Date, the percentage obtained by dividing the aggregate principal amount of such Lender’s Term Loans by the aggregate Term Loans of all Lenders) and (c) with respect to any Class of Term Loans, the percentage obtained by dividing (i) the aggregate outstanding principal amount of Term Loans of such Class held by such Lender by (ii) the aggregate outstanding principal amount of all Term Loans of such Class held by all Lenders.

“Ratings” has the meaning specified in Section 7.16 (Ratings).

“Reaffirmation Agreement” means the Reaffirmation Agreement, dated as of the Restatement Date, the Borrower, the Guarantors, the Administrative Agent and the Collateral Agent, pursuant to which each of the Borrower and the Guarantors acknowledged and confirmed the full force and effect of the Collateral Documents and the Guaranty with respect to this Agreement and the Obligations.

“Real Property” of any Person means the Land of such Person, together with the right, title and interest of such Person, if any, in and to the streets, the Land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land and any fixtures appurtenant thereto.

“Refinancing” has the meaning specified in the recitals to this Agreement.

“Register” has the meaning specified in Section 2.7(b) (Evidence of Debt).

“Reimbursement Date” has the meaning specified in Section 2.4(i) (Letters of Credit).

“Reimbursement Obligations” means, as and when matured, the obligation of the Borrower to pay, on the date payment is made or scheduled to be made to the beneficiary under each such Letter of Credit (or at such other date as may be specified in the applicable Letter of Credit Reimbursement Agreement) and in the currency drawn (or in such other currency as may be specified in the applicable Letter of Credit Reimbursement Agreement), all amounts of each draft and other requests for payments drawn under Letters of Credit, and all other matured reimbursement or repayment obligations of the Borrower to any Issuer with respect to amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount” means, with respect to any Net Cash Proceeds of any Reinvestment Event, the portion of such Net Cash Proceeds subject to a Reinvestment Notice.

“Reinvestment Event” means the receipt of Net Cash Proceeds with respect to any Asset Sale or Property Loss Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer of the Borrower stating that no Default or Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through one of its Subsidiaries) may use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Property Loss Event to acquire assets (including pursuant to a Permitted Acquisition (including a Permitted Acquisition of 100% of the equity interests of another Person)) useful in its or one of its Subsidiaries’ businesses and/or, in the case of a Property Loss Event, to effect repairs (as elected by the Borrower).

“Reinvestment Prepayment Date” means, with respect to any Net Cash Proceeds of any Reinvestment Event, the earlier of (a) the date occurring 360 days after such Reinvestment Event and (b) the date that is five Business Days after the date on which the Borrower shall have notified the Administrative Agent of the Borrower’s determination not to acquire assets useful in the Borrower’s or a Subsidiary’s business (or, in the case of a Property Loss Event, not to effect repairs) with all or any portion of the relevant Reinvestment Deferred Amount for such Net Cash Proceeds.

“Related Documents” means the Purchase Agreement and each other document and instrument executed with respect thereto.

“Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned, leased or operated by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Repricing Transaction” means (a) any prepayment or repayment of Term B Loans (other than in connection with a Proposed Acquisition (including a Permitted Acquisition) that increases term loan Indebtedness by more than $250,000,000) with the proceeds of, or any conversion of Term B Loans into, any new or replacement tranche of term loan Indebtedness (including any Incremental Term Loans pursuant to Section 2.1(c) (Facility Increase)) incurred to prepay, repay or replace the Term B Loans and has or results in an effective interest rate or weighted average yield (to be determined in the reasonable discretion of the Administrative Agent consistent with generally accepted financial practices, after giving effect to margins, upfront or similar fees or original issue discount shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof) less than the effective interest rate for, or weighted average yield of (to be determined in the reasonable discretion of the Administrative Agent consistent with generally accepted financial practices, on the same basis as above) the Term B Loans being prepaid or repaid or (b) any amendment to the Term B Loans (other than in connection with a Proposed Acquisition (including a Permitted Acquisition) that increases term loan Indebtedness by more than $250,000,000) which would cause a reduction in the effective interest rate for, or weighted average yield of, the Term B Loans.

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, treaties, rules and regulations, orders, judgments, decrees and other determinations of, concessions, grants, franchises, licenses and other Contractual Obligations with, any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means, collectively, Lenders having (a) on and prior to the Revolving Credit Termination Date, more than fifty percent (50%) of the sum of the aggregate outstanding amount of the Revolving Credit Commitments and the principal amount of all Term Loans then outstanding and (b) after the Revolving Credit Termination Date, more than fifty percent (50%) of the sum of the aggregate Revolving Credit Outstandings and the principal amount of all Term Loans then outstanding. A Non-Funding Lender shall not be included in the calculation of “Requisite Lenders.”

“Requisite Revolving Credit Lenders” means, collectively, Revolving Credit Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, more than fifty percent (50%) of the aggregate Revolving Credit Outstandings. A Non-Funding Lender shall not be included in the calculation of “Requisite Revolving Credit Lenders.”

“Requisite Term A Loan Lenders” means, collectively, Term Loan A Lenders having more than fifty percent (50%) of the principal amount of all Term A Loans.

“Requisite Term B Loan Lenders” means, collectively, Term Loan B Lenders having more than fifty percent (50%) of the principal amount of all Term B Loans.

“Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such Person.

“Restatement Date” has the meaning specified in Section 3.1 (Conditions Precedent to Term Loans).

“Restricted Payment” means (a) any dividend, distribution or any other payment whether direct or indirect, on account of any Stock or Stock Equivalent of the Borrower or any of its Subsidiaries now or hereafter outstanding and (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalent of the Borrower or any of its Subsidiaries now or hereafter outstanding.

“Revolver Syndication Agent” means CoBank, ACB.

“Revolving Credit Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments.

“Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Revolving Credit Lender to make Revolving Loans and acquire interests in other Revolving Credit Outstandings in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule I-C (Commitments) under the caption “Revolving Credit Commitment,” as amended to pursuant to the terms hereof (including to add any Increased Revolving Commitments) and to reflect each Assignment and Acceptance executed by such Revolving Credit Lender and as such amount may be reduced pursuant to this Agreement. The initial aggregate amount of the Revolving Credit Commitments is $50,000,000.

“Revolving Credit Facility” means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans, Swing Loans and Letters of Credit.

“Revolving Credit Lender” means each Lender that (a) has a Revolving Credit Commitment, (b) holds a Revolving Loan or (c) participates in any Letter of Credit.

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Revolving Credit Lender in a principal amount equal to the amount of such Revolving Credit Lender’s Revolving Credit Commitment evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Loans owing to such Revolving Credit Lender.

“Revolving Credit Outstandings” means, at any particular time, the sum of (a) the principal amount of the Revolving Loans outstanding at such time, (b) the Letter of Credit Obligations outstanding at such time and (c) the principal amount of the Swing Loans outstanding at such time.

“Revolving Credit Termination Date” shall mean the earliest of (a) the Scheduled Termination Date, (b) the date of termination of all of the Revolving Credit Commitments pursuant to Section 2.5 (Reduction and Termination of Commitments) and (c) the date on which the Obligations become due and payable pursuant to Section 9.2 (Remedies).

“Revolving Loan” has the meaning specified in Section 2.1 (The Commitments).

“RP Certificate” means a certificate of a Responsible Officer of the Borrower, in a form satisfactory to the Administrative Agent, setting forth in reasonable detail the source of proceeds used for a Restricted Payment pursuant to Section 8.5(d) (Restricted Payments), payment of Indebtedness pursuant to Section 8.6(b)(vii) (Prepayment and Cancellation of Indebtedness) or a Proposed Acquisition pursuant to clause (e) of the definition of “Permitted Acquisition”, including, in the case of such payments made in reliance on the Cumulative RP Amount, the amount of Excess Cash Flow and corresponding Fiscal Year used in connection therewith.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002.

“Scheduled Termination Date” means February 18, 2016.

“Secured Hedging Contract” means each Hedging Contract between any Loan Party and any Person that is a Lender, an Agent or an Affiliate of a Lender or an Agent at the time it enters into such Hedging Contract.

“Secured Hedging Obligations” means all amounts, obligations, covenants and duties owing by each Loan Party to each counterparty under each Secured Hedging Contract permitted pursuant to Section 8.1(h) (Indebtedness), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

“Secured Obligations” means, in the case of the Borrower, the Obligations, the Secured Hedging Obligations of the Borrower, the Cash Management Obligations of the Borrower and, without duplication, the obligations of the Borrower under the Guaranty, and in the case of any other Loan Party, the obligations of such Loan Party under the Guaranty and the other Loan Documents to which it is a party, the Secured Hedging Obligations of such Loan Party and the Cash Management Obligations of such Loan Party.

“Secured Parties” means the Lenders, the Issuers, the Administrative Agent and any other holder of any Secured Obligation.

“Securities Account” has the meaning given to such term in the UCC.

“Securities Account Control Agreement” has the meaning specified in the Pledge and Security Agreement.

“Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Seller” has the meaning specified in the definition of “Sunflower Acquisition”.

“Selling Lender” has the meaning specified in Section 11.7 (Sharing of Payments, Etc.).

“Sold Swap Assets” has the meaning specified in Section 8.4(h) (Sale of Assets).

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Vehicle” means any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent.

“Specified Representations” means the representations and warranties in Sections 4.1 (Corporate Existence; Compliance with Law), 4.2 (Corporate Power; Authorization; Enforceable Obligations), 4.6 (Solvency), 4.7 (Litigation), 4.10 (Margin Regulations), 4.11 (No Burdensome Restrictions; No Defaults), 4.12 (Investment Company Act), 4.21 (Prohibited Persons; Trade Restrictions) and 4.23 (Security Documents).

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of 50% or more of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person.

“Subsidiary Guaranty Requirements” means, the entering by a Subsidiary of the Borrower into a “Guaranty Supplement” (as such term is defined in the Guaranty), a joinder agreement to the Pledge and Security Agreement and all other Collateral Documents required by Sections 7.11 (Additional Collateral and Guaranties) and 7.14 (Real Property) and the delivery to the Administrative Agent of such legal opinions in connection therewith which are, in each case, in form and substance and from counsel reasonably satisfactory to the Administrative Agent.

“Substitute Institution” has the meaning specified in Section 2.17 (Substitution of Lenders).

“Substitution Notice” has the meaning specified in Section 2.17 (Substitution of Lenders).

“Sunflower Acquisition” means the acquisition by Knology of Kansas, Inc., a Delaware corporation (the “Acquisition Sub”) from The World Company, a Kansas corporation (“Seller”), the assets and certain liabilities constituting the unincorporated division of the Seller known as Sunflower Broadband and Channel 6 (the “Acquired Business”) pursuant to an asset purchase agreement dated as of August 3, 2010 (the “Purchase Agreement”), between the Acquisition Sub and the Seller, with the Seller receiving an aggregate amount of $165,000,000 in cash (the “Acquisition Consideration”).

“Swing Loan” has the meaning specified in Section 2.3 (Swing Loans).

“Swing Loan Lender” means Credit Suisse or any other Revolving Credit Lender that becomes the Administrative Agent or agrees, with the approval of the Administrative Agent and the Borrower, to act as the Swing Loan Lender hereunder, in each case in its capacity as the Swing Loan Lender hereunder.

“Swing Loan Request” has the meaning specified in Section 2.3(b) (Swing Loans).

“Swing Loan Sublimit” means $3,000,000.

“Syndication Agents” means the Revolving Syndication Agent, the Term A Syndication Agent and the Term B Syndication Agent.

“Target Material Adverse Effect” means any event, condition, change, occurrence, development, circumstance, effect or state of facts (each, an “Effect”) that, individually or in the aggregate with any such other Effect, (a) prevents the Seller from consummating the transactions contemplated by the Purchase Agreement or performing its obligations under the Purchase Agreement, or (b) is, or is reasonably expected to be, materially adverse to the assets, properties, operations, business, financial condition or results of operations of the Business, taken as a whole, except for any such Effect after the date of the Purchase Agreement arising out of, resulting from or attributable to (i) the public announcement of the Purchase Agreement or actions taken with the written consent of the Acquisition Sub and the Administrative Agent, (ii) any federal, state, local or foreign governmental actions, including proposed or enacted legislation or regulatory changes, except to the extent such changes or legislation disproportionately affect (relative to other participants in the industry in which the Seller operates the Business) the Business, (iii) changes in GAAP, except to the extent such changes disproportionately affect (relative to other participants in the industry in which the Seller operates the Business) the Business, (iv) conditions generally applicable to the industry in which Seller operates the Business, except to the extent such conditions disproportionately affect or are reasonably expected to affect (relative to other participants in the industry in which Seller operates the Business) the Business, (v) changes in conditions in the United States or global economy or capital, credit or financial markets generally, except to the extent such changes disproportionately affect (relative to other participants in the industry in which Seller operates the Business) the Business, and (vi) changes caused by hostilities, acts of terrorism or war, or any material escalation of any such hostilities, acts of terrorism or war existing as of the Effective Date, except to the extent such changes disproportionately affect (relative to other participants in the industry in which Seller operates the Business) the Business. For purposes of the definition of “Target Material Adverse Effect”, “Business” and “GAAP” shall have the meanings assigned to such terms in the Purchase Agreement.

“Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such

Person and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Return” has the meaning specified in Section 4.8(a) (Taxes).

“Taxes” has the meaning specified in Section 2.16(a) (Taxes).

“Term A Loan” has the meaning specified in Section 2.1(b)(i) (The Commitments).

“Term A Loan Borrowing” means Term A Loans made on the same day by the Term A Lenders ratably according to their respective Term A Loan Commitments.

“Term A Loan Commitment” means with respect to each Term A Loan Lender, the commitment of such Lender to make Term A Loans to the Borrower on the Restatement Date, in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I-A (Commitments) under the caption “Term A Loan Commitment” as amended pursuant to the terms hereof or to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement. Each Term A Lender’s Term A Loan Commitment shall be reduced by the amount of Term A Loans made by such Lender. The initial aggregate amount of the Term A Loan Commitments is $195,000,000.

“Term A Loan Facility” means the Term A Loan Commitments and the provisions herein related to the Term A Loans.

“Term A Loan Lender” means each Lender that has a Term A Loan Commitment or holds a Term A Loan.

“Term A Loan Maturity Date” means February 18, 2016.

“Term A Loan Note” means a promissory note of the Borrower payable to the order of any Term A Loan Lender in a principal amount equal to the amount of such Lender’s Term A Loan Commitment evidencing the Indebtedness of the Borrower which is outstanding to such Lender resulting from the Term A Loan owing from time to time to such Lender.

“Term A Syndication Agent” means SunTrust Robinson Humphrey, Inc.

“Term B Loan” has the meaning specified in Section 2.1(b)(ii) (The Commitments).

“Term B Loan Borrowing” means a borrowing consisting of Term B Loans made on the same day by the Term B Lenders ratably according to their respective Term B Loan Commitments.

“Term B Loan Commitment” means with respect to each Term B Loan Lender, the commitment of such Lender to make Term B Loans to the Borrower on the Restatement Date, in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I-B (Commitments) under the caption “Term B Loan Commitment” as amended pursuant to the terms hereof or to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement. Each Term B Loan Lender’s Term B Loan Commitment shall be reduced by the amount of Term B Loans made by such Lenders. The initial aggregate amount of the Term B Loan Commitments is $545,000,000.

“Term B Loan Facility” means the Term B Loan Commitments and the provisions herein related to the Term B Loans.

“Term B Loan Lender” means each Lender that has an Term B Loan Commitment or holds an Term B Loan.

“Term B Loan Maturity Date” means August 18, 2017.

“Term B Loan Note” means a promissory note of the Borrower payable to the order of any Term B Loan Lender in a principal amount equal to the amount of such Lender’s Term B Loan Commitment evidencing the Indebtedness of the Borrower which is outstanding to such Lender resulting from the Term B Loan owing from time to time to such Lender.

“Term B Syndication Agent” means CoBank, ACB.

“Term Loan” means each of the Term A Loans, the Term B Loans and any Incremental Term Loans.

“Term Loan Borrowing” means each Term A Loan Borrowing and each Term B Loan Borrowing.

“Term Loan Commitment” means, with respect to each Term Loan Lender, (a) the Term A Loan Commitment of such Lender, (b) the Term B Loan Commitment of such Lender and (c) any Incremental Term Loan Commitment of such Lender.

“Term Loan Facility” means each of the Term A Loan Facility, the Term B Loan Facility and any Incremental Term Loan Facility.

“Term Loan Lender” means each Lender that holds a Term Loan.

“Term Loan Note” means any Term A Loan Note or Term B Loan Note.

“Title IV Plan” means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA and to which the Borrower, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Transactions” means (a) the Sunflower Acquisition, (b) the execution, delivery and performance by each Loan Party of the Loan Documents (as defined in the Existing Credit Agreement) to which it is a party, the borrowing of the Loans under the Existing Credit Agreement and the use of the proceeds thereof in accordance with the terms of the Existing Credit Agreement in each case on the Effective Date, (c) the repayment in full of all obligations under the Prior Credit Agreement, and (d) the payment of the Transaction Costs (as defined in the Existing Credit Agreement).

“UCC” has the meaning specified in the Pledge and Security Agreement.

“Unused Commitment Fee” has the meaning specified in Section 2.12(a) (Fees).

“U.S. Lender” means each Lender or Issuer (or the Administrative Agent) that is a Domestic Person.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the Stock of which (other than director’s qualifying shares, as may be required by law) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means, with respect to the Borrower or any of its Subsidiaries at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.

“Working Capital” means, for any Person at any date, the amount, if any, by which the Consolidated Current Assets of such Person at such date exceeds the Consolidated Current Liabilities of such Person at such date.

Section 1.2        Computation of Time Periods

In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section 1.3        Accounting Terms and Principles

(a)        Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto (including for purpose of measuring compliance with Article V (Financial Covenants) shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

(b)        If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 6.1 (Financial Statements) is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Borrower with the agreement of the Borrower’s Accountants and results in a change in any of the calculations required by this Credit Agreement that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by the Borrower shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any calculation required or contemplated herein shall be given effect until such provisions are amended to reflect such changes in GAAP. Notwithstanding anything herein to the contrary, in no event shall the amount of any Indebtedness of any Person be calculated for any purpose based on any netting permitted by adoption of FAS No. 159.

(c)        For purposes of making all financial calculations to determine compliance with this Credit Agreement, all components of such calculations (other than Capital

Expenditures) shall be adjusted to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any business or assets that have been acquired or disposed of by the Borrower or any of its Subsidiaries, including through Permitted Acquisitions, after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by the Borrower utilizing Permitted Pro Forma Adjustments; provided that, unless otherwise specified herein, any such financial calculation will be determined (i) based on the most recent period for which Financial Statements were required to be delivered pursuant to Section 6.1(c) (Financial Statements), with such adjustments calculated as if the applicable acquisitions or dispositions had been consummated on the first day of such period, and (ii) for purposes of Section 2.9(a)(ii) (Mandatory Prepayments), Section 8.1(k) (Indebtedness), Section 8.5(d) (Restricted Payments), Section 8.6(b)(vii)(A) (Prepayment and Cancellation of Indebtedness) and clause (d) of the definition of “Permitted Acquisition”, after giving effect to any incurrence or repayment of any Indebtedness since the end of such period.

Section 1.4        Conversion of Foreign Currencies

(a)        Financial Covenant Debt. Financial Covenant Debt denominated in any currency other than Dollars shall be calculated using the Dollar Equivalent thereof as of the date of the Financial Statements on which such Financial Covenant Debt is reflected.

(b)        Dollar Equivalents. The Administrative Agent shall determine the Dollar Equivalent of any amount as required hereby, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination made by any Loan Party in any document delivered to the Administrative Agent. The Administrative Agent may determine or redetermine the Dollar Equivalent of any amount on any date either in its own discretion or upon the request of any Lender or Issuer.

(c)        Rounding-Off. The Administrative Agent may set up appropriate rounding off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollar or cent to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.

Section 1.5        Certain Terms

(a) The terms “herein,” “hereof,” “hereto” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in, this Agreement.

(b)        Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

(c)        Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of the Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

(d)        References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.

(e)        The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

(f)        The terms “Lender,” “Issuer” and “Administrative Agent” include their respective successors.

(g)        Upon the appointment of any successor Administrative Agent pursuant to Section 10.7 (Successor Agent), references to Credit Suisse in Section 10.4 (The Agents Individually) in the definitions of Base Rate, Dollar Equivalent, and Eurodollar Rate shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.

ARTICLE II

THE FACILITIES

Section 2.1        The Commitments

(a)        Revolving Credit Commitments. On the terms and subject to the conditions contained in this Agreement, each Revolving Credit Lender severally agrees to make loans in Dollars (each, a “Revolving Loan”) to the Borrower from time to time on any Business Day during the period from the Restatement Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans by such Revolving Credit Lender not to exceed such Revolving Credit Lender’s Revolving Credit Commitment; provided, however, that at no time shall any Revolving Credit Lender be obligated to make a Revolving Loan in excess of such Revolving Credit Lender’s Ratable Portion of the Available Credit. Within the limits of the Revolving Credit Commitment of each Revolving Credit Lender, amounts of Revolving Loans repaid may be reborrowed under this Section 2.1.

(b)        Term Loans.

(i)        Term A Loans. On the terms and subject to the conditions contained in this Agreement, each Term A Loan Lender agrees to make a loan (each, a “Term A Loan”) in Dollars to the Borrower on the Restatement Date, in an amount not to exceed such Lender’s Term A Loan Commitment. Amounts of the Term A Loans repaid or prepaid may not be reborrowed.

(ii)        Term B Loans. On the terms and subject to the conditions contained in this Agreement, each Term B Loan Lender agrees to make a loan (each, a “Term B Loan”) in Dollars to the Borrower on the Restatement Date, in an amount not to exceed such Lender’s Term B Loan Commitment. Amounts of the Term B Loans repaid or prepaid may not be reborrowed.

(c)        Facility Increase. Each Lender (or Affiliate or Approved Fund thereof) or Eligible Assignee having, in its sole discretion, committed to a Facility Increase shall agree as part of such commitment that, on the Facility Increase Date for such Facility Increase, on the terms and subject to the conditions set forth in, or as otherwise agreed to in connection with, its commitment therefor or as set forth in any amendment to this Agreement in connection with such Facility Increase (subject in each case to clause (iv) below), such Lender, Affiliate, Approved Fund or Eligible Assignee shall make a Loan in Dollars to the Borrower in an amount not to exceed such commitment to such Facility Increase.

(i)        The Borrower shall have the right to send to the Administrative Agent, after the Restatement Date, one or more Facility Increase Notices to request (each, a “Facility Increase”) (A) an increase in the aggregate amount of Revolving Credit Commitments under the Revolving Credit Facility (the “Increased Revolving Commitments”) and/or (B) additional Term A Loans (the “Incremental Term A Loans”) or additional Term B Loans (the “Incremental Term B Loans” and, together with the Incremental Term A Loans, the “Incremental Term Loans”); provided, however that the amount of the Facility Increase shall not exceed $250,000,000 (the “Facility Increase Cap”) in the aggregate for all such Facility Increases and shall be in increments of not less than $10,000,000 (or the remaining amount of the Facility Increase permitted pursuant to this clause (i), if less than $10,000,000); provided, further, that the amount of Incremental Term A Loans shall not exceed $50,000,000 in the aggregate. Nothing in this Agreement shall be construed to obligate any Lender to negotiate for (whether or not in good faith), solicit, provide or commit to provide any Facility Increase, and any such Facility Increase may be subject to changes in any term herein.

(ii)        The Borrower may invite Persons that are not currently Lenders (or Affiliates of Lenders) to provide all or a portion of the Facility Increase; provided that each Revolving Lender providing Increased Revolving Commitments shall be reasonably satisfactory to the Administrative Agent.

(iii)        The Incremental Term Loans (A) shall rank pari passu in right of payment with the other Term Loans (including any Incremental Term Loans outstanding on the Facility Increase Date), (B) shall not have a final maturity earlier than the latest final maturity date applicable to any Term Loans then outstanding; provided, however, that the final maturity of any Incremental Term A Loans may be on or after the Term A Loan Maturity Date, (C) shall have an average life to maturity no shorter than the longest remaining average life to maturity of any Term Loans then outstanding; provided, however, that if any Term A Loans are outstanding, the average life to maturity of any Incremental Term A Loans may equal or exceed the average life to maturity any Term A Loans, and (D) except for any differences permitted hereby or reasonably satisfactory to the Administrative Agent, shall have the same terms and conditions as the Term B Loans (or, in the case of Incremental Term A Loans, the Term A Loans) outstanding on the Facility Increase Date (it being understood that Incremental Term Loans may be made as part of the existing Class of such outstanding Term Loans or a separate Class of Term Loans); provided, however, that in the event the initial yield on such Incremental Term Loans is more than 0.50% per annum greater than the then-applicable yield on the Term B Loans (or, in the case of Incremental Term A Loans, more than 0.50% per annum greater than the then-applicable yield on the Term A Loans), then the Applicable Margin for such Class of Term Loans shall be increased effective on the Facility Increase Date to the extent necessary so that the then-applicable yield per annum on such Class of Term Loans is equal to such initial yield on such Incremental Term Loans minus 0.50% per annum; provided, further that each of the yields referred to in this clause (D) shall be calculated after giving effect to any discounts or upfront fees (with such discounts and fees equated to interest based on an assumed four-year life to maturity) at the time of incurrence of the such Class of Term Loans or such Incremental Term Loans, as applicable, and, in each case, any interest rate “floors” applicable thereto. Except for any differences reasonably satisfactory to the Administrative Agent, the terms and conditions applicable to the Increased Revolving Commitments (including the Applicable Margin) shall be substantially identical to the terms and conditions applicable to the Revolving Credit Facility (it being understood that Increased Revolving Commitments shall be made as part of the existing Revolving Credit Facility).

(iv)        (Each Facility Increase shall become effective on a date agreed by the Borrower and the Administrative Agent (each, a “Facility Increase Date”), which shall be in any case not earlier than 10 days after the delivery of the Facility Increase Notice to the Administrative Agent in respect of such Facility Increase and on or after the date of satisfaction of the conditions precedent set forth in this clause (iv).

(A)        The Administrative Agent shall have received on or prior to the Facility Increase Date for such Facility Increase each of the following, each dated such Facility Increase Date unless otherwise indicated or agreed to by the Administrative Agent and each in form and substance satisfactory to the Administrative Agent:

(1)        written commitments duly executed by existing Lenders (or their Affiliates or Approved Funds) or Eligible Assignees or by other Persons that become Lenders in an aggregate amount equal to the amount of the proposed Facility Increase (as agreed between the Borrower and the Administrative Agent but in any case not to exceed, in the aggregate for all such Facility Increases, the maximum amount set forth in clause (i)) and, in the case of each such Eligible Assignee or Affiliate or Approved Fund that is not an existing Lender, an assumption agreement in form and substance satisfactory to the Administrative Agent and duly executed by the Borrower, the Administrative Agent and such Affiliate, Approved Fund or Eligible Assignee;

(2)        an amendment to this Agreement (including to Schedule II), effective as of the Facility Increase Date and executed by the Borrower and the Administrative Agent, to the extent necessary to implement terms and conditions of the Facility Increase (including interest rates, fees and scheduled repayment dates and maturity), as agreed by the Borrower and the Administrative Agent;

(3)        certified copies of resolutions of the Board of Directors of the Borrower and each Guarantor approving the consummation of such Facility Increase and the execution, delivery and performance of the corresponding amendments to this Agreement and the other documents to be executed in connection therewith;

(4)        a favorable opinion of counsel for the Borrower and each Guarantor, addressed to the Administrative Agent and the Lenders and in form and substance and from counsel reasonably satisfactory to the Administrative Agent; and

(5)        such other documents as the Administrative

Agent may reasonably request or as any Lender participating in such Facility Increase may require as a condition to its commitment in such Facility Increase, including a certificate of a Responsible Officer of the Borrower certifying compliance with this Section 2.1(c).

(B)        There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders participating in such Facility Increase on such Facility Increase Date, as applicable, all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before the Facility Increase Date.

(C)        (1) The conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall have been satisfied both before and after giving effect to such Facility Increase and (2) such Facility Increase shall be made on the terms and conditions set forth in this Section 2.1(c).

(D)        On the date of any Facility Increase, the Leverage Ratio (determined as of the end of the most recent period for which Financial Statements were required to be delivered pursuant to Section 6.1(c) (Financial Statements)), shall be at least 0.25 to 1.00 below the applicable covenant level set forth in Section 5.1 (Maximum Leverage Ratio), in each case (1) after giving effect to any incurrence of any Indebtedness (including under the Facilities) since the end of such period and pro forma effect to any borrowings under such Facility Increase and (2) after giving effect to other customary and appropriate pro forma adjustment events, including for any acquisitions or dispositions after the beginning of such period in accordance with Permitted Pro Forma Adjustments (including any acquisitions to be funded with borrowings under such Facility Increase); provided that, in the case of Increased Revolving Commitments, such Leverage Ratio shall be calculated assuming the full amount of any Increased Revolving Commitments are fully drawn at such time and; provided, further that the Borrower shall provide the Administrative Agent such financial information as the Administrative Agent shall reasonably request to demonstrate compliance with this clause (D).

(E)        The Administrative Agent shall notify the Lenders and the Borrower, on or before 1:00 P.M. (New York City time) on the Business Day following the Facility Increase Date of the effectiveness of the Facility Increase and shall record in the Register all applicable additional information in respect of such Facility Increase.

Section 2.2        Borrowing Procedures

(a)        Each Borrowing shall be made on notice given by the Borrower to the Administrative Agent not later than 11:00 a.m. (New York time) (i) one Business Day, in the case of a Borrowing of Base Rate Loans and (ii) three Business Days, in the case of a Borrowing of Eurodollar Rate Loans, prior to the date of the proposed Borrowing. Each such notice shall be in substantially the form of Exhibit C (Form of Notice of Borrowing) (a “Notice of Borrowing”), specifying, (A) the date of such proposed Borrowing (which (I) in the case of any Term A Loan Borrowing or Term B Loan Borrowing, shall be the Restatement Date and (II) in the case of any Term Loan Borrowing that is made as part of a Facility Increase, shall be the Facility Increase

Date for such Facility Increase), (B) the aggregate amount of such proposed Borrowing, (C) whether any portion of the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, (D) for each Eurodollar Rate Loan, the initial Interest Period or Interest Periods thereof and (E) remittance instructions. Loans shall be made as Base Rate Loans unless, subject to Section 2.14 (Special Provisions Governing Eurodollar Rate Loans), the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans. Each Borrowing (other than a Swing Loan) shall be in an aggregate amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b)        The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.14(a) (Determination of Interest Rate). Each Lender shall, before 1:00 p.m. (New York time) on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 11.8 (Notices, Etc.), in immediately available funds, such Lender’s Ratable Portion of such proposed Borrowing. Upon fulfillment (or due waiver in accordance with Section 11.1 (Amendments, Waivers, Etc.)) (i) on the Restatement Date, of the applicable conditions set forth in Section 3.1 (Conditions Precedent to Term Loans) and (ii) at any time (including the Restatement Date), of the applicable conditions set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit), and after the Administrative Agent’s receipt of such funds, the Administrative Agent shall make such funds available to the Borrower.

(c)        Unless the Administrative Agent shall have received notice from a Lender on or prior to the date of any proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing (or any portion thereof), the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for the first Business Day and, thereafter, at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If the Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the Borrower.

(d)        The failure of any Lender to make on the date specified any Loan or any payment required by it, including any payment in respect of its participation in Swing Loans and Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any other Lender to make a Loan or payment required under this Agreement.

Section 2.3        Swing Loans

(a)        On the terms and subject to the conditions contained in this Agreement,

the Swing Loan Lender may, in its sole discretion, make, in Dollars, loans (each a “Swing Loan”) otherwise available to the Borrower under the Revolving Credit Facility from time to time on any Business Day during the period from the Restatement Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding (together with the aggregate outstanding principal amount of any other Loan made by the Swing Loan Lender hereunder in its capacity as a Lender or the Swing Loan Lender) not to exceed the lesser of the Available Credit and the Swing Loan Sublimit. Each Swing Loan shall be a Base Rate Loan and shall be repaid no later than the Revolving Credit Termination Date. Within the limits set forth in the first sentence of this clause (a), amounts of Swing Loans repaid may be reborrowed under this clause (a).

(b)        In order to request a Swing Loan, the Borrower shall provide to the Swing Loan Lender, not later than 1:00 p.m. (New York time) on the date of the proposed Borrowing, a duly completed request in substantially the form of Exhibit D (Form of Swing Loan Request) setting forth the requested amount and date of such Swing Loan (a “Swing Loan Request”). Subject to the terms of this Agreement, the Swing Loan Lender may make a Swing Loan available to the Borrower on the date of the relevant Swing Loan Request. The Swing Loan Lender shall not make any Swing Loan in the period commencing on the first Business Day after it receives written notice from the Administrative Agent or any Revolving Credit Lender that one or more of the conditions precedent contained in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall not on such date be satisfied, and ending when such conditions are satisfied. The Swing Loan Lender shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) have been satisfied in connection with the making of any Swing Loan.

(c)        The Swing Loan Lender may demand at any time that each Revolving Credit Lender pay to the Administrative Agent, for the account of the Swing Loan Lender, in the manner provided in clause (d) below, such Revolving Credit Lender’s Ratable Portion of all or a portion of the outstanding Swing Loans, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount of Swing Loans demanded to be paid.

(d)        The Administrative Agent shall forward each demand referred to in clause (c) above to each Revolving Credit Lender on the day such demand is received by the Administrative Agent (except that any such demand received by the Administrative Agent after 2:00 p.m. (New York time) on any Business Day or any such demand received on a day that is not a Business Day shall not be required, at the Administrative Agent’s sole discretion, to be forwarded to the Revolving Credit Lenders by the Administrative Agent until the next succeeding Business Day), together with a notice specifying the amount of each Revolving Credit Lender’s Ratable Portion of the aggregate principal amount of the Swing Loans demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) and 2.1(a) (Revolving Credit Commitments) shall have been satisfied (which conditions precedent the Revolving Credit Lenders hereby irrevocably waive), each Revolving Credit Lender shall, before 11:00 a.m. (New York time) on the Business Day next succeeding the date of such Revolving Credit Lender’s receipt of such demand, make available to the Administrative Agent, in immediately available funds, for the account of the Swing Loan Lender, the amount specified in such statement. Upon such payment by a Revolving Credit Lender, such Revolving Credit Lender shall, except as provided in clause (e) below, be deemed to have made a Revolving Loan to the Borrower. The Administrative Agent shall use such funds to repay the Swing Loans to the Swing Loan Lender. To the extent that any Revolving Credit Lender fails to make such payment available to the

Administrative Agent for the account of the Swing Loan Lender, the Borrower shall repay such Swing Loan on demand.

(e)        Upon the occurrence of a Default under Section 9.1(f) (Events of Default), each Revolving Credit Lender shall acquire, without recourse or warranty, an undivided participation in each Swing Loan otherwise required to be repaid by such Revolving Credit Lender pursuant to clause (d) above, which participation shall be in a principal amount equal to such Revolving Credit Lender’s Ratable Portion of such Swing Loan, by paying to the Swing Loan Lender on the date on which such Revolving Credit Lender would otherwise have been required to make a payment in respect of such Swing Loan pursuant to clause (d) above, in immediately available funds, an amount equal to such Revolving Credit Lender’s Ratable Portion of such Swing Loan. If all or part of such amount is not in fact made available by such Revolving Credit Lender to the Swing Loan Lender on such date, the Swing Loan Lender shall be entitled to recover any such unpaid amount on demand from such Revolving Credit Lender together with interest accrued from such date at the Federal Funds Rate for the first Business Day after such payment was due and, thereafter, at the rate of interest then applicable to Base Rate Loans.

(f)        From and after the date on which any Revolving Credit Lender (i) is deemed to have made a Revolving Loan pursuant to clause (d) above with respect to any Swing Loan or (ii) purchases an undivided participation interest in a Swing Loan pursuant to clause (e) above, the Swing Loan Lender shall promptly distribute to such Revolving Credit Lender such Revolving Credit Lender’s Ratable Portion of all payments of principal of and interest received by the Swing Loan Lender on account of such Swing Loan other than those received from a Revolving Credit Lender pursuant to clause (d) or (e) above.

(g)        Notwithstanding anything to the contrary in this Section 2.3 or elsewhere in this Agreement, the Swing Loan Lender shall not be obligated to make any Swing Loan at a time when a Revolving Credit Lender is a Non-Funding Lender unless the Swing Loan Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swing Loan Lender’s risk with respect to the Non-Funding Lender’s or Non-Funding Lenders’ participation in such Swing Loans, including by cash collateralizing such Non-Funding Lender’s or Non-Funding Lenders’ Ratable Portion of the outstanding Swing Loans.

Section 2.4        Letters of Credit

(a)        On the terms and subject to the conditions contained in this Agreement, each Issuer agrees to Issue at the request of the Borrower and for the account of the Borrower one or more Letters of Credit from time to time on any Business Day during the period commencing on the Restatement Date and ending on the earlier of the Revolving Credit Termination Date and 30 days prior to the Scheduled Termination Date; provided, however, that no Issuer shall be under any obligation to Issue (and, upon the occurrence of any of the events described in clauses (ii), (iii), (iv) and (vi)(A) below, shall not Issue) any Letter of Credit upon the occurrence of any of the following:

(i)        any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuer from Issuing such Letter of Credit or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the date of this Agreement or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuer as of the date of this Agreement and that such Issuer in good faith deems material to it;

(ii)          such Issuer shall have received any written notice of the type described in clause (e) below;

(iii)        after giving effect to the Issuance of such Letter of Credit, the aggregate Revolving Credit Outstandings would exceed the aggregate Revolving Credit Commitments in effect at such time;

(iv)        after giving effect to the Issuance of such Letter of Credit, the sum of (A) the Letter of Credit Undrawn Amounts at such time and (B) the Reimbursement Obligations at such time exceeds the Letter of Credit Sublimit;

(v)         such Letter of Credit is requested to be denominated in any currency other than Dollars;

(vi)        any fees due in connection with a requested Issuance have not been paid;

(vii)       such Letter of Credit is requested to be Issued in a form that is not acceptable to such Issuer; or

(viii)      the Issuer for such Letter of Credit shall not have received, in form and substance reasonably acceptable to it and, if applicable, duly executed by such Borrower, applications, agreements and other documentation (collectively, a “Letter of Credit Reimbursement Agreement”) such Issuer generally employs in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit.

Notwithstanding anything to the contrary contained in this Section 2.4 or elsewhere in this Agreement, in the event that a Revolving Credit Lender is a Non-Funding Lender, no Issuer shall be required to issue any Letter of Credit unless such Issuer has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuer’s risk with respect to the participation in Letters of Credit by all such Non-Funding Lenders, including by cash collateralizing each such Non-Funding Lender’s Ratable Portion of the outstanding Letter of Credit Obligations.

(b)        None of the Revolving Credit Lenders (other than the Issuers in their capacity as such) shall have any obligation to Issue any Letter of Credit.

(c)        In no event shall the expiration date of any Letter of Credit (i) be more than one year after the date of issuance thereof or (ii) be less than five Business Days prior to the Scheduled Termination Date; provided, however, that any Letter of Credit with a term less than or equal to one year may provide for the renewal thereof for additional periods less than or equal to one year, as long as, (x) on or before the expiration of each such term and each such period, the Borrower and the Issuer of such Letter or Credit shall have the option to prevent such renewal and (y) neither the Issuer nor the Borrower shall permit any such renewal to extend the expiration date of any Letter beyond the date set forth in clause (ii) above.

(d)        In connection with the Issuance of each Letter of Credit, the Borrower shall give the relevant Issuer and the Administrative Agent at least three Business Days’ prior written notice, in substantially the form of Exhibit E (Form of Letter of Credit Request) (or in such other written or electronic form as is acceptable to the Issuer), of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”). Such notice shall be irrevocable and shall specify the Issuer of such Letter of Credit, face amount of the Letter of Credit requested, the date of Issuance of such requested Letter of Credit, the date on which such Letter of Credit is to expire (which date shall be a Business Day) and, in the case of an issuance, the Person for whose benefit the requested Letter of Credit is to be issued. Such notice, to be effective, must be received by the relevant Issuer and the Administrative Agent not later than 11:00 a.m. (New York time) on the third Business Day prior to the requested Issuance of such Letter of Credit.

(e)        Subject to the satisfaction of the conditions set forth in this Section 2.4, the relevant Issuer shall, on the requested date, Issue a Letter of Credit on behalf of the Borrower in accordance with such Issuer’s usual and customary business practices. No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Revolving Credit Lender that one or more of the conditions precedent contained in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) or clause (a) above (other than those conditions set forth in clauses (a)(i) above and, to the extent such clause relates to fees owing to the Issuer of such Letter of Credit and its Affiliates, clause (a)(vi)(A) above) are not on such date satisfied or duly waived and ending when such conditions are satisfied or duly waived. No Issuer shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) have been satisfied in connection with the Issuance of any Letter of Credit.

(f)        The Borrower agrees that, if requested by the Issuer of any Letter of Credit, it shall execute a Letter of Credit Reimbursement Agreement in respect to any Letter of Credit Issued hereunder. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

(g)        Each Issuer shall comply with the following:

(i)        give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing), which writing may be a telecopy, of the Issuance of any Letter of Credit Issued by it, of all drawings under any Letter of Credit Issued by it and of the payment (or the failure to pay when due) by the Borrower of any Reimbursement Obligation when due (which notice the Administrative Agent shall promptly transmit by telecopy to each Revolving Credit Lender);

(ii)        upon the request of any Revolving Credit Lender, furnish to such Revolving Credit Lender copies of any Letter of Credit Reimbursement Agreement to which such Issuer is a party and such other documentation as may reasonably be requested by such Revolving Credit Lender; and

(iii)        on the first Business Day of each Fiscal Quarter, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Revolving Credit Lender requesting the same) and the Borrower separate schedules for Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations, in each case outstanding at the end of such Fiscal Quarter and any information requested by the Borrower or the Administrative Agent relating thereto.

(h)        Immediately upon the issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender, and each Revolving Credit Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Credit Lender’s Ratable Portion of the Revolving Credit Commitments, in such Letter of Credit and the obligations of the Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

(i)        The Borrower agrees to pay to the Issuer of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuer under any Letter of Credit issued for its account on the date that payment has been made under such Letter of Credit (the “Reimbursement Date”) (as shall be notified in writing by such Issuer to the Borrower), irrespective of any claim, set-off, defense or other right that the Borrower may have at any time against such Issuer or any other Person. In the event that any Issuer makes any payment under any Letter of Credit and the Borrower shall not have repaid such amount to such Issuer pursuant to this clause (i) or any such payment by the Borrower is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed (i) from the date on which such Reimbursement Obligation arose to the Reimbursement Date, at the rate of interest applicable during such period to Revolving Loans that are Base Rate Loans and (ii) from the Reimbursement Date until the date of repayment in full, at the rate of interest applicable during such period to past due Revolving Loans that are Base Rate Loans, and such Issuer shall promptly notify the Administrative Agent, which shall promptly notify each Revolving Credit Lender of such failure, and each Revolving Credit Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such Revolving Credit Lender’s Ratable Portion of such payment in immediately available Dollars. If the Administrative Agent so notifies such Revolving Credit Lender prior to 11:00 a.m. (New York time) on any Business Day, such Revolving Credit Lender shall make available to the Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds. Upon such payment by a Revolving Credit Lender, such Revolving Credit Lender shall, except during the continuance of a Default or Event of Default under Section 9.1(f) (Events of Default) and notwithstanding whether or not the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall have been satisfied (which conditions precedent the Revolving Credit Lenders hereby irrevocably waive), be deemed to have made a Revolving Loan to the Borrower in the principal amount of such payment. Whenever any Issuer receives from the Borrower a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuer any payment from a Revolving Credit Lender pursuant to this clause (h), such Issuer shall pay over to the Administrative Agent any amount received in excess of such Reimbursement Obligation and, upon receipt of such amount, the Administrative Agent shall promptly pay over to each Revolving Credit Lender, in immediately available funds, an amount equal to such Revolving Credit Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Revolving Credit Lenders have paid in respect of such Reimbursement Obligation.

(j)        If and to the extent such Revolving Credit Lender shall not have so made its Ratable Portion of the amount of the payment required by clause (h) above available to the Administrative Agent for the account of such Issuer, such Revolving Credit Lender agrees to pay to the Administrative Agent for the account of such Issuer forthwith on demand any such unpaid amount together with interest thereon, for the first Business Day after payment was first due at the Federal Funds Rate and, thereafter, until such amount is repaid to the Administrative Agent for the account of such Issuer, at a rate per annum equal to the rate applicable to Base Rate Loans under the Facility.

(k)        The Borrower’s obligation to pay each Reimbursement Obligation and the obligations of the Revolving Credit Lenders to make payments to the Administrative Agent for the account of the Issuers with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:

(i)        any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii)       any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii)      the existence of any claim, set-off, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuer, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv)     any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)      payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi)     any other act or omission to act or delay of any kind of the Issuer, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not result in any liability of such Issuer to the Borrower or any Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuer.

(l)        Schedule 2.4 (Existing Letters of Credit) contains a schedule of certain letters of credit issued prior to the Effective Date for the account of the Borrower. On the Effective Date (i) such letters of credit, to the extent outstanding, shall be automatically and without further action by the parties thereto converted to Letters of Credit issued pursuant to this Section 2.4 for the account of the Borrower and subject to the provisions hereof, and for this purpose the fees specified in Section 2.12(b) (Fees) shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such letters of credit) as if such letters of credit had been issued on the Effective Date, (ii) the issuers of such Letters of Credit shall be deemed to be “Issuers” hereunder solely for the purpose of maintaining such letters of credit, for purposes of Section 2.16(f) relating to the obligation to provide the appropriate forms, certificates and statements to the Borrower and the Administrative Agent and any updates required by Section 2.16(f) and for purposes of Section 2.7 relating to the entries to be made in the Register, (iii) the Dollar Equivalent of the face amount of such letters of credit shall be included in the calculation of Letter of Credit Obligations and (iv) all liabilities of the Borrower with respect to such letters of credit shall constitute Obligations. No letter of credit converted in accordance with this clause (i) shall be amended, extended or renewed without the prior written consent of the Administrative Agent.

Section 2.5        Reduction and Termination of Commitments

The Borrower may, upon at least three Business Days’ prior notice to the Administrative Agent, terminate in whole or reduce in part ratably the unused portions of the respective Revolving Credit Commitments of the Revolving Credit Lenders without penalty or premium; provided, however, that each partial reduction shall be in an aggregate amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof. All outstanding Revolving Credit Commitments shall terminate on the Revolving Credit Termination Date.

Section 2.6        Repayment of Loans

(a)        The Borrower promises to repay the entire unpaid principal amount of the Revolving Loans and the Swing Loans on the Scheduled Termination Date or earlier, if otherwise required by the terms hereof.

(b)        The Borrower promises to repay (i) the Term A Loans on the first Business Day following each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2012, in an aggregate amount equal to 25% of the amount set forth opposite the applicable year below in which such Fiscal Quarter falls and (ii) the entire unpaid principal amount of the Term A Loans and all other Obligations with respect to the Term A Loan Facility on the Term A Loan Maturity Date.

YEAR	PRINCIPAL AMOUNT
2012	$8,750,000
2013	$8,750,000

2014	$17,500,000
2015	$26,250,000

(c)        The Borrower promises to repay (i) the Term B Loans on the first Business Day following each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2011, in an aggregate amount equal to 0.25% of the original principal amount of the Term B Loans outstanding on the Restatement Date and (ii) the entire unpaid principal amount of the Term B Loans all other Obligations with respect to the Term B Loan Facility on the Term B Loan Maturity Date.

Section 2.7        Evidence of Debt

(a)        Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)        (i) The Administrative Agent, acting as agent of the Borrower solely for this purpose and for tax purposes, shall establish and maintain at its address referred to in Section 11.8 (Notices, Etc.) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the Administrative Agent’s, each Lender’s and each Issuer’s interest in each Loan, each Letter of Credit and each Reimbursement Obligation, and in the right to receive any payments hereunder and any assignment of any such interest or rights. In addition, the Administrative Agent, acting as agent of the Borrower solely for this purpose and for tax purposes, shall establish and maintain accounts in the Register in accordance with its usual practice in which it shall record (A) the names and addresses of the Lenders and the Issuers, (B) the Commitments of each Lender from time to time, (C) the amount of each Loan made and, if a Eurodollar Rate Loan, the Interest Period applicable thereto (except with respect to Swing Loans which shall be recorded by the Swing Loan Lender), (D) the amount of any principal or interest due and payable, and paid, by the Borrower to, or for the account of, each Lender hereunder, (E) the amount that is due and payable, and paid, by the Borrower to, or for the account of, each Issuer, including the amount of Letter Credit Obligations (specifying the amount of any Reimbursement Obligations) due and payable to an Issuer, and (F) the amount of any sum received by the Administrative Agent hereunder from the Borrower, whether such sum constitutes principal or interest (and the type of Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Lender’s and Issuer’s, as the case may be, share thereof, if applicable.

(ii)        Notwithstanding anything to the contrary contained in this Agreement, the Loans (including the Notes evidencing such Loans) and the Reimbursement Obligations are registered obligations and the right, title, and interest of the Lenders and the Issuers and their assignees in and to such Loans or Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register. A Note shall only evidence the Lender’s or a registered assignee’s right, title and interest in and to the related Loan, and in no event is any such Revolving Credit Note to be considered a bearer instrument or obligation. This Section 2.7(b) and Section 11.2(Assignments and Participations) shall be construed so that the Loans and Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any successor provisions of the Code or such regulations).

(c)        The entries made in the Register and in the accounts therein maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms. In addition, the Loan Parties, the Administrative Agent, the Lenders and the Issuers shall treat each Person whose name is recorded in the Register as a Lender or as an Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or Issuer shall be available for inspection by the Borrower, the Administrative Agent, such Lender or such Issuer at any reasonable time and from time to time upon reasonable prior notice.

(d)        Notwithstanding any other provision of the Agreement, in the event that any Lender requests that the Borrower execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by the Borrower hereunder, the Borrower shall promptly execute and deliver a Note or Notes to such Lender evidencing any Term Loans and Revolving Loans, as the case may be, of such Lender, substantially in the forms of Exhibit B-1 (Form of Revolving Credit Note), Exhibit B-2 (Form of Term A Loan Note) or Exhibit B-3 (Form of Term B Loan Note), respectively.

Section 2.8        Optional Prepayments

(a)        Revolving Loans. The Borrower may prepay the outstanding principal amount of the Revolving Loans and the Swing Loans in whole or in part at any time without penalty or premium; provided, however, that (i) each partial prepayment of a Revolving Loan shall be in an aggregate amount not less than $5,000,000 or integral multiples of $1,000,000 in excess thereof and (ii) if any prepayment of any Eurodollar Rate Loan is made by the Borrower other than on the last day of an Interest Period for such Loan, the Borrower shall also pay any amount owing pursuant to Section 2.14(e) (Breakage Costs).

(b)        Term Loans. The Borrower may prepay the outstanding principal amount of any Class of Term Loans, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid without penalty or premium; provided, however, that (i) the Borrower shall provide the Administrative Agent with notice stating the proposed date of such prepayment and aggregate principal amount of each Class of Term Loans being prepaid, not later than 11:00 a.m. (New York time) (a) one Business Day, in the case of a Borrowing of Base Rate Loans and (b) three Business Days, in the case of a Borrowing of Eurodollar Rate Loans, prior to the date of the proposed prepayment; (ii) if any prepayment of any Eurodollar Rate Loan is made by the Borrower other than on the last day of an Interest Period for such Loan, the Borrower shall also pay any amounts owing pursuant to Section 2.14(e) (Breakage Costs); (iii) each partial prepayment shall be in an aggregate amount not less than $5,000,000 or integral multiples of $1,000,000 in excess thereof; and (iv) each partial prepayment shall be applied, on a pro rata basis among all outstanding Term Loans of each applicable Class to ratably reduce the remaining installments of the outstanding principal amount of such Term Loans. Upon the giving of a notice of prepayment pursuant to this clause (b), the principal amount of the Term Loans specified to be prepaid shall become due and payable on the date specified for such prepayment; provided that the Borrower may rescind any notice of prepayment delivered under this Section 2.8(b) if (A) such prepayment would have resulted from a refinancing of all or a portion of the Facilities (or all or a portion of the Incremental Term Loan Facilities, if any), which refinancing shall not be consummated or shall otherwise be delayed and (B) the Company provides notice to the Administrative Agent on or before the date such prepayment shall be due, in form and substance reasonably satisfactory to the Administrative Agent, detailing such proposed refinancing and the circumstances causing such refinancing not to occur.

(c)        The Borrower shall have no right to prepay the principal amount of any Revolving Loan or any Term Loan other than as provided in this Section 2.8 or in Section 2.18 (Discounted Voluntary Prepayments).

(d)        Term Loan Call Protection. In the event that, on or prior to February 18, 2012, (a) the Borrower makes any prepayment of Term B Loans in connection with any Repricing Transaction or (b) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each Term B Loan Lender, (i) in the case of clause (a), a prepayment premium of 1% of the amount of the Term B Loans being prepaid and (ii) in the case of clause (b), a payment equal to 1% of the aggregate amount of the Term B Loans outstanding immediately prior to such amendment. The obligation of the Borrower to pay any premium or make any other payment under this Section 2.8(d), and the amounts thereof, may not be amended, changed, reduced or waived unless evidenced by a writing signed by or on behalf of the Administrative Agent and the Requisite Term B Loan Lenders.

Section 2.9        Mandatory Prepayments

(a)        Upon receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds arising (i) from an Asset Sale, Property Loss Event, or Debt Issuance, the Borrower shall immediately prepay the Loans (or provide cash collateral in respect of Letters of Credit, if applicable) in an amount equal to 100% of such Net Cash Proceeds (except Net Cash Proceeds subject to a Reinvestment Event as provided below ) and (ii) from an Equity Issuance (other than an Equity Issuance to the extent (A) the proceeds are applied to (I) the purchase consideration for a Permitted Acquisition, (II) to finance Capital Expenditures or (III) for repayment of Indebtedness pursuant to Section 8.6(b)(vii)(B) (Prepayment and Cancellation of Indebtedness), in the case of clause (I) and (II) above, within 180 days of such Equity Issuance, and, in the case of clause (III) above, within 90 days of such Equity Issuance, and (B) the Administrative Agent receives a certificate of a Responsible Officer of the Borrower certifying the application of Net Cash Proceeds in accordance with clause (I), (II) or (III) above within 10 days of such Equity Issuance), the Borrower shall immediately prepay the Loans (or provide cash collateral in respect of Letters of Credit) in an amount equal to 50% of such Net Cash Proceeds; provided, however, that if the Leverage Ratio as of the date of such Equity Issuance is (A) less than 4.75 to 1.00, then the foregoing percentage with respect to Equity Issuances shall be reduced to 25% or (B) less than 4.0 to 1.00, then such percentage shall be reduced to 0%. Any such mandatory prepayment shall be applied as provided in clause (c) below; provided, however, that, in the case of any Net Cash Proceeds subject to a Reinvestment Event, the Borrower shall, pending application of such Net Cash Proceeds, (x) immediately upon receipt of such Net Cash Proceeds deposit an amount equal to 100% of such Net Cash Proceeds in a deposit account of the Borrower or (y) at the Borrower’s option, to the extent that there are Revolving Credit Outstandings at such time, prepay the Revolving Loans or provide cash collateral in respect of Letters of Credit (but which shall not result in any permanent reduction in the Revolving Credit Commitments). On any Reinvestment Prepayment Date, the Borrower shall prepay the Loans in an amount equal to the remaining Reinvestment Deferred Amount which has not been reinvested as of such date in accordance with the applicable Reinvestment Notice, which prepayment shall be applied as provided in clause (c) below.

(b)        The Borrower shall prepay the Loans within 95 days after the last day of (i) the Fiscal Year ending December 31, 2011 and (ii) each subsequent Fiscal Year, in an amount equal to 50% of Excess Cash Flow for such Fiscal Year; provided, however, that if the Leverage Ratio as of the last day of such Fiscal Year is (A) less than 3.25 to 1.00, then such percentage shall be reduced to 25% for such Fiscal Year or (B) less than 2.50 to 1.00, then such percentage shall be reduced to 0% for such Fiscal Year. Any such mandatory prepayment shall be applied in accordance with clause (c) below.

(c)        Subject to the provisions of Section 2.13(g) (Payments and Computations), any mandatory prepayments made by the Borrower required to be applied in accordance with this clause (c) shall be applied as follows:

first, to the prepayment of the Term Loans to repay the outstanding principal balance of the Term Loans on a pro rata basis among each Term Loan Facility, until such Term Loans shall have been prepaid in full;

second, to repay the outstanding principal balance of the Swing Loans until such Swing Loans shall have been repaid in full;

third, to repay the outstanding principal balance of the Revolving Loans until such Revolving Loans shall have been paid in full but without a corresponding reduction in the Revolving Credit Commitments; and

then, to provide cash collateral for any Letter of Credit Obligations in an amount equal to 105% of such Letter of Credit Obligations in the manner set forth in Section 9.3 (Action in respect of Letters of Credit) until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth therein.

All repayments of the Term Loans made pursuant to this clause (c) shall be applied to reduce the remaining installments of such outstanding principal amounts of the Term Loans pro rata to such installments.

(d)        If at any time, the aggregate principal amount of Revolving Credit Outstandings exceeds the aggregate Revolving Credit Commitments at such time, the Borrower shall forthwith prepay the Swing Loans first and then the Revolving Loans then outstanding in an amount equal to such excess. If any such excess remains after repayment in full of the aggregate outstanding Swing Loans and Revolving Loans, the Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Section 9.3 (Action in Respect of Letters of Credit) in an amount equal to 105% of such excess.

(e)        In connection with any mandatory prepayment pursuant to clause (a) and clause (b) above which is to be made in accordance with clause (c) above, the Borrower shall give the Administrative Agent 10 Business Days prior notice of any such mandatory prepayment, whereupon the Administrative Agent shall promptly notify each Term Loan Lender thereof. Any Term Loan Lender may, at its option, elect not to accept such prepayment of any Class of its Term Loans (any Term Loan Lender making such election being a “Declining Lender” with respect to such Class); provided that each Declining Lender shall give written notice thereof to the Administrative Agent not later than 11:00 a.m. New York City time on the eighth Business Day preceding the date of the applicable mandatory prepayment. The Administrative Agent shall offer the aggregate amount of the mandatory prepayments declined by the Declining Lenders to the other Term Loan Lenders (each, a “Non-Declining Lender”), without regard to the Class of each Non-Declining Lender, no later than the fifth Business Day preceding the date of the applicable mandatory prepayment. Each Non-Declining Lender shall be permitted to elect to receive such Non-Declining Lender’s pro rata share of such remaining amount (calculated based on such Non-Declining Lender’s pro rata share of the aggregate amount of Term Loans at such time) among those Non-Declining Lenders who have accepted payment of such amount, by giving written notice no later than 11:00 a.m. New York City time on the third Business Day preceding the date of the applicable mandatory prepayment, which notice shall include which Class of Term Loans such remaining amounts shall be applied towards. On such date of prepayment, (i) an amount equal to that portion of the respective Term Loans then to be prepaid to the Term Loan Lenders (less the amount thereof that would otherwise be payable to Declining Lenders) shall be paid to the applicable Term Loan Lenders that are not Declining Lenders and (ii) an amount equal to that portion of the Term Loans that would otherwise be payable to Declining Lenders shall be applied, first, to the prepayment of the Revolving Credit Obligations and Swing Loans and the cash collateralization of Letters of Credit, in each case on the basis provided in Section 2.9(c) above, and second, to the extent there are proceeds remaining, to the Borrower for application for any purpose permitted by this Agreement (including any optional prepayment pursuant to Section 2.8 (Optional Prepayments)). In the event that the Administrative Agent has not, with respect to any prepayment, received a notice from a Term Loan Lender in accordance with this clause (e), such Term Loan Lender shall be deemed to have waived its rights under this clause (e) to decline receipt thereof.

(f)        Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, in the event the Swing Loan Lender notifies the Administrative Agent and the Borrower that a Lender has not funded its Ratable Portion of the aggregate principal amount of the Swing Loans demanded to be paid pursuant to Section 2.3(d) (Swing Loans) or its participation pursuant to Section 2.3(e) (Swing Loans), the Borrower, shall upon demand by the Swing Loan Lender, pay to the Administrative Agent for the account of the Swing Loan Lender an amount equal to such Non-Funding Lender’s unfunded Ratable Portion or participation, as the case may be, which amount shall be applied by the Administrative Agent solely to reduce the aggregate principal amount of outstanding Swing Loans; provided that no such payment by the Borrower shall change the status of a Non-Funding Lender as such, or otherwise limit, reduce or qualify the obligations of any Lender with respect to its obligations under this Agreement or the other Loan Documents including without limitation to fund its Ratable Portion or participation pursuant to Section 2.3(d) and (e) (Swing Loans), in each case, after giving effect to any payments made by the Borrower pursuant to the terms of this sentence.

Section 2.10        Interest

(a)        Rate of Interest. All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:

(i)        with respect to Term A Loans, Term B Loans, Revolving Loans and Swing Loans, if a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time and (B) the Applicable Margin;

(ii)        with respect to Term A Loans, Term B Loans, Revolving Loans and Swing Loans, if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Interest Period and (B) the Applicable Margin in effect from time to time during such Eurodollar Interest Period; and

(iii)        with respect to Incremental Term Loans, as applicable in the Loan Documents relating thereto.

(b)        Interest Payments. (i) Interest accrued on each Base Rate Loan shall be payable in arrears (A) on the first Business Day of each Fiscal Quarter, commencing the first Fiscal Quarter after the Restatement Date (commencing with the Fiscal Quarter ending March 31, 2011) and, thereafter, on the first such day following the making of such Base Rate Loan, (B) in the case of Base Rate Loans that are Term Loans, upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan, (ii) interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and, if such Interest Period has a duration of more than three months, on each date during such Interest Period occurring every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurodollar Rate Loan and (iii) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

(c)        Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere herein, effective immediately upon the occurrence of an Event of Default and for as long thereafter as such Event of Default shall be continuing, (i) the principal balance of all Loans and (ii) the amount of all other Obligations then due and payable shall bear interest at a rate that is two percent per annum in excess of the rate of interest applicable to such Loans or other Obligations from time to time. Such interest shall be payable on the date that would otherwise be applicable to such interest pursuant to clause (b) above or otherwise on demand.

Section 2.11        Conversion/Continuation Option

(a)        The Borrower may elect (i) at any time on any Business Day to convert Base Rate Loans (other than Swing Loans) or any portion thereof to Eurodollar Rate Loans and (ii) at the end of any applicable Interest Period, to convert Eurodollar Rate Loans or any portion thereof into Base Rate Loans or to continue such Eurodollar Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurodollar Loans for each Interest Period must be in the amount of at least $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Each conversion or continuation shall be allocated among the Loans of each Lender in accordance with such Lender’s Ratable Portion. Each such election shall be in substantially the form of Exhibit F (Form of Notice of Conversion or Continuation) (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent at least (x) three Business Days’ prior written notice in the case of a conversion to, or continuation of, Eurodollar Rate Loans or (y) one Business Day’s prior written notice in the case of a conversion to Base Rate Loans, each such notice specifying, as applicable, (A) the amount and type of Loan being converted or continued, (B) in the case of a conversion to, or a continuation of, Eurodollar Rate Loans, the applicable Interest Period and (C) in the case of a conversion, the date of such conversion.

(b)        The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein.

Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any applicable Interest Period shall be permitted at any time at which (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the continuation of, or conversion into, a Eurodollar Rate Loan would violate any provision of Section 2.14 (Special Provisions Governing Eurodollar Rate Loans). If, within the time period required under the terms of this Section 2.11, the Administrative Agent does not receive a Notice of Conversion or Continuation from the Borrower containing a permitted election to continue any Eurodollar Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, such Loans shall be automatically converted to Base Rate Loans; provided, further that if any Notice of Conversion or Continuation (i) fails to specify whether the applicable Loans shall be converted to or continued as Base Rate Loans or as Eurodollar Rate Loans, such Loans shall be converted to or continued as Base Rate Loans and (ii) in the case of a conversion to or a continuation of Eurodollar Rate Loans, fails to indicate the term of the applicable Interest Period, such Interest Period shall be deemed to be for a one-month period. Each Notice of Conversion or Continuation shall be irrevocable.

Section 2.12        Fees

(a)        Unused Commitment Fee. The Borrower agrees to pay to each Revolving Credit Lender a commitment fee (the “Unused Commitment Fee”) equal to such Lender’s Ratable Portion of (i) the average daily undrawn portion of the aggregate Revolving Credit Commitments for the applicable Payment Period without giving effect to any outstanding Swing Loans during such Payment Period (the “Average Unused Commitments”) multiplied by (ii) a rate equal to 0.50% per annum or, if the Average Unused Commitments for such Payment Period are less than 50% of the average daily Revolving Credit Commitments for such Payment Period, a rate equal to 0.375% per annum; provided, that any Unused Commitment Fee owing to a Revolving Credit Lender which is a Non-Funding Lender may be withheld by the Administrative Agent acting upon the written direction of the Borrower for so long as such Lender remains a Non-Funding Lender. The Unused Commitment Fee shall be payable in arrears (x) on the first Business Day of each Fiscal Quarter, commencing on the first such Business Day following the Restatement Date and (y) on the Revolving Credit Termination Date. The Unused Commitment Fee shall be calculated on the basis of a year of 360 days, in each case, for the actual number of days (including the first day but excluding the last day) in the Payment Period for which such Unused Commitment Fee is payable.

(b)        Letter of Credit Fees. The Borrower agrees to pay the following amounts with respect to Letters of Credit issued by any Issuer:

(i)        to the Administrative Agent for the account of each Issuer of a Letter of Credit, with respect to each Letter of Credit issued by such Issuer, an issuance fee equal to 0.25% per annum of the maximum undrawn face amount of such Letters of Credit (or such other amount as agreed with such Issuer), payable in arrears (A) on the first Business Day of each Fiscal Quarter, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date;

(ii)        to the Administrative Agent for the ratable benefit of the Revolving Credit Lenders, with respect to each Letter of Credit, a fee accruing in Dollars at a rate per annum equal to the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans on the maximum undrawn face amount of such Letter of Credit, payable in arrears (A) on the first Business Day of each Fiscal Quarter, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date; provided, however, that during the continuance of an Event of Default, such fee shall be increased by two percent per annum (instead of, and not in addition to, any increase pursuant to Section 2.10(c) (Interest)) and shall be payable on demand; provided, further, that any such fee owing to a Revolving Credit Lender which is a Non-Funding Lender may be withheld by the Administrative Agent acting upon the written direction of the Borrower for so long as such Lender remains a Non-Funding Lender; and

(iii)        to the Issuer of any Letter of Credit, with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.

(c)        Additional Fees. The Borrower has agreed to pay to the Administrative Agent and the Arranger additional fees, in the amounts and on the dates for payment as separately agreed between the Borrower, the Administrative Agent and such Arranger.

Section 2.13        Payments and Computations

(a)        The Borrower shall make each payment hereunder (including fees and expenses) not later than 1:00 p.m. (New York time) on the day when due, in Dollars to the Administrative Agent or the Swing Loan Lender, as applicable, at its address referred to in Section 11.8 (Notices, Etc.) in immediately available funds without set-off or counterclaim. The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in clause (f) or (g) below, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.15 (Capital Adequacy), Section 2.16 (Taxes) or Section 2.14(c) or (d) (Special Provisions Governing Eurodollar Rate Loans) shall be paid only to the affected Lender or Lenders and amounts payable with respect to Swing Loans shall be paid only to the Swing Loan Lender. Payments received by the Administrative Agent after 1:00 p.m. (New York time) shall be deemed to be received on the next Business Day (in the Administrative Agent’s sole discretion).

(b)        All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Administrative Agent of a rate of interest hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)         Each payment by the Borrower of any Loan, Reimbursement Obligation (including interest or fees in respect thereof) and each reimbursement of various costs, expenses or other Obligation shall be made in the currency in which such Loan was made, such Letter of Credit issued or such cost, expense or other Obligation was incurred; provided, however, that (i) the Letter of Credit Reimbursement Agreement for a Letter of Credit may specify another currency for the Reimbursement Obligation in respect of such Letter of Credit and (ii) other than for payments in respect of a Loan or Reimbursement Obligation, Loan Documents duly executed by the Administrative Agent may specify other currencies of payment for Obligations created by or directly related to such Loan Document.

(d)        Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. Unless a Eurodollar Rate Loan is then due, all repayments of (i) any Revolving Loans shall be applied as follows: first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Eurodollar Interest Periods being repaid prior to those having later expiring Eurodollar Interest Periods, and (ii) any Term Loans shall be applied pro rata to repay such Loans outstanding as Base Rate Loans and Eurodollar Rate Loans.

(e)        Unless the Administrative Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and, thereafter, at the rate applicable to Base Rate Loans) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

(f)        Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of clause (g) below (or required to be applied in accordance with Section 2.9(c) (Mandatory Prepayments) or Section 2.18 (Discounted Voluntary Prepayments)), all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower, second, to pay all other Obligations then due and payable and third, as the Borrower so designates. Payments in respect of Swing Loans received by the Administrative Agent shall be distributed to the Swing Loan Lender; payments in respect of Revolving Loans received by the Administrative Agent shall be distributed to each Revolving Credit Lender in accordance with such Lender’s Ratable Portion of the Revolving Credit Commitments; payments in respect of the Term Loans received by the Administrative Agent shall be distributed to each applicable Term Loan Lender in accordance with such Lender’s Ratable Portion of the Term Loans except as otherwise specified in Section 2.9(e) (Declining Lenders) or Section 2.18 (Discounted Voluntary Prepayments); and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Ratable Portions.

(g)        The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of Section 2.9(c) (Mandatory Prepayments) and clause (f) above, each Agent may, and, upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the Obligations pursuant to Section 9.2 (Remedies) shall, deliver a blockage notice to each Deposit Account Bank for each Approved Deposit Account and apply, all payments in respect of any Secured Obligations and all funds on deposit in any Cash Collateral Account (including all proceeds arising from a Reinvestment Event that are held in the Cash Collateral Account pending application of such proceeds as specified in a Reinvestment Notice) and all other proceeds of Collateral in the following order:

(i)        first, to pay interest on and then principal of any portion of the Revolving Loans that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

(ii)        second, to pay Secured Obligations (other than Secured Hedging Obligations and Cash Management Obligations) in respect of any expense reimbursements or indemnities then due to the Agents;

(iii)        third, to pay Secured Obligations (other than Secured Hedging Obligations and Cash Management Obligations) in respect of any expense reimbursements or indemnities then due to the Lenders and the Issuers;

(iv)        fourth, to pay Secured Obligations (other than Secured Hedging Obligations and Cash Management Obligations) in respect of any fees then due to the Administrative Agent, the Collateral Agent, the Lenders and the Issuers;

(v)        fifth, to pay interest then due and payable in respect of the Loans and Reimbursement Obligations;

(vi)        sixth, to pay or prepay principal amounts on the Loans and Reimbursement Obligations and to provide cash collateral for outstanding Letter of Credit Undrawn Amounts in the manner described in Section 9.3 (Action in respect of Letters of Credit), Secured Hedging Obligations and Cash Management Obligations, ratably to the aggregate principal amount of such Loans, Reimbursement Obligations and Letter of Credit Undrawn Amounts, Secured Hedging Obligations and Cash Management Obligations; and

(vii)        seventh, to the ratable payment of all other Secured Obligations;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Secured Obligation described in any of clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) above, the available funds being applied with respect to any such Secured Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Secured Obligation ratably, based on the proportion of the Administrative Agent’s and each Lender’s or Issuer’s interest in the aggregate outstanding Secured Obligations described in such clauses; provided, however, that payments that would otherwise be allocated to the Revolving Credit Lenders shall be allocated first to repay Swing Loans until such Loans are repaid in full and then to repay the Revolving Loans The order of priority set forth in clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) above may at any time and from time to time be changed by the agreement of the Requisite Lenders without necessity of notice to or consent of or approval by the Borrower, any Secured Party that is not a Lender or Issuer or by any other Person that is not a Lender or Issuer; provided, however, that the order of priority set forth in clauses (v), (vi) and (vii) shall not be changed without the prior consent of each Lender adversely affected thereby. The order of priority set forth in clauses (i), (ii), (iii) and (iv) above may be changed only with the prior written consent of the Administrative Agent in addition to that of the Requisite Lenders.

Section 2.14        Special Provisions Governing Eurodollar Rate Loans

(a)        Determination of Interest Rate

The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “Eurodollar Rate.” The Administrative Agent’s determination shall be presumed to be correct absent manifest error and shall be binding on the Borrower.

(b)        Interest Rate Unascertainable, Inadequate or Unfair

In the event that (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed or (ii) the Requisite Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon each Eurodollar Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan and the obligations of the Lenders to make Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist.

(c)        Increased Costs

If at any time any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the Eurodollar Rate) or the compliance by such Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall have the effect of increasing the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(d)        Illegality

Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) the obligation of such Lender to make or to continue Eurodollar Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, and each such Lender shall make a Base Rate Loan as part of any requested

Borrowing of Eurodollar Rate Loans and (ii) if the affected Eurodollar Rate Loans are then outstanding, the Borrower shall immediately convert each such Loan into a Base Rate Loan. If, at any time after a Lender gives notice under this clause (d), such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrower’s right to request, and such Lender’s obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.

(e)        Breakage Costs

In addition to all amounts required to be paid by the Borrower pursuant to Section 2.10 (Interest), the Borrower shall compensate each Lender, upon demand, for all actual losses, expenses and liabilities (including any actual loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurodollar Rate Loans to the Borrower but excluding any loss of the Applicable Margin on the relevant Loans) that such Lender may sustain (i) if for any reason (other than solely by reason of such Lender being a Non-Funding Lender) a proposed Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation given by the Borrower or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.11 (Conversion/Continuation Option), (ii) if for any reason any Eurodollar Rate Loan is prepaid (including mandatorily pursuant to Section 2.9 (Mandatory Prepayments)) on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in clause (d) above or (iv) as a consequence of any failure by the Borrower to repay Eurodollar Rate Loans when required by the terms hereof. The Lender making demand for such compensation shall deliver to the Borrower concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such Lender, absent manifest error.

Section 2.15        Capital Adequacy

If at any time any Lender determines that (a) the adoption of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation or order or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law) shall have the effect of reducing the rate of return on such Lender’s (or any corporation controlling such Lender’s) capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes absent manifest error.

Section 2.16        Taxes

(a)        Except as otherwise provided in this Section 2.16, any and all payments by any Loan Party under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender, each Issuer and the Administrative Agent (A) taxes measured by its net income, and franchise taxes imposed on it, and similar taxes imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, such Issuer or the Administrative Agent (as the case may be) is organized and (B) any U.S. withholding taxes payable with respect to payments under the Loan Documents under laws (including any statute, treaty or regulation) in effect on the Effective Date (or, in the case of (x) an Eligible Assignee, the date of the Assignment and Acceptance, (y) a successor Administrative Agent, the date of the appointment of such Administrative Agent, and (z) a successor Issuer, the date such Issuer becomes an Issuer) applicable to such Lender, such Issuer or the Administrative Agent, as the case may be, but not excluding any U.S. withholding taxes payable as a result of any change in such laws occurring after the Effective Date (or the date of such Assignment and Acceptance or the date of such appointment of such Administrative Agent or the date such Issuer becomes an Issuer) and (ii) in the case of each Lender or each Issuer, taxes measured by its net income, and franchise taxes imposed on it as a result of a present or former connection between such Lender or such Issuer (as the case may be) and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to any Lender, any Issuer or the Administrative Agent (w) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16, such Lender, such Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (x) the relevant Loan Party shall make such deductions, (y) the relevant Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) the relevant Loan Party shall deliver to the Administrative Agent evidence of such payment.

(b)        In addition, each Loan Party agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”).

(c)        Each Loan Party shall, jointly and severally, indemnify each Lender, each Issuer and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) paid by such Lender, such Issuer or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender, such Issuer or the Administrative Agent (as the case may be) makes written demand therefor.

(d)        Within 30 days after the date of any payment of Taxes or Other Taxes by any Loan Party, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 11.8 (Notices, Etc.), the original or a certified copy of a receipt evidencing payment thereof.

(e)        Without prejudice to the survival of any other agreement of any Loan Party hereunder or under the Guaranty, the agreements and obligations of such Loan Party contained in this Section 2.16 shall survive the payment in full of the Secured Obligations.

(f)        (i) Each Non-U.S. Lender that is entitled to an exemption from U.S. withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall (u) on or prior to the Effective Date in the case of each Non-U.S. Lender that is a signatory to the Existing Credit Agreement, (v) on or prior to the Restatement Date in the case of each Non-U.S. Lender that is a signatory to the Restated Credit Agreement, (w) on or prior to the date of the Assignment and Acceptance pursuant to which such Non-U.S. Lender becomes a Lender, the date a successor Issuer becomes an Issuer, or the date a successor Administrative Agent becomes the Administrative Agent hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrower and the Administrative Agent, and (z) to the extent it may lawfully do so, from time to time if requested by the Borrower or the Administrative Agent, provide the Administrative Agent and the Borrower with two completed originals of each of the following, as applicable:

(A)        Form W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business) or any successor form;

(B)        Form W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) or any successor form;

(C)        in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form; or

(D)        any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender’s entitlement to such exemption from U.S. withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Loan Documents.

Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender are not subject to U.S. withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Loan Parties and the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii)        Each U.S. Lender shall (u) on or prior to the Effective Date in the case of each U.S. Lender that is a signatory to the Existing Credit Agreement, (v) on or prior to the Restatement Date in the case of each U.S. Lender that is a signatory hereto, (w) on or prior to the date of the Assignment and Acceptance pursuant to which such U.S. Lender becomes a Lender, the date a successor Issuer becomes an Issuer or the date a successor Administrative Agent becomes the Administrative Agent hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrower and the Administrative Agent, and

(z) from time to time if requested by the Borrower or the Administrative Agent, provide the Administrative Agent and the Borrower with two completed originals of Form W-9 (certifying that such U.S. Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form. Solely for purposes of this Section 2.16(f), a U.S. Lender shall not include a Lender, an Issuer or an Administrative Agent that may be treated as an exempt recipient based on the indicators described in Treasury Regulation section 1.6049-4(c)(1)(ii).

(g)        Any Lender claiming any additional amounts payable pursuant to this Section 2.16 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

Section 2.17        Substitution of Lenders

(a)        In the event that (i)(A) any Lender makes a claim under Section 2.14(c) (Increased Costs) or Section 2.15 (Capital Adequacy), (B) it becomes illegal for any Lender to continue to fund or make any Eurodollar Rate Loan and such Lender notifies the Borrower pursuant to Section 2.14(d) (Illegality), (C) any Loan Party is required to make any payment pursuant to Section 2.16 (Taxes) that is attributable to a particular Lender or (D) any Lender becomes a Non-Funding Lender, (ii) in the case of clause (i)(A) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Lender under this Agreement with respect to its Loans materially exceeds the effective average annual rate of interest payable to the Requisite Lenders under this Agreement and (iii) in the case of clause (i)(A),(B) and (C) above, Lenders holding at least 75% of the aggregate amount of the Commitments and the outstanding Term Loans are not subject to such increased costs or illegality, payment or proceedings (any such Lender, an “Affected Lender”), the Borrower may substitute any Lender and, if reasonably acceptable to the Administrative Agent, any other Eligible Assignee (a “Substitute Institution”) for such Affected Lender hereunder, after delivery of a written notice (a “Substitution Notice”) by the Borrower to the Administrative Agent and the Affected Lender within a reasonable time (in any case not to exceed 90 days) following the occurrence of any of the events described in clause (i) above that the Borrower intends to make such substitution; provided, however, that, if more than one Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Borrower within 30 days of each other, then the Borrower may substitute all, but not (except to the extent the Borrower has already substituted one of such Affected Lenders before the Borrower’s receipt of the other Affected Lenders’ claim) less than all, Lenders making such claims.

(b)        If the Substitution Notice was properly issued under this Section 2.17, the Affected Lender shall sell, and the Substitute Institution shall purchase, all rights and claims of such Affected Lender under the Loan Documents and the Substitute Institution shall assume, and the Affected Lender shall be relieved of, the Affected Lender’s Revolving Credit Commitments and all other prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (which pursuant to Section 11.5 (Limitations of Liability), do not include exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Such purchase and sale (and the corresponding assignment of all rights and claims hereunder) shall be recorded in the Register maintained by the Administrative Agent and shall be effective on (and not earlier than) the later of (i) the receipt by the Affected Lender of its Ratable Portion of the Revolving Credit Outstandings, the Term Loans, together with any other Obligations owing to it, (ii) the receipt by the Administrative Agent of an agreement in form and substance satisfactory to it and the Borrower whereby the Substitute Institution shall agree to be bound by the terms hereof and (ii) the payment in full to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date. Upon the effectiveness of such sale, purchase and assumption, the Substitute Institution shall become a “Lender” hereunder for all purposes of this Agreement having a Commitment and holding outstanding Term Loans in the amount of such Affected Lender’s Commitment and outstanding Term Loans assumed by it and such Commitment and outstanding Term Loans of the Affected Lender shall be terminated; provided, however, that all indemnities under the Loan Documents shall continue in favor of such Affected Lender.

(c)        Each Lender agrees that, if it becomes an Affected Lender and its rights and claims are assigned hereunder to a Substitute Institution pursuant to this Section 2.17, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such assignment, together with any Note (if such Loans are evidenced by a Note) evidencing the Loans subject to such Assignment and Acceptance; provided, however, that the failure of any Affected Lender to execute an Assignment and Acceptance shall not render such assignment invalid.

Section 2.18        Discounted Voluntary Prepayments

(a)        Notwithstanding anything to the contrary contained in Section 2.8 (Voluntary Prepayments) or any other provision of this Agreement, subject to the terms and conditions set forth or referred to below, the Borrower may from time to time, at its discretion, prepay any Class of Term Loans at less than par value thereof (each, a “Discounted Prepayment Offer”), each such Discounted Prepayment Offer to be managed exclusively by the Auction Manager, so long as each of the following conditions are satisfied:

(i)        each Discounted Prepayment Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.18 and the Auction Procedures;

(ii)        no Default or Event of Default shall have occurred and be continuing on the date of the delivery of any Auction Notice or at the time of prepayment of any Term Loans in connection with any Discounted Prepayment Offer;

(iii)        the aggregate principal amount (calculated on the face amount thereof) of all Term Loans that the Borrower shall offer to prepay in all Discounted Prepayment Offers pursuant to this Section 2.18 shall be in increments of not less than $10,000,000 for any Class of Term Loans in any Discounted Prepayment Office (or the remaining amount of the Discounted Prepayment Offers permitted pursuant to clause (iv) below, if less than $10,000,000) (or such lesser amount as agreed to by the Administrative Agent in its sole discretion);

(iv)        the aggregate amount to be paid in connection with such Discounted Prepayment Offer, together with the aggregate amount paid by the Borrower to prepay Term Loans pursuant to this Section 2.18 prior to such Discounted Prepayment Offer, shall not exceed $100,000,000;

(v)        all Term Loans so prepaid by the Borrower shall automatically be cancelled and retired by the Borrower on the applicable settlement date (and, for the avoidance of doubt, may not be reborrowed);

(vi)        no more than one Discounted Prepayment Offer may be ongoing at any one time and no more than four Discounted Prepayment Offers may be made in any one Fiscal Year of the Borrower;

(vii)        the Borrower represents and warrants that, at the commencement and settlement of the Discounted Prepayment Offer, none of the Borrower or any of its Subsidiaries has any material non-public information with respect to the Borrower or any of its Subsidiaries or Affiliates that either (A) has not been disclosed to the Lenders (other than Lenders that do not wish to receive such information with respect to the Borrower, any of its Subsidiaries or Affiliates) prior to such time or (B) if not disclosed to the Lenders, could reasonably be expected to have a material effect upon, or otherwise be material, (1) to a Lender’s decision to participate in any Discounted Prepayment Offer or (2) to the market price of the Term Loans subject to such Discounted Prepayment Offer;

(viii)        after giving effect to any prepayment of Term Loans pursuant to this Section 2.18, the aggregate amount of the Borrower’s cash and Cash Equivalents and the Available Credit shall equal at least $50,000,000;

(ix)        at the time of any prepayment of Term Loans and after giving effect thereto, the Borrower shall be in pro forma compliance with each covenant set forth in Article V (Financial Covenants) hereof;

(x)        the Auction Manager and the Administrative Agent shall have received evidence reasonably satisfactory to them that, after giving effect to any prepayment of Term Loans pursuant to this Section 2.18, no downgrade (including no change in outlook) in any Ratings would result therefrom; and

(xi)        at the time of the consummation of each purchase of Term Loans through a Discounted Prepayment Offer, the Borrower shall have delivered to the Auction Manager and the Administrative Agent an officer’s certificate of a Responsible Officer certifying as to compliance with preceding clauses (ii), (vii), (viii), (ix) and (x).

(b)        The Borrower must terminate any Discounted Prepayment Offer if it fails to satisfy one or more of the conditions set forth above which are required to be satisfied at the time at which the Term Loans would have been prepaid pursuant to such Discounted Prepayment Offer. If the Borrower commences any Discounted Prepayment Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Discounted Prepayment Offer have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Discounted Prepayment Offer shall be satisfied, then the Borrower shall have no liability to any Term Lender or any other Person for any termination of such Discounted Prepayment Offer as a result of its failure to satisfy one or more of the conditions set forth above which are required to be satisfied at the time which otherwise would have been the time of consummation of such Discounted Prepayment Offer, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all prepayments of Term Loans made by the Borrower pursuant to this Section 2.18, the Borrower shall pay on the settlement date of each such prepayment all accrued and unpaid interest (except to the extent otherwise set forth in the relevant Auction Procedures), if any, on the prepaid Term Loans up to the settlement date of such prepayment.

(c)        All loan prepayments conducted pursuant to Discounted Prepayment Offers shall not constitute voluntary or mandatory prepayments for purposes of Sections 2.8 and 2.9 hereof, but Term Loans prepaid pursuant to this Section 2.18 shall be applied, on a pro rata basis among all participating Term Loans of each applicable Class to ratably reduce the remaining installments of the outstanding principal amount of such Term Loans.

(d)        Immediately upon a prepayment of the Term Loans pursuant to this Section 2.18 (x) such Term Loans and all rights and obligations as a Lender related thereto shall for all purposes (including under this Agreement, the other Loan Documents and otherwise) be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and the Borrower shall neither obtain nor have any rights as a Lender hereunder or under the other Loan Documents by virtue of such payment and (y) the Borrower shall take all actions necessary to cause such Term Loans to be extinguished or otherwise cancelled in its books and records in accordance with GAAP.

(e)        The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article X (Administrative Agent) and Section 11.3 (Costs and Expenses) and 11.4 (Indemnities) to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Discounted Prepayment Offer.

ARTICLE III

CONDITIONS TO LOANS AND LETTERS OF CREDIT

Section 3.1        Conditions Precedent to Effectiveness

The obligation of each Lender to make the Term Loans requested to be made by it on the Restatement Date shall not become effective until the date (the “Restatement Date”) on which each of the following conditions precedent is satisfied or waived in accordance with Section 11.1 (Amendments, Waivers, Etc.) of each of the following conditions precedent:

(a)        Certain Documents. The Administrative Agent shall have received on or prior to the Restatement Date (and, to the extent any Borrowing of any Eurodollar Rate Loans is requested to be made on the Restatement Date, in respect of the Notice of Borrowing for such Eurodollar Rate Loans, at least one Business Day prior to the Restatement Date) each of the following, each dated the Restatement Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance satisfactory to the Administrative Agent and in sufficient copies for each Lender:

(i)        the Amendment Agreement, duly executed and delivered by the Borrower and, for the account of each Lender requesting the same, a Note of the Borrower conforming to the requirements set forth herein;

(ii)        the Reaffirmation Agreement, duly executed by the Borrower and each Guarantor;

(iii)        a favorable opinion of Alston & Bird, LLP, counsel to the Loan Parties, addressed to the Administrative Agent, the Collateral Agent and the Lenders and in form satisfactory to the Administrative Agent, addressed to the Administrative Agent, the Collateral Agent and the Lenders and addressing such other matters as any Lender through the Administrative Agent may reasonably request;

(iv)        a copy of the articles or certificate of incorporation (or equivalent Constituent Document) of each Loan Party, certified as of the Effective Date by the Secretary of State of the state of organization of such Loan Party, together with certificates of such official attesting to the good standing of each such Loan Party; provided that, in lieu of delivery of each of the documents set forth in this clause (iv), each applicable Loan Party may deliver a certificate executed by the President or any Vice President of such Loan Party certifying that there have been no material amendments to those documents previously delivered to the Administrative Agent on the Effective Date pursuant to Section 3.1(a)(vii) of the Existing Credit Agreement.

(v)        a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (A) the names and true signatures of each officer of such Loan Party that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (B) the by-laws (or equivalent Constituent Document) of such Loan Party as in effect on the date of such certification, (C) the resolutions of such Loan Party’s board of directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of such Loan Party from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to clause (iv) above; provided that, in lieu of delivery of each of the documents set forth in this clause (v), each applicable Loan Party may deliver a certificate executed by the President or any Vice President of such Loan Party certifying that there have been no material amendments to those documents previously delivered to the Administrative Agent on the Effective Date pursuant to Section 3.1(a)(viii) of the Existing Credit Agreement.

(vi)        a certificate of the chief financial officer of the Borrower, stating that the Borrower and its Subsidiaries, on a consolidated basis, are Solvent after giving effect to the incurrence of Indebtedness hereunder, the application of the proceeds thereof in accordance with the terms of this Agreement, the payment of all estimated legal, accounting and other fees related thereto;

(vii)        a certificate of a Responsible Officer to the effect that (A) the representations and warranties set forth in Article IV (Representations and Warranties) and in the other Loan Documents shall be true and correct on and as of the Restatement Date, (B) no Default or Event of Default shall exist or be continuing on the Restatement Date after giving effect to the Borrowings hereunder, (C) the making of the Loans on such date does not violate any Requirement of Law on the date of or immediately following such date and is not enjoined, temporarily, preliminarily or permanently, (D) each condition set forth in Section 3.2(b) (Conditions Precedent to Each Loan and Letter of Credit) and Section 3.1(h) has been satisfied, and (E) no litigation (except as set forth on Schedule 4.7 (Litigation)) has been commenced against any Loan Party or any of its Subsidiaries that would have a Material Adverse Effect;

(b)        Fees and Expenses Paid. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable, all fees and expenses (including fees, disbursements and other charges of counsel to the Administrative Agent and such other outside counsel and advisors to the Administrative Agent) due and payable on or before the Restatement Date (including all such fees due and payable as separately agreed between the Borrower and the Administrative Agent).

(c)        Refinancing. Concurrently with the initial Borrowings hereunder, all principal, premium, if any, interest, fees and other amounts due or outstanding with respect to the Loans and the Revolving Credit Commitments (in each case as defined in the Existing Credit Agreement) under the Existing Credit Agreement shall have been paid in full. After giving effect to the 2011 Refinancing and the other transactions contemplated hereby, the Borrower and its Subsidiaries shall have no outstanding Indebtedness or preferred stock other than (i) the Loans and other extensions of credit pursuant to this Agreement and (ii) the Indebtedness set forth on Schedule 8.1 (Existing Indebtedness).

(d)        Debt Rating Condition. The Borrower shall have obtained and maintained a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case with respect to the Borrower, and a public rating of the Facilities by each of S&P and Moody’s.

(e)        Regulatory Compliance. The Administrative Agent shall have received, at least five Business Days prior to the Restatement Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

(f)        Litigation. There shall be no litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the 2011 Refinancing or the other transactions consummated on the Restatement Date.

Section 3.2        Conditions Precedent to Each Loan and Letter of Credit

The obligation of each Lender on any date (including the Restatement Date and any Facility Increase Date) to make any Loan and of each Issuer on any date (including the Restatement Date and any Facility Increase Date) to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a)        Request for Borrowing or Issuance of Letter of Credit. With respect to any Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing (or, in the case of Swing Loans, a duly executed Swing Loan Request), and, with respect to any Letter of Credit, the Administrative Agent and the Issuer shall have received a duly executed Letter of Credit Request.

(b)        Representations and Warranties; No Defaults. The following statements shall be true on the date of such Loan or Issuance, both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds thereof:

(i)        the representations and warranties set forth in Article IV (Representations and Warranties) and in the other Loan Documents shall be true and correct on and as of the Effective Date and shall be true and correct in all material respects on and as of any such date after the Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; provided, however, that solely for purposes of representations and warranties made on the Effective Date with respect to the Acquired Business, such representations and warranties shall be limited to the Specified Representations and the representations made by the Seller with respect to the Acquired Business in the Purchase Agreement (but only to the extent that the Borrower or its Affiliates has the right to terminate their obligations under the Purchase Agreement as a result of a failure of such representations in the Purchase Agreement to be true and correct); and;

(ii)         no Default or Event of Default shall have occurred and be continuing.

(c)        No Legal Impediments. The making of the Loans or the Issuance of such Letter of Credit on such date does not violate any Requirement of Law on the date of or immediately following such Loan or Issuance of such Letter of Credit and is not enjoined, temporarily, preliminarily or permanently.

Each submission by the Borrower to the Administrative Agent of a Notice of Borrowing or a Swing Loan Request and the acceptance by the Borrower of the proceeds of each Loan requested therein, and each submission by the Borrower to an Issuer of a Letter of Credit Request, and the Issuance of each Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by the Borrower as to the matters specified in clause (b) above on the date of the making of such Loan or the Issuance of such Letter of Credit.

Section 3.3        Determinations of Initial Borrowing Conditions

For purposes of determining compliance with the conditions specified in Section 3.1 (Conditions Precedent to Term Loans), each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Borrowing, borrowing of Swing Loans or Issuance or deemed Issuance hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing or Swing Loans.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders, the Issuers and the Administrative Agent to enter into this Agreement, the Borrower represents and warrants each of the following to the Lenders, the Issuers and the Administrative Agent, on and as of the Restatement Date and after giving effect to the transactions consummated on the Restatement Date and the making of the Loans and the other financial accommodations on the Restatement Date and on and as of each date as required by Section 3.2(b)(i) (Conditions Precedent to Each Loan and Letter of Credit):

Section 4.1        Corporate Existence; Compliance with Law

The Borrower and each of the Borrower’s Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not, in the aggregate, have a Material Adverse Effect and (f) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for Permits or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make would not, in the aggregate, have a Material Adverse Effect.

Section 4.2        Corporate Power; Authorization; Enforceable Obligations

(a)        The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the 2011 Refinancing and the transactions contemplated thereby:

(i)        are within such Loan Party’s corporate, limited liability company, partnership or other powers;

(ii)        have been or, at the time of delivery thereof pursuant to Article III (Conditions To Loans And Letters Of Credit) will have been duly authorized by all necessary action, including the consent of shareholders, partners and members where required;

(iii)        do not and will not (A) contravene or violate such Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Loan Party (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to such Loan Party, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any material Contractual Obligation or Related Document of such Loan Party or any of its Subsidiaries or (D) result in the creation or imposition of any Lien upon any property of such Loan Party or any of its Subsidiaries, other than those in favor of the Secured Parties pursuant to the Collateral Documents; and

(iv)        do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person (other than those listed on Schedule 4.2(a) (Consents)) and such consents, authorizations, approvals, notices, filings or registrations, if any, will be, on or prior to the Restatement Date (except as set forth on Schedule 4.2(b), which schedule may be amended on or prior to the Restatement Date with the consent of the Administrative Agent)), obtained or made, copies of which will be delivered to the Administrative Agent on or prior to the Restatement Date pursuant to Section 3.1 (Conditions Precedent to Term Loans), and each of which on the Restatement Date will be in full force and effect and, with respect to the Collateral, filings required to perfect the Liens created by the Collateral Documents.

(b)        This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party party thereto. This Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

Section 4.3        Ownership of Borrower; Subsidiaries

(a)        All of the outstanding capital stock of the Borrower has been validly issued, is fully paid and non-assessable. As of the Effective Date, no Stock of the Borrower is subject to any option, warrant, right of conversion or purchase or any similar right except as disclosed in the Disclosure Documents. As of the Effective Date, there are no agreements or understandings to which the Borrower is a party with respect to the voting, sale or transfer of any shares of Stock of the Borrower or any agreement restricting the transfer or hypothecation of any such shares.

(b)        Set forth on Schedule 4.3 (Ownership of Subsidiaries) is a complete and accurate list showing, as of the Restatement Date, all Subsidiaries of the Borrower and, as to each such Subsidiary, the jurisdiction of its organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Restatement Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower. No Stock or any Subsidiary of the Borrower is subject to any outstanding option, warrant, right of conversion or purchase of any similar right. All of the outstanding Stock of each Subsidiary of the Borrower owned (directly or indirectly) by the Borrower has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned by the Borrower or a Subsidiary of the Borrower, free and clear of all Liens (other than the Lien in favor of the Secured Parties created pursuant to the Pledge and Security Agreement), options, warrants, rights of conversion or purchase or any similar rights. Neither the Borrower nor any such Subsidiary is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any Stock of any such Subsidiary, other than the Loan Documents. Borrower does not own or hold, directly or indirectly, any Stock of any Person other than such Subsidiaries and Investments permitted by Section 8.3 (Investments).

Section 4.4        Financial Statements

(a)        The Historical Financial Statements fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such dates, as applicable, all in conformity with GAAP.

(b)        Neither the Borrower nor any of the Borrower’s Subsidiaries has any material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment that is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto and not otherwise permitted by this Agreement.

(c)        The Projections have been prepared by the Borrower in light of the past operations of its business and are based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of current conditions and current facts known to the Borrower and, as of the Restatement Date, reflect the Borrower’s good faith and reasonable estimates of the future financial performance of the Borrower and its Subsidiaries and of the other information projected therein for the periods set forth therein.

(d)        The Historical Financial Statements have been prepared and reflect, as of the respective dates indicated, the Consolidated financial condition of the Borrower and its Subsidiaries.

Section 4.5        Material Adverse Change

Since December 31, 2009, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect.

Section 4.6        Solvency

Both before and after giving effect to (a) the extensions of credit under this Agreement to be made on the Restatement Date or such other date as requested hereunder, (b) the disbursement by the Borrower of the proceeds thereof as contemplated by this Agreement, (c) the consummation of the 2011 Refinancing and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Loan Party is Solvent.

Section 4.7        Litigation

There are no pending or, to the knowledge of the Borrower, threatened liabilities, actions, investigations or proceedings affecting the Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator other than those that, in the aggregate, would not have a Material Adverse Effect. The performance of any action by any Loan Party required or contemplated by any Loan Document or Related Document is not restrained or enjoined (either temporarily, preliminarily or permanently).

Section 4.8        Taxes

(a)        All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by the Borrower or any of its Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the Borrower or such Tax Affiliate in conformity with GAAP. No Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by the Borrower and each of its Tax Affiliates from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.

(b)        None of the Borrower or any of its Tax Affiliates has (i) executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for the filing of any Tax Return or the assessment or collection of any charges, (ii) incurred any obligation under any tax sharing agreement or arrangement other than those of which the Administrative Agent has received a copy prior to the Effective Date or (iii) been a member of an affiliated, combined or unitary group other than the group of which the Borrower (or its Tax Affiliate) is the common parent.

Section 4.9        Full Disclosure

All information prepared or furnished by or on behalf of the Borrower in connection with this Agreement, the 2011 Refinancing, the Related Documents or the consummation of the Transactions, taken as a whole, including the information contained in the Confidential Information Memorandum and in the Disclosure Documents, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading.

Section 4.10        Margin Regulations

The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.11        No Burdensome Restrictions; No Defaults

(a)        Neither the Borrower nor any Subsidiary of the Borrower is subject to one or more charter or corporate restrictions that would, in the aggregate, have a Material Adverse Effect.

(b)        Neither the Borrower nor any Subsidiary of the Borrower is in default under or with respect to any Contractual Obligation owed by it and, to the knowledge of the Borrower, no other party is in default under or with respect to any Contractual Obligation owed to any Loan Party or to any Subsidiary of any Loan Party, other than, in either case, those defaults that, in the aggregate, would not have a Material Adverse Effect.

(c)        No Default or Event of Default has occurred and is continuing.

(d)        To the best knowledge of the Borrower, there are no Requirements of Law applicable to any Loan Party or any Subsidiary of any Loan Party the compliance with which by such Loan Party or such Subsidiary, as the case may be, would, in the aggregate, have a Material Adverse Effect.

Section 4.12        Investment Company Act

None of the Borrower or any Subsidiary of the Borrower is (a) an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

Section 4.13        Use of Proceeds

The proceeds of the Term Loans made on the Restatement Date are being used by the Borrower (and, to the extent distributed to them by the Borrower, each other Loan Party) solely to consummate the 2011 Refinancing and to pay the related transaction costs, fees and expenses related thereto as provided herein. The proceeds of the Revolving Loans and Letters of

Credit will be used by the Borrower (and, to the extent distributed to them by the Borrower, each other Loan Party) solely to provide for working capital and for general corporate purposes. Letters of Credit will be used solely to support payment obligations incurred in the ordinary course of business by the Borrower and its Subsidiaries.

Section 4.14        Insurance

All policies of insurance of any kind or nature of the Borrower or any of its Subsidiaries, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person. None of the Borrower or any of its Subsidiaries has been refused insurance for any material coverage for which it had applied or had any policy of insurance terminated (other than at its request).

Section 4.15        Labor Matters

(a)        There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving the Borrower or any of its Subsidiaries, other than those that, in the aggregate, would not have a Material Adverse Effect.

(b)        There are no unfair labor practices, grievances, complaints or arbitrations pending, or, to the Borrower’s knowledge, threatened, against or involving the Borrower or any of its Subsidiaries, nor are there any arbitrations or grievances threatened involving the Borrower or any of its Subsidiaries, other than those that, in the aggregate, would not have a Material Adverse Effect.

(c)        Except as set forth on Schedule 4.15 (Labor Matters), as of the Effective Date (after giving effect to the Transactions), there is no collective bargaining agreement covering any employee of the Borrower or its Subsidiaries.

(d)        Schedule 4.15 (Labor Matters) sets forth, as of the Effective Date (after giving effect to the Transactions), all material consulting agreements, executive employment agreements, executive compensation plans, deferred compensation agreements, employee stock purchase and stock option plans and severance plans of the Borrower and any of its Subsidiaries.

Section 4.16        ERISA

(a)        Schedule 4.16 (List of Plans) separately identifies as of the Effective Date (after giving effect to the Transactions), all Title IV Plans, all Multiemployer Plans and all of the employee benefit plans within the meaning of Section 3(3) of ERISA to which the Borrower or any of its Subsidiaries has any obligation or liability, contingent or otherwise.

(b)        Each employee benefit plan of the Borrower or any of the Borrower’s Subsidiaries intended to qualify under Section 401 of the Code does so qualify, and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Code, except where such failures, in the aggregate, would not have a Material Adverse Effect.

(c)        Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for non-

compliances that, in the aggregate, would not have a Material Adverse Effect.

(d)        There has been no, nor is there reasonably expected to occur, any ERISA Event other than those that, in the aggregate, would not have a Material Adverse Effect.

(e)        Except to the extent set forth on Schedule 4.16 (List of Plans), none of the Borrower nor any of the Borrower’s Subsidiaries or any ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal as of the Effective Date (after giving effect to the Transactions) from any Multiemployer Plan.

Section 4.17        Environmental Matters

(a)        The operations of the Borrower and each of its Subsidiaries have been and are in compliance with all Environmental Laws, including obtaining and complying with all required environmental, health and safety Permits, other than non-compliances that, in the aggregate, would not have a reasonable likelihood of the Borrower and its Subsidiaries incurring Environmental Liabilities and Costs after the Effective Date which would exceed $5,000,000.

(b)        None of the Borrower or any of its Subsidiaries or any Real Property currently or, to the knowledge of the Borrower, previously owned, operated or leased by or for the Borrower or any of its Subsidiaries is subject to any pending or, to the knowledge of the Borrower, threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those that, in the aggregate, are not reasonably likely to result in the Borrower and its Subsidiaries incurring Environmental Liabilities and Costs which would exceed $5,000,000.

(c)        Except as disclosed on Schedule 4.17 (Environmental Matters), none of the Borrower or any of its Subsidiaries is a treatment, storage or disposal facility requiring a Permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the regulations thereunder or any state analog.

(d)        There are no facts, circumstances or conditions arising out of or relating to the operations or ownership of the Borrower or of Real Property owned, operated or leased by the Borrower or any of its Subsidiaries that are not specifically included in the financial information furnished to the Lenders other than those that, in the aggregate, would not have a reasonable likelihood of the Borrower and its Subsidiaries incurring Environmental Liabilities and Costs in excess of $5,000,000.

(e)        As of the Effective Date, no Environmental Lien has attached to any property of the Borrower or any of its Subsidiaries and, to the knowledge of the Borrower, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property.

(f)        The Borrower and each of its Subsidiaries has provided the Lenders with copies of all environmental, health or safety audits, studies, assessments, inspections, investigations or other environmental health and safety reports relating to the operations of the Borrower or any of its Subsidiaries or any Real Property of any of them that are in the possession, custody or control of the Borrower or any of its Subsidiaries.

Section 4.18        Intellectual Property

The Borrower and its Subsidiaries own or license or otherwise have the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, Internet domain names, franchises, authorizations and other intellectual property rights (including all Intellectual Property as defined in the Pledge and Security Agreement) that are necessary for the operations of their respective businesses, without infringement upon or conflict with the rights of any other Person with respect thereto, including all trade names associated with any private label brands of the Borrower or any of its Subsidiaries, except those that would not have a Material Adverse Effect. To the Borrower’s knowledge, no license, permit, patent, patent application, trademark, trademark application, service mark, trade name, copyright, copyright application, Internet domain name, franchise, authorization, other intellectual property right (including all “Intellectual Property” as defined in the Pledge and Security Agreement), slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except those that would not have a Material Adverse Effect.

Section 4.19        Title; Real Property

(a)        Each of the Borrower and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all Real Property and good title to all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Borrower, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 8.2 (Liens, Etc.). The Borrower and its Subsidiaries have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents in respect of, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect, the Borrower’s and its Subsidiaries’ right, title and interest in and to all such property.

(b)        Set forth on Schedule 4.19 (Real Property) is a complete and accurate list of all Real Property of each Loan Party and showing, as of the Effective Date, the current street address (including, where applicable, county, state and other relevant jurisdictions), record owner and, where applicable, lessee thereof.

(c)        As of the Effective Date, no Loan Party nor any of its Subsidiaries owns or holds, or is obligated under or a party to, any lease, option, right of first refusal or other contractual right to purchase, acquire, sell, assign, dispose of or lease any Real Property of such Loan Party or any of its Subsidiaries.

(d)        As of the Effective Date, no portion of any Real Property of any Loan Party or any of its Subsidiaries has suffered any material damage by fire or other casualty loss that has not heretofore been completely repaired and restored to its original condition. Except as disclosed to the Administrative Agent, no portion of any Real Property of any Loan Party or any of its Subsidiaries is located in a special flood hazard area as designated by any federal Governmental Authority.

(e)        All Permits required to have been issued or appropriate to enable all Real Property of the Borrower or any of its Subsidiaries to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those that, in the aggregate, would not have a Material Adverse

Effect.

(f)        None of the Borrower or any of its Subsidiaries has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Property of the Borrower or any of its Subsidiaries or any part thereof, except those that, in the aggregate, would not have a Material Adverse Effect.

Section 4.20        Interactive Broadband Networks and Communications Law Matters.

(a)        Interactive Broadband Networks. Schedule 4.20(a) hereto sets forth, as of the Effective Date, a true and complete list of each Interactive Broadband Network owned or operated by any Loan Party identified by the jurisdiction served by such Interactive Broadband Network.

(b)        CATV Franchises. Schedule 4.20(b) hereto sets forth, as of the Effective Date, a true and complete list of the CATV Franchises (and expiration dates thereof) of each Loan Party and the jurisdiction served thereby.

(c)        Local Authorizations. Schedule 4.20(c) hereto sets forth, as of the Effective Date, a true and complete list of all Communications Licenses and PUC Authorizations (and the expiration dates thereof) of each Loan Party pertaining to the provision of local telecommunications services and high-speed internet access and, if applicable, the jurisdiction served thereby.

(d)        Long Distance Authorizations. Schedule 4.20(d) hereto sets forth, as of the Effective Date, a true and complete list of all Communications Licenses and PUC Authorizations (and the expiration dates thereof) of each Loan Party pertaining to the provision of long distance telecommunications services and high-speed internet access and, if applicable, the jurisdiction served thereby.

(e)        Other Authorizations. Schedule 4.20(e) hereto sets forth, as of the Effective Date, a true and complete list of all Communications Licenses and PUC Authorizations (and the expiration dates thereof) not listed on any other Schedule hereto of any Loan Party, and, if applicable, the jurisdiction served thereby.

(f)        Network Agreements. Schedule 4.20(f) hereto sets forth, as of the Effective Date, a true and complete list of the Network Agreements of each Loan Party which constitute material Contractual Obligations, each of which is in full force and effect and neither any Loan Party nor, to the best knowledge of any Loan Party, any of the other parties thereto, is in default of any of the provisions thereof in any material respect.

(g)        Communications Law. No Loan Party is in violation of any duty or obligation required by any Communications Law, the Cable Act or any other Requirement of Law pertaining to or regulating the operation of any Interactive Broadband Network or the provision of Broadband Services, except where such violation could not reasonably be expected to result in a Material Adverse Effect.

(h)        Broadband Approvals. Each Loan Party possesses all Permits and approvals from each Governmental Authority necessary to own and operate any Interactive Broadband Network or any other local or long distance telecommunications systems presently operated by such Loan Party or otherwise for the operations of their businesses and are not in violation thereof, except where the failure to so possess could not reasonably be expected to have a Material Adverse Effect. All material approvals from each Governmental Authority are in full force and effect and no event has occurred that permits, or after notice or lapse of time could permit, the revocation, termination or material and adverse modification of any such approval.

(i)        Communications Licenses. There is not pending or, to the best knowledge of any Loan Party, threatened, any action by the FCC or any other Governmental Authority to modify adversely, revoke, cancel, suspend or refuse to renew any Communications License, CATV Franchise or PUC Authorization held by any Loan Party or any of its Subsidiaries, except, in each case, for such actions that, if adversely determined, would not, individually or in the aggregate, have a Material Adverse Effect. There is not pending or, to the best knowledge of any Loan Party, threatened, any action by the FCC or any other Governmental Authority to modify adversely, revoke, cancel, suspend or refuse to renew any other approvals from any Governmental Authority, except, in each case, for such actions that, if adversely determined, would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Loan Parties, no event has occurred and is continuing which could reasonably be expected to (i) result in the imposition of a material forfeiture or the revocation, termination or adverse modification of any such Communications License, PUC Authorization or CATV Franchise (ii) materially and adversely affect any rights of any Loan Party thereunder. Each Loan Party has no reason to believe and has no knowledge that any of its Communications Licenses, PUC Authorizations or CATV Franchises will fail to be renewed in the ordinary course.

(j)        Rate Regulation. Except as set forth on Schedule 4.20(j), as of the Effective Date, no franchising authority has notified any Loan Party of its application to be certified to regulate rates as provided in Section 76.910 of the FCC rules implementing the rate regulation provisions of the Cable Act and no Governmental Authority that has issued a CATV Franchise to any Loan Party has notified any Loan Party that it has been certified and has adopted regulations required to commence regulation as provided in Section 76.910(e) of such rate regulation rules, except, in each case, for such actions that would not have a Material Adverse Effect.

(k)        Proceedings. There is not issued or outstanding or, to the best knowledge of any Loan Party, threatened, any notice of any hearing, violation or complaint against any Loan Party with respect to the provision of Broadband Services by any Loan Party or with respect to the operation of any portion of any Interactive Broadband Network, except for any such hearing, violation or complaint which could not reasonably be expected to have a Material Adverse Effect and, as of the Effective Date, no Loan Party has any knowledge that any Person intends to contest renewal of any Communication License, PUC Authorization, CATV Franchise or other approval from any Governmental Authority or Pole Agreement.

(l)        Copyrights. All notices, statements of account, supplements and other documents required under Section 111 of the Copyright Act of 1976 and under the rules of the Copyright Office with respect to the carriage of off-air signals by the Interactive Broadband Networks have been duly filed, and the proper amount of copyright fees have been paid on a timely basis, and each such Interactive Broadband Network qualifies for the compulsory license under Section 111 of the Copyright Act of 1976, except where failure to so file, pay or qualify could not reasonably be expected to result in a Material Adverse Effect.

(m)        Off-air Signals. The carriage of all off-air signals by the Interactive Broadband Networks is permitted by valid retransmission consent agreements or by must-carry elections by broadcasters, or is otherwise permitted under Requirement of Law.

(n)        Condition of Systems. All of the material properties, equipment and systems of each Loan Party, including the Interactive Broadband Networks, are, and all those to be added in connection with any contemplated system expansion or construction will be, in good repair and condition, ordinary wear and tear excepted, and in working order and condition which is in accordance with applicable industry standards, and are and will be in compliance with all standards or rules imposed by any Governmental Authority, except where failure to be in such condition or to so comply could not reasonably be expected to result in a Material Adverse Effect.

(o)        Fees. Each Loan Party has paid all franchise, license, universal service, or other fees, contributions, and charges material to the CATV Franchises, Communications Licenses, PUC Authorizations, any Interactive Broadband Network and other matters respecting the operation of its business which have become due pursuant to any approval from any Governmental Authority or other permit in respect of its business, except where the failure to so pay could not reasonably be expected to result in a Material Adverse Effect.

Section 4.21        Prohibited Persons; Trade Restrictions

No Loan Party nor any of their respective Affiliates is a Prohibited Person. None of the funds or other assets of any Loan Party constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including the International Emergency Economic Powers Act, The Trading with the Enemy Act, and any Executive Orders or regulations promulgated thereunder with the result that any transaction contemplated by this Agreement (whether directly or indirectly), is prohibited by law or the Loans or any extensions of credit hereunder are in violation of law. None of the funds of any Loan Party have been derived from any unlawful activity with the result that any transaction contemplated by this Agreement (whether directly or indirectly), is prohibited by law or the Loans or any extensions of credit hereunder are in violation of law.

Section 4.22        [Intentionally Omitted]

Section 4.23        Security Document

(a)        The Pledge and Security Agreement is effective to create, in favor of the Collateral Agent, for the benefit of the Secured Parties a legal, valid, binding and enforceable security interest in the Collateral described therein and the proceeds thereof and (i) in the case of Pledged Collateral (as defined in the Pledge and Security Agreement) consisting of Instruments (as defined in the Pledge and Security Agreement) and Certificated Securities (as defined in the Pledge and Security Agreement), upon the earlier of (A) when such Pledged Collateral (in each case properly endorsed for transfer to the Collateral Agent or in blank) is delivered to the Collateral Agent (B) when financing statements in appropriate form are filed in the offices specified on Schedule 3 (Filings) to the Pledge and Security Agreement, (ii) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the completion of the filings and other actions specified on Schedule 3 (Filings) to the Pledge and Security Agreement (which, in the case of all filings and other documents referred to on such schedule, have been delivered to the Collateral Agent in completed and duly executed form), (iii) the execution and delivery of Securities Account Control Agreements with respect to Investment Property (as defined in the Pledge and Security Agreement) not in certificated form, (iv) the execution and delivery of Deposit Account Control Agreements with respect to all Deposit Accounts of a Grantor and (v) all appropriate filings having been made with the United

States Copyright Office, the Pledge and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Secured Parties in such Collateral and proceeds thereof. Such security interest shall be prior to all other Liens on the Collateral except for Customary Permitted Liens having priority over the Collateral Agent’s Lien by operation of law or otherwise as permitted under this Agreement.

(b)        Upon the execution and delivery thereof, each of the Mortgages will be effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on, and security interest in, all off the Loan Parties’ right, title and interest in and to Property subject to a Mortgage thereunder and proceeds thereof, and when the Mortgages are filed in the appropriate offices, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereof in such Property subject to a Mortgage and proceeds thereof, as security for the Secured Obligations, in each case prior and superior in right to any other person except for Customary Permitted Liens having priority over the Collateral Agent’s Lien by operation of law or otherwise as permitted under this Agreement.

ARTICLE V

FINANCIAL COVENANTS

The Borrower agrees with the Lenders, the Issuers and the Administrative Agent to each of the following as long as any Obligation or any Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 5.1        Maximum Leverage Ratio

The Borrower shall maintain, on each day of each Fiscal Quarter set forth below, a Leverage Ratio of not more than the maximum ratio set forth below opposite such Fiscal Quarter:

FISCAL QUARTER ENDING	MAXIMUM LEVERAGE RATIO
December 31, 2010	5.25 to 1.00
March 31, 2011	5.25 to 1.00
June 30, 2011	5.00 to 1.00
September 30, 2011	5.00 to 1.00
December 31, 2011	4.75 to 1.00
March 31, 2012	4.75 to 1.00
June 30, 2012	4.75 to 1.00
September 30, 2012	4.50 to 1.00
December 31, 2012	4.50 to 1.00
March 31, 2013	4.25 to 1.00
June 30, 2013	4.25 to 1.00
September 30, 2013	4.00 to 1.00
December 31, 2013	4.00 to 1.00
March 31, 2014	3.75 to 1.00
June 30, 2014	3.75 to 1.00
September 30, 2014	3.75 to 1.00
December 31, 2014	3.75 to 1.00
March 31, 2015	3.50 to 1.00

June 30, 2015	3.50 to 1.00
September 30, 2015	3.50 to 1.00
December 31, 2015	3.50 to 1.00
March 31, 2016 and at the end of each Fiscal Quarter thereafter	3.50 to 1.00

Section 5.2        Minimum Interest Coverage Ratio

The Borrower shall maintain an Interest Coverage Ratio, as determined as of the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2010, for the four Fiscal Quarters ending on such day, of at least 2.50 to 1.00.

Section 5.3        Capital Expenditures

The Borrower, together with its Subsidiaries, shall not make or incur, or permit to be made or incurred, Capital Expenditures during any Fiscal Year in excess of $110,000,000 in the aggregate. Notwithstanding the foregoing, (i) up to 100% of the amount of Capital Expenditures permitted pursuant to this Section 5.3 for any Fiscal Year, if not expended in the Fiscal Year for which it is permitted, may be carried over for expenditure in the next succeeding Fiscal Year; provided that for the Fiscal Year ending December 31, 2010, any such carry-over amount shall be calculated based on the difference, if any, between $110,000,000 and the aggregate amount of all Capital Expenditures expended in the Fiscal Year ending December 31, 2009, as certified by a Responsible Officer of the Borrower to the Administrative Agent on or prior to the Effective Date; (ii) Capital Expenditures made in any Fiscal Year shall be deemed to be made, first, in respect of the amounts permitted for such Fiscal Year as provided above (without giving effect to the carryover permitted by clause (i) above) and, second, in respect of amounts carried over from the prior Fiscal Year pursuant to clause (i) above; (iii) the maximum amount of Capital Expenditures set forth above shall be increased by an additional amount after the Effective Date for each Permitted Acquisition consummated in any Fiscal Year equal to 20% of the total revenues of the Proposed Acquisition Target for such Permitted Acquisition for the last four full Fiscal Quarters preceding the date of consummation of such Permitted Acquisition (as determined in financial statements for the Proposed Acquisition prepared in accordance with the standards set forth in Section 6.1(b) (Financial Statements); and (iv) such Capital Expenditures shall not include any items contained in clauses (a), (b) or (c) of the definition thereof.

ARTICLE VI

REPORTING COVENANTS

The Borrower agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 6.1        Financial Statements

The Borrower shall furnish to the Administrative Agent (who will make such information available to each of the Lenders) each of the following:

(a)        [Intentionally Omitted]

(b)        Quarterly Reports. Not later than 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (or such earlier date on which the Borrower is required to file a Form 10-Q under the Exchange Act), financial information regarding the Borrower and its Subsidiaries consisting of Consolidated unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, in each case certified by a Responsible Officer of the Borrower as fairly presenting the Consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(c)        Annual Reports. Not later than 90 days after the end of each Fiscal Year (commencing with the Borrower’s Fiscal Year ended December 31, 2010) (or such earlier date on which the Borrower is required to file a Form 10-K under the Exchange Act), financial information regarding the Borrower and its Subsidiaries consisting of Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such year and related statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and certified, in the case of such Consolidated Financial Statements, without qualification as to the scope of the audit or as to the Borrower being a going concern by the Borrower’s Accountants, together with the report of such accounting firm stating that (i) such Financial Statements fairly present the Consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which the Borrower’s Accountants shall concur and that shall have been disclosed in the notes to the Financial Statements) and (ii) the examination by the Borrower’s Accountants in connection with such Consolidated Financial Statements has been made in accordance with generally accepted auditing standards, and accompanied by a certificate stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries such accounting firm has obtained no knowledge that a Default or Event of Default in respect of the financial covenants contained in Article V (Financial Covenants) has occurred and is continuing, or, if in the opinion of such accounting firm, a Default or Event of Default has occurred and is continuing in respect of such financial covenants, a statement as to the nature thereof.

(d)        Compliance Certificate. Together with each delivery of any Financial Statement pursuant to clause (b) or (c) above, a certificate of a Responsible Officer of the Borrower (each, a “Compliance Certificate”) (i) demonstrating compliance with each of the financial covenants contained in Article V (Financial Covenants) that is tested on a quarterly basis and (ii) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the Borrower proposes to take with respect thereto.

(e)        Corporate Chart and Other Collateral Updates. Together with each delivery of any Financial Statement pursuant to clause (b) or (c) above at the request of the Administrative Agent, (i) a certificate of a Responsible Officer of the Borrower certifying that the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (e) is true, correct, complete and current as of the date of such Financial Statement and (ii) a certificate of a Responsible Officer of the Borrower in form and substance satisfactory to the Administrative Agent that all certificates, statements, updates and other documents (including updated schedules) required to be delivered pursuant to the Pledge and Security Agreement by any Loan Party in the preceding Fiscal Quarter have been delivered thereunder (or such delivery requirement was otherwise duly waived or extended). The reporting requirements set forth in this clause (e) are in addition to, and are not intended to and shall not replace or otherwise modify, any obligation of any Loan Party under any Loan Document (including other notice or reporting requirements). Compliance with the reporting obligations in this clause (e) shall only provide notice to the Administrative Agent and shall not, by itself, modify any obligation of any Loan Party under any Loan Document, update any Schedule to this Agreement or any schedule to any other Loan Document or cure, or otherwise modify in any way, any failure to comply with any covenant, or any breach of any representation or warranty, contained in any Loan Document or any other Default or Event of Default.

(f)        Business Plan. Not later than 45 days after the end of each Fiscal Year, and containing substantially the types of financial information contained in the Projections, (i) the annual business plan of the Borrower and its Subsidiaries for the next succeeding Fiscal Year approved by the board of directors of the Borrower, (ii) forecasts prepared by management of the Borrower for each fiscal month in the next succeeding Fiscal Year and (iii) forecasts prepared by management of the Borrower for each of the succeeding Fiscal Years through the Fiscal Year ending December 31, 2016, including, in each instance described in clauses (ii) and (iii) above, (x) a projected Fiscal Quarter-end and Fiscal Year-end Consolidated balance sheet and income statement and statement of cash flows and (y) a statement of all of the material assumptions on which such forecasts are based.

(g)        Management Letters, Etc. Within five Business Days after receipt thereof by any Loan Party, copies of each management letter, exception report or similar letter or report received by such Loan Party from its independent certified public accountants (including the Borrower’s Accountants).

(h)        Intercompany Loan Balances. Together with each delivery of any Financial Statement pursuant to clauses (b) or (c) above, at the request of the Administrative Agent, a summary of the outstanding balance of all intercompany Indebtedness as of the last day of the fiscal month covered by such Financial Statement, certified by a Responsible Officer of the Borrower.

Section 6.2        Default Notices

As soon as practicable, and in any event within five Business Days after a Responsible Officer of any Loan Party has actual knowledge of the existence of any Default, Event of Default or other event having had a Material Adverse Effect, the Borrower shall give the Administrative Agent notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

Section 6.3        Litigation and Regulatory Matters

The Borrower shall provide the Administrative Agent:

(a)        promptly after the commencement thereof, written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator affecting the Borrower or any Subsidiary of the Borrower that (i) seeks injunctive or similar relief or (ii) in the reasonable judgment of the Borrower or such Subsidiary expose the Borrower or such Subsidiary to liability in an amount aggregating $7,500,000 or more or that, if adversely determined, would have a Material Adverse Effect; and

(b)        promptly, and in any event within 10 days, after filing, receipt or becoming aware thereof, copies of any filings or communications sent to and notices or other communications received by any Borrower or any of its Subsidiaries from any Governmental Authority, including the Securities and Exchange Commission, the FCC, any PUC, or any local franchising authority, relating to (i) any material non-compliance by any Borrower or any of its Subsidiaries with any laws or regulations or with respect to any matter or proceeding the effect of which, if adversely determined, would have a Material Adverse Effect or (ii) any violation by any Borrower or any of its Subsidiaries of any Communication License, CATV Franchise, PUC Authorization or similar license, franchise or authorization that would constitute a Material Adverse Effect.

Section 6.4        Asset Sales

Prior to any Asset Sale in excess of $10,000,000, the Borrower shall send the Administrative Agent a notice (a) describing such Asset Sale or the nature and material terms and conditions of such transaction and (b) stating the estimated Net Cash Proceeds anticipated to be received by the Borrower or any of its Subsidiaries.

Section 6.5        Notices under Related Documents

Promptly after the sending or filing thereof, the Borrower shall send the Administrative Agent copies of all material notices, certificates or reports delivered pursuant to, or in connection with, any Related Document.

Section 6.6        SEC Filings; Press Releases

Promptly after the sending or filing thereof, the Borrower shall send the Administrative Agent copies of (a) all reports that Borrower sends to its security holders generally, (b) all reports and registration statements that Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national or foreign securities exchange or the National Association of Securities Dealers, Inc., (c) all press releases and (d) all other statements concerning material changes or developments in the business of such Loan Party made available by any Loan Party to the public or any other creditor.

Section 6.7        Labor Relations

Promptly after becoming aware of the same, the Borrower shall give the Administrative Agent written notice of (a) any material labor dispute to which the Borrower or any of its Subsidiaries is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities, and (b) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any such Person.

Section 6.8        Tax Returns

Upon the request of the Requisite Lenders or the Administrative Agent, the Borrower shall provide copies of all federal, state, local tax returns and reports filed by the Borrower or any Subsidiary of the Borrower in respect of taxes measured by income (excluding sales, use and like taxes).

Section 6.9        Insurance

As soon as is practicable and in any event within 90 days after the end of each Fiscal Year, the Borrower shall furnish the Administrative Agent with (a) a report in form and substance reasonably satisfactory to the Administrative Agent and the Lenders outlining all material insurance coverage maintained as of the date of such report by the Borrower or any Subsidiary of the Borrower and the duration of such coverage and (b) an insurance broker’s statement that all premiums then due and payable with respect to such coverage have been paid and confirming, with respect to any insurance maintained by the Borrower or any Loan Party, that the Administrative Agent has been named as loss payee or additional insured, as applicable.

Section 6.10        ERISA Matters

The Borrower shall furnish the Administrative Agent (with sufficient copies for each of the Lenders) each of the following:

(a)        promptly and in any event within 30 days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, written notice describing such event;

(b)        promptly and in any event within 10 days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a written statement of a Responsible Officer of the Borrower describing such ERISA Event or waiver request and the action, if any, the Borrower, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; and

(c)        simultaneously with the date that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate files a notice of intent to terminate any Title IV Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice.

Section 6.11        Environmental Matters

The Borrower shall provide the Administrative Agent promptly and in any event within 10 days after the Borrower or any Subsidiary of the Borrower learning of any of the following, written notice of each of the following:

(a)        that any Loan Party is or may be liable to any Person as a result of a Release or threatened Release that could reasonably be expected to subject such Loan Party to Environmental Liabilities and Costs in excess of $5,000,000;

(b)        the receipt by any Loan Party of notification that any Real Property or personal property of such Loan Party is or is reasonably likely to be subject to any Environmental Lien;

(c)        the receipt by any Loan Party of any notice of violation of or potential liability under, or knowledge by such Loan Party that there exists a condition that could reasonably be expected to result in a violation of or liability under, any Environmental Law, except for violations and liabilities the consequence of which, in the aggregate, would not be reasonably likely to subject the Loan Parties collectively to Environmental Liabilities and Costs in excess of $5,000,000;

(d)        the commencement of any judicial or administrative proceeding or investigation alleging a violation of or liability under any Environmental Law, that, in the aggregate, if adversely determined, would have a reasonable likelihood of subjecting the Loan Parties collectively to Environmental Liabilities and Costs in excess of $5,000,000;

(e)        any proposed acquisition of stock, assets or real estate, any proposed leasing of property or any other action by any Loan Party or any of its Subsidiaries other than those the consequences of which, in the aggregate, have reasonable likelihood of subjecting the Loan Parties collectively to Environmental Liabilities and Costs in excess of $5,000,000;

(f)        any proposed action by any Loan Party or any of its Subsidiaries or any proposed change in Environmental Laws that, in the aggregate, have a reasonable likelihood of requiring the Loan Parties to obtain additional environmental, health or safety Permits or make additional capital improvements to obtain compliance with Environmental Laws that, in the aggregate, would have cost $5,000,000 or more or that shall subject the Loan Parties to additional Environmental Liabilities and Costs in excess of $5,000,000; and

(g)        upon written request by any Lender through the Administrative Agent, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Agreement.

Section 6.12        Other Information

The Borrower shall provide the Administrative Agent or any Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of the Borrower or any Subsidiary of the Borrower as the Administrative Agent or such Lender through the Administrative Agent may from time to time reasonably request.

ARTICLE VII

AFFIRMATIVE COVENANTS

The Borrower agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 7.1        Preservation of Corporate Existence, Etc.

The Borrower shall, and shall cause each Subsidiary of the Borrower to, preserve and maintain its legal existence, rights (charter and statutory) and franchises, except as permitted by Sections 8.4 (Sale of Assets) and 8.7 (Restriction on Fundamental Changes; Permitted Acquisitions) and 8.11 (Modification of Constituent Documents).

Section 7.2        Compliance with Laws, Etc.

The Borrower shall, and shall cause each Subsidiary of the Borrower to, comply with all applicable Requirements of Law, Contractual Obligations and Permits, except where the failure so to comply would not, in the aggregate, have a Material Adverse Effect.

Section 7.3        [Intentionally Omitted]

Section 7.4        Payment of Taxes, Etc.

The Borrower shall, and shall cause each Subsidiary of the Borrower to, pay and discharge before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies, except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the Borrower or the appropriate Subsidiary in conformity with GAAP.

Section 7.5        Maintenance of Insurance

The Borrower shall (a) maintain for itself, and the Borrower shall cause to be maintained for each Subsidiary of the Borrower, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates, and, in any event, all insurance required by any Collateral Documents and (b) cause all such insurance relating to any Loan Party to name the Administrative Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days’ written notice thereof to the Administrative Agent.

Section 7.6        Access

The Borrower shall, and shall cause each Subsidiary of the Borrower to, from time to time permit the Administrative Agent and the Lenders or any agents or representatives thereof, within two Business Days after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to, (a) examine and make copies of and abstracts from the records and books of account of the Borrower and each Subsidiary of the Borrower, (b) visit the properties of the Borrower and each Subsidiary of the Borrower, (c) discuss the affairs, finances and accounts of the Borrower and each Subsidiary of the Borrower with any of their respective officers or directors and (d) after prior written notice to the Borrower, communicate directly with any of its certified public accountants (including the Borrower’s Accountants); provided, however, that unless an Event of Default has occurred and is continuing, the Borrower shall only be obligated to pay the costs and expenses of the Administrative Agent incurred in connection with this Section 7.6 and such inspections or visits shall occur only once per year unless an Event of Default shall have occurred and be continuing. If an Event of Default shall have occurred and be continuing, the Borrower shall authorize its certified public accountants (including the Borrower’s Accountants), and shall cause the certified public accountants of any Subsidiary of the Borrower, if any, to disclose to the Administrative Agent or any Lender any and all financial statements and other information of any kind, as the Administrative Agent or any Lender reasonably requests and that such accountants may have with respect to the business, financial condition, results of operations or other affairs of the Borrower or any Subsidiary of the Borrower.

Section 7.7        Keeping of Books

The Borrower shall, and shall cause each Subsidiary of the Borrower to keep, proper books of record and account, in which full and correct entries shall be made in conformity with GAAP of all financial transactions and the assets and business of the Borrower and each such Subsidiary.

Section 7.8        Maintenance of Properties, Etc.

The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and preserve (a) in good working order and condition all of its properties necessary in the conduct of its business, (b) all rights, permits, licenses, approvals and privileges (including all Permits) used or useful or necessary in the conduct of its business and (c) all registered patents, trademarks, trade names, copyrights and service marks with respect to its business, except where failure to so maintain and preserve the items set forth in clauses (a), (b) and (c) above would not, in the aggregate, have a Material Adverse Effect.

Section 7.9        Application of Proceeds

The Borrower (and, to the extent distributed to them by the Borrower, each Loan Party) shall use the entire amount of the proceeds of the Loans and utilize the Letters of Credit as provided in Section 4.13 (Use of Proceeds).

Section 7.10        Environmental

The Borrower shall, and shall cause each Subsidiary of the Borrower to, comply in all material respects with Environmental Laws and, without limiting the foregoing, the Borrower shall, at its sole cost and expense, upon receipt of any notification or otherwise obtaining knowledge of any Release or other event that has any reasonable likelihood of the Borrower or any Subsidiary of the Borrower incurring Environmental Liabilities and Costs in excess of $5,000,000 in the aggregate, (a) conduct, or pay for consultants to conduct, tests or assessments of environmental conditions at such operations or properties, including the investigation and testing of subsurface conditions and (b) take such Remedial Action and undertake such investigation or other action as required by Environmental Laws or as any Governmental Authority requires or as is appropriate and consistent with good business practice to address the Release or event and otherwise ensure compliance with Environmental Laws.

Section 7.11        Additional Collateral and Guaranties

To the extent not delivered to the Administrative Agent on or before the Effective Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Loan Party after the Effective Date) and subject to Section 7.12 (Regulatory Consents), the Borrower agrees promptly to do, or cause each Subsidiary of the Borrower to do, each of the following, unless otherwise agreed by the Administrative Agent:

(a)        deliver to the Administrative Agent such duly executed supplements and amendments to the Guaranty (or, in the case of any Subsidiary of any Loan Party that is not a Domestic Subsidiary or that holds shares in any Person that is not a Domestic Subsidiary, foreign guarantees and related documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to ensure that each Subsidiary of each Loan Party guaranties, as primary obligor and not as surety, the full and punctual payment when due of the Obligations or any part thereof; provided, however, in no event shall any Excluded Foreign Subsidiary be required to guaranty the payment of the Obligations, unless (x) the Borrower and the Administrative Agent otherwise agree or (y) such Excluded Foreign Subsidiary has entered into Guaranty Obligations in respect of other Indebtedness of the Borrower having substantially similar tax consequences;

(b)        deliver to the Collateral Agent such duly-executed joinder and amendments to the Pledge and Security Agreement and, if applicable, other Collateral Documents (or, in the case of any such Subsidiary of any Loan Party that is not a Domestic Subsidiary or that holds shares in any Person that is not a Domestic Subsidiary, foreign charges, pledges, security agreements and other Collateral Documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to (i) effectively grant to the Collateral Agent, for the benefit of the Secured Parties, a valid, perfected and enforceable first-priority security interest in the Stock and Stock Equivalents and other debt Securities owned by any Loan Party and (ii) effectively grant to the Collateral Agent, for the benefit of the Secured Parties, a valid, perfected and enforceable first-priority security interest in all property interests and other assets of any Loan Party; provided, however, in no event shall (x) any Loan Party or any of its Subsidiaries, individually or collectively, be required to pledge in excess of 66% of the outstanding Voting Stock of any Excluded Foreign Subsidiary or (y) any assets of any Excluded Foreign Subsidiary be required to be pledged, unless the Borrower and the Administrative Agent otherwise agree;

(c)        deliver to the Collateral Agent all certificates, instruments and other documents representing all Pledged Stock and all other Stock, Stock Equivalents and other debt Securities being pledged pursuant to the joinders, amendments and foreign agreements executed pursuant to clause (b) above, together with (i) in the case of certificated Pledged Stock and other certificated Stock and Stock Equivalents, undated stock powers endorsed in blank and (ii) in the case of other certificated debt Securities, endorsed in blank, in each case executed and delivered by a Responsible Officer of such Loan Party or such Subsidiary thereof, as the case may be;

(d)        to take such other actions necessary or advisable to ensure the validity or continuing validity of the guaranties required to be given pursuant to clause (a) above or to create, maintain or perfect the security interest required to be granted pursuant to clause (b) above, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by the Administrative Agent or the Collateral Agent; and

(e)        if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

Section 7.12        Regulatory Consents

(a)        At the request of the Administrative Agent, the Borrower shall, or shall cause its applicable Subsidiary to, use its respective commercially reasonable efforts to obtain each Permit of the applicable Governmental Authority or third party which is required for the Collateral Agent to hold a first-priority perfected security interest in the CATV Franchises set forth in Schedule 4.2(b)(Regulatory Consents) requiring prior approval of the applicable Government Authority.

(b)        The Borrower shall, or shall cause its applicable Subsidiary to, use its respective commercially reasonable efforts to obtain each Permit of the applicable Governmental Authority or third party which is required for the Collateral Agent to hold a first-priority perfected security interest in the rights under the PUC Authorizations set forth in Schedule 4.2(b) (Regulatory Consents) requiring prior approval of the applicable Government Authority or third party.

(c)        Promptly following the acquisition or assumption by or grant to any Loan Party of any Communications License, CATV Franchise or PUC Authorization, the Borrower shall, or cause its applicable Subsidiary to, use its respective best efforts to obtain each

Permit of the applicable Governmental Authority or third party which is required for the Collateral Agent to hold a perfected security interest in such franchise, authorization or license to the extent permitted by applicable law.

(d)        For so long as any Permit set forth in Schedule 4.2(b) (Regulatory Consents) or required under clauses (a), (b) or (c) above has not been obtained, the Borrower shall deliver (i) a written report to the Administrative Agent on the first Business Day of every calendar month detailing the respective efforts made by the Borrower and its Subsidiaries to obtain each such Permit from the applicable Governmental Authority during the preceding calendar month and (ii) copies of any Permits obtained during such preceding calendar month.

(e)        Immediately upon obtaining each applicable Permit referred to in clauses (a) through (c) above, the Borrower shall, or cause its applicable Subsidiary to, execute and/or deliver such documents and take such other action as may be required by the Administrative Agent to ensure that the Collateral Agent holds a first-priority perfected security interest in the assets which are subject to such Permit.

(f)        The Borrower shall use its commercially reasonable efforts to renew or otherwise obtain the CATV Franchises from Huntsville, Alabama from the applicable Governmental Authorities and shall notify the Administrative Agent of any material developments with respect to its efforts to renew or obtain such CATV Franchises.

Section 7.13        Control Accounts, Approved Deposit Accounts

(a)        The Borrower shall, and shall cause each of their respective Subsidiaries, with the exception of any Excluded Foreign Subsidiary, to (i) deposit in an Approved Deposit Account all cash they receive, (ii) not establish or maintain any Securities Account that is not a Control Account (other than any Securities Accounts maintained as a surety for insurance obligations as long as the aggregate balance in all such Securities Accounts does not at any time exceed $5,000,000) and (iii) not establish or maintain any Deposit Account other than with a Deposit Account Bank; provided, however, that the Borrower and each of its Subsidiaries shall be permitted to maintain and deposit cash into (x) payroll, withholding tax and other fiduciary accounts as long as the aggregate balance in all such accounts does not at any time exceed $5,000,000 and (y) additional Deposit Accounts as long as the aggregate balance in any such Deposit Account does not at any time exceed $1,000,000 and the aggregate balance in all such Deposit Accounts does not at any time exceed $2,000,000. Notwithstanding the foregoing, if any Deposit Accounts are acquired in connection with a Permitted Acquisition, the Borrower shall have 120 days after the closing of such Permitted Acquisition to comply with the requirements of this clause (a) with respect to such Deposit Accounts.

(b)        The Administrative Agent may establish one or more Cash Collateral Accounts with such depositaries and Securities Intermediaries as it in its sole discretion shall determine; provided, however, that no Cash Collateral Account shall be established with respect to the assets of any Excluded Foreign Subsidiary. The Borrower agrees that each such Cash Collateral Account shall meet the requirements set forth in the definition of “Cash Collateral Account”. Without limiting the foregoing, funds on deposit in any Cash Collateral Account may be invested (but the Administrative Agent shall be under no obligation to make any such investment) in Cash Equivalents at the direction of the Administrative Agent and, except during the continuance of an Event of Default, the Administrative Agent agrees with the Borrower to issue Entitlement Orders for such investments in Cash Equivalents as requested by the Borrower; provided, however, that the Administrative Agent shall not have any responsibility for, or bear any risk of loss of, any such investment or income thereon. Neither the Borrower nor any Subsidiary of the Borrower or any other Loan Party or Person claiming on behalf of or through the Borrower, any Subsidiary of the Borrower or any other Loan Party shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the termination of all outstanding Letters of Credit and the payment in full of all then outstanding and payable monetary Secured Obligations. The Administrative Agent shall apply all funds on deposit in a Cash Collateral Account as provided in Section 2.9 (Mandatory Prepayments).

Section 7.14        Real Property

(a)        The Borrower shall, and shall cause each of its Subsidiaries to, (i) comply in all material respects with all of their respective obligations under all of their respective Leases now or hereafter held respectively by them, including the Leases set forth on Schedule 4.19 (Real Property), the failure to comply with which would not have a Material Adverse Effect, (ii) not modify, amend, cancel, extend or otherwise change in any materially adverse manner any term, covenant or condition of any such Lease if such change would have a Material Adverse Effect, (iii) not assign or sublet any other Lease if such assignment or sublet would have a Material Adverse Effect of the Borrower under any Lease simultaneously with its delivery of such notice under such Lease.

(b)        At least 15 Business Days prior to acquiring any material owned Real Property, the Borrower shall, and shall cause such Guarantor to, provide the Administrative Agent written notice thereof.

(c)        To the extent not previously delivered to the Administrative Agent, upon written request of the Administrative Agent, the Borrower shall, and shall cause each Guarantor to, execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, promptly and in any event not later than 45 days (or such later period as the Administrative Agent may approve in its sole discretion) after receipt of such notice (or, if such notice is given by the Administrative Agent prior to the acquisition of such Real Property, immediately upon such acquisition), a Mortgage on any owned Real Property of the Borrower or such Guarantor having a Fair Market Value in excess of $2,000,000, together with (i) if requested by the Administrative Agent and such Real Property is located in the United States, all Mortgage Supporting Documents relating thereto or (ii) documents similar to Mortgage Supporting Documents deemed by the Administrative Agent to be appropriate in the applicable jurisdiction to obtain the equivalent in such jurisdiction of a first-priority mortgage on such Real Property.

Section 7.15        Interest Rate Contracts

The Borrower shall within 20 days after the delivery of a Compliance Certificate pursuant to Section 6.1(a) (Financial Statements) indicating that the Leverage Ratio exceeds 4.50 to 1.00, enter into an Interest Rate Contract or Contracts, on terms and with counterparties reasonably satisfactory to the Administrative Agent, to the extent necessary to ensure that no less than 50% of the Borrower’s Consolidated Indebtedness (other than the Revolving Credit Outstandings) effectively bears interest at a fixed rate for a term of at least two consecutive years following the date thereof.

Section 7.16        Ratings

The Borrower shall at all times use commercially reasonable efforts to maintain a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case with respect to the Borrower, and a public rating of the Facilities by each of S&P and Moody’s (collectively, the “Ratings”).

Section 7.17        Post-Effectiveness Matters

(a)        The Borrower shall, and shall cause each of its Subsidiaries to, deliver each of the documents, instruments and agreements and take each of the actions set forth on Schedule 7.17, as of the Effective Date, within the time periods set forth on such Schedule.

(b)        Within forty-five (45) days after the Restatement Date (or such additional period reasonably acceptable to the Administrative Agent in its sole discretion), the Borrower shall deliver to the Administrative Agent favorable written opinions of (i) Kelley Drye & Warren LLP, special counsel to the Loan Parties as to FCC matters, and (ii) counsel to the Loan Parties in the States of Alabama, Florida, Georgia, Kansas, South Carolina and Tennessee, in each case, addressed to the Administrative Agent, the Collateral Agent and the Lenders and addressing such other matters as any Lender through the Administrative Agent may reasonably request and otherwise in a form satisfactory to the Administrative Agent.

ARTICLE VIII

NEGATIVE COVENANTS

The Borrower agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 8.1        Indebtedness

The Borrower shall not, nor shall it permit any Subsidiary of the Borrower to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following:

(a)        the Secured Obligations (other than in respect of Hedging Contracts not permitted to be incurred pursuant to clause (h) below) and Guaranty Obligations with respect thereto;

(b)        Indebtedness existing on the Effective Date (after giving effect to the Transactions) and disclosed on Schedule 8.1 (Existing Indebtedness);

(c)        Guaranty Obligations incurred by the Borrower or any Guarantor in respect of Indebtedness of the Borrower or any Guarantor that is otherwise permitted by this Section 8.1 (other than clause (a) above);

(d)        Capital Lease Obligations and purchase money Indebtedness (i) set forth in Schedule 8.1(d) (Capital Leases) or (ii) incurred after the Effective Date by the Borrower or a Subsidiary of the Borrower to finance the acquisition of assets; provided, however, that the Capital Expenditure related thereto is otherwise permitted by Section 5.3 (Capital Expenditures) and that the aggregate outstanding principal amount of all such Capital Lease Obligations and purchase money Indebtedness shall not exceed $50,000,000 at any time on or after the Effective Date;

(e)        Renewals, extensions, refinancings and refundings of Indebtedness permitted by clauses (b) and (d) above, clause (k) below or this clause (e); provided, however, that any such renewal, extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount of the Indebtedness being renewed, extended, refinanced or refunded (plus accrued but unpaid interest on or premium, if any, under such Indebtedness);

(f)        Indebtedness arising from intercompany loans (i) from the Borrower to any Guarantor, (ii) from any Guarantor to the Borrower or any other Guarantor or (iii) from the Borrower or any Guarantor to any Subsidiary of the Borrower that is not a Guarantor; provided, however, that in each case the Investment in such intercompany loan is permitted under Section 8.3 (Investments);

(g)        Indebtedness arising under any performance or surety bond entered into in the ordinary course of business;

(h)        Secured Obligations under Interest Rate Contracts mandated by Section 7.15 (Interest Rate Contract) and other Hedging Contracts permitted under Section 8.16 (No Speculative Transactions);

(i)        Indebtedness not otherwise permitted under this Section 8.1; provided, however, that the aggregate outstanding principal amount of all such Indebtedness shall not exceed $20,000,000 at any time;

(j)        Indebtedness under unsecured promissory notes issued by the Borrower as consideration in connection with any Permitted Acquisition; provided, however, that (x)(i) the obligations under such notes are subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent, (ii) no principal in respect of such notes is, or may be, payable before the first anniversary of the Term Loan B Maturity Date and (iii) no interest in respect of such notes is required to be paid in cash prior to the Term Loan B Maturity Date or (y) the aggregate outstanding principal amount of all such Indebtedness incurred, shall not exceed $20,000,000 at any time on or after the Effective Date;

(k)        Indebtedness assumed pursuant to, or incurred to finance, a Permitted Acquisition; provided that (i) in the case of assumed Indebtedness, such Indebtedness was not created in contemplation of such Permitted Acquisition and (ii) before and after giving effect to such assumption or such incurrence of such Indebtedness, the Borrower is in pro forma compliance with each covenant set forth in Article V (Financial Covenants) hereof;

(l)        Permitted MDU Transactions and Permitted CIU Transactions, in each case, to the extent accounted for as Capital Lease Obligations; and

(m)        Indebtedness incurred by the Borrower or any Guarantor pursuant to programs established under The American Recovery and Reinvestment Act of 2009 or other similar federal or state economic stimulus programs in an aggregate outstanding principal amount not to exceed $75,000,000 at any time.

Section 8.2        Liens, Etc.

The Borrower shall not, nor shall it permit any Subsidiary of the Borrower to, create or suffer to exist, any Lien upon or with respect to any of its properties or assets, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, except for the following:

(a)        Liens created pursuant to the Loan Documents;

(b)        Liens existing on the Effective Date (after giving effect to the

Transactions) and disclosed on Schedule 8.2 (Existing Liens);

(c)        Customary Permitted Liens on the assets of the Borrower and the Borrower’s Subsidiaries;

(d)        purchase money Liens granted by the Borrower or any of its Subsidiaries (including the interest of a lessor under a Capital Lease and purchase money Liens to which any property is subject at the time, on or after the Effective Date, of the Borrower’s or such Subsidiary’s acquisition thereof) securing Indebtedness permitted under Section 8.1(d) (Indebtedness) and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness or subject to such Capital Lease;

(e)        any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clauses (b) or (d) above, clauses (h) or (j) below or this clause (e) without any change in the assets subject to such Lien and to the extent such renewal, extension, refinancing or refunding is permitted by Section 8.1(e) (Indebtedness);

(f)        Liens in favor of lessors securing operating leases to the extent such operating leases are permitted hereunder and, to the extent such transactions create a Lien, sale and leaseback transactions permitted by Section 8.4(f) (Asset Sales);

(g)        Liens not otherwise permitted by the foregoing clauses of this Section 8.2 securing obligations or other liabilities of any Loan Party; provided, however, that the aggregate outstanding amount of all such obligations and liabilities shall not exceed $10,000,000 at any time;

(h)        Liens securing Indebtedness permitted under Section 8.1(k) (Indebtedness); provided that (i) such Liens were not created in contemplation of such Permitted Acquisitions and (ii) such Liens are purchase money Liens granted by the Proposed Acquisition Target or its Subsidiaries (including the interest of a lessor under a Capital Lease and purchase money Liens on any property of Proposed Acquisition Target or its Subsidiaries) and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness or subject to such Capital Lease;

(i)        Liens securing judgments that do not constitute an Event of Default (or securing bonds that secure such judgments) that do not exceed, in the aggregate, $10,000,000; and

(j)        Liens in favor of U.S. government agencies securing Indebtedness permitted under Section 8.1(m) (Indebtedness); provided, however, that such Liens shall be limited to assets and property developed or acquired with the proceeds of such Indebtedness.

Section 8.3        Investments

The Borrower shall not, nor shall it permit any Subsidiary of the Borrower to make or maintain, directly or indirectly, any Investment except for the following:

(a)        Investments existing on the Effective Date (after giving effect to the Transactions) and disclosed on Schedule 8.3 (Existing Investments);

(b)        Investments in cash and Cash Equivalents held in a Deposit Account or a

Control Account or otherwise in compliance with Section 7.13 (Control Accounts, Approved Deposit Accounts) or outside such accounts to the extent permitted by Section 7.13(a) (Control Accounts, Approved Deposit Accounts);

(c)        Investments in payment intangibles, chattel paper (each as defined in the UCC) and Accounts, notes receivable and similar items arising or acquired in the ordinary course of business consistent with the past practice of the Borrower and its Subsidiaries;

(d)        Investments received in settlement of amounts due to the Borrower or any Subsidiary of the Borrower effected in the ordinary course of business;

(e)        Investments by (i) the Borrower or any Guarantor in the Borrower or any other Guarantor or (ii) any Subsidiary of the Borrower that is not a Guarantor in the Borrower or any other Subsidiary of the Borrower;

(f)        Investments by the Borrower or any Guarantor in a Permitted Acquisition;

(g)        loans or advances to employees of the Borrower or any Subsidiaries of the Borrower in the ordinary course of business as presently conducted other than any loans or advances that would be in violation of Section 402 of the Sarbanes-Oxley Act; provided, however, that the aggregate principal amount of all loans and advances permitted pursuant to this clause (g) shall not exceed $500,000 at any time;

(h)        Guaranty Obligations permitted by Section 8.1 (Indebtedness);

(i)        Investments in promissory notes received in consideration for Asset Sales permitted by Section 8.4(f) (Asset Sales); and

(j)        Investments not otherwise permitted hereby; provided, however, that the aggregate outstanding amount of all such Investments shall not, at any time, exceed $40,000,000.

Section 8.4        Sale of Assets

The Borrower shall not nor shall it permit any Subsidiary of the Borrower to, sell, convey, transfer, lease or otherwise dispose of, any of their respective assets or any interest therein (including the sale or factoring at maturity or collection of any accounts) to any Person or permit or suffer any other Person to acquire any interest in any of their respective assets, nor shall the Borrower permit any of its Subsidiaries to issue or sell any shares of their Stock or any Stock Equivalents (any such disposition being an “Asset Sale”), except for the following:

(a)        the sale or disposition of Cash Equivalents, Inventory, customer premise equipment and fiber optic cable, in each case, in the ordinary course of business;

(b)        the sale or disposition of Equipment that has become obsolete or is to be replaced in the ordinary course of business;

(c)        a true lease or sublease of Real Property not constituting Indebtedness and not constituting a sale and leaseback transaction;

(d)        assignments and licenses of intellectual property of the Borrower and its Subsidiaries in the ordinary course of business;

(e)        any Asset Sale to the Borrower or any Guarantor;

(f)        as long as no Default or Event of Default is continuing or would result therefrom, any other Asset Sale (including in the form of a sale and leaseback transaction) for Fair Market Value, payable at least 75% in cash upon such sale; provided, however, that with respect to any such Asset Sale pursuant to this clause (f), (i) the aggregate consideration received during any Fiscal Year for all such Asset Sales shall not exceed $50,000,000, and (ii) an amount equal to all Net Cash Proceeds of such Asset Sale are applied to the payment of the Obligations as set forth in, but only to the extent required by, Section 2.9 (Mandatory Prepayments);

(g)        any Asset Sale in the form of a divestiture of assets acquired after the Effective Date either in connection with a Permitted Acquisition or an Investment permitted by clauses (f) or (i) of Section 8.3 (Investments); provided, however, an amount equal to all Net Cash Proceeds of such Asset Sale are applied to the payment of the Obligations as set forth in, but only to the extent required by, Section 2.9 (Mandatory Prepayments);

(h)        any Asset Sale (including any cash payment of any true-up amount) in connection with any asset swap involving assets or property of the Borrower or any of its Subsidiaries (“Sold Swap Assets”) exchanged for assets or property of a Person that is not an Affiliate of the Borrower (the “Seller”, and such assets or property, “Purchased Swap Assets”); provided, however, that (i) the aggregate amount of EBITDA of the Borrower on a Consolidated basis attributable to the Sold Swap Assets subject to any such asset swap transaction or series of related transactions (“Attributable EBITDA”) for the most recently ended Fiscal Year plus the aggregate amount of Attributable EBITDA of all Sold Swap Assets previously disposed pursuant to this clause (h) (in each case, measured at the time of such previous disposition) shall not exceed 20% of the EBITDA of the Borrower on a Consolidated basis for the most recently ended Fiscal Year; (ii) the aggregate amount of EBITDA attributable to Purchased Swap Assets (calculated based on the Seller’s EBITDA after giving effect to Permitted Pro Forma Adjustments) shall equal or exceed the Attributable EBITDA of the Sold Swap Assets; (iii) each such asset swap transaction shall be on arm’s length basis with the Seller; (iv) no Default of Event of Default shall have occurred or be continuing or would result therefrom; (v) an amount equal to all Net Cash Proceeds received by the Borrower or any of its Subsidiaries (including any cash true-up amounts received by the Borrower or any Subsidiary) in connection therewith is applied to the payment of the Obligations to the extent required by Section 2.9 (Mandatory Prepayments); and (vi) the Borrower have delivered a certificate to the Administrative Agent certifying compliance with the foregoing; and

(i)        the sale or disposition of assets having a Fair Market Value not to exceed $5,000,000 for any sale or disposition (or series of related sales or dispositions) and $50,000,000 in the aggregate for all such sales or dispositions during any Fiscal Year.

Section 8.5        Restricted Payments

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following:

(a)        Restricted Payments by any Subsidiary of the Borrower to the Borrower or any Guarantor;

(b)        dividends and distributions declared and paid on the common Stock of the Borrower and payable only in common Stock of the Borrower;

(c)        Restricted Payments in an aggregate amount not to exceed $30,000,000; provided that the Borrower has delivered an RP Certificate to the Administrative Agent in connection with such Restricted Payment;

(d)        following delivery of the Financial Statements for the Fiscal Year ending December 31, 2011 pursuant to Section 6.1(c) (Financial Statements), additional Restricted Payments not otherwise permitted hereby; provided, however, that (i) the aggregate amount of all such Restricted Payments permitted pursuant to this clause (d) shall not, during any Fiscal Year, exceed the lesser of (A) $25,000,000 and (B) the Cumulative RP Amount; (ii) both before and after giving effect to the payment of any such Restricted Payment pursuant to this clause (d), the Leverage Ratio does not exceed 3.5 to 1.00; and (iii) the Borrower has delivered an RP Certificate to the Administrative Agent in connection with such Restricted Payment;

provided, however, that such Restricted Payments shall not be permitted pursuant to this Section 8.5 (other than pursuant to clause (a) above) if an Event of Default or Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom.

Section 8.6        Prepayment and Cancellation of Indebtedness

(a)        The Borrower shall not, nor shall it permit any Subsidiary of the Borrower to, cancel any claim or Indebtedness owed to any of them except (i) in the ordinary course of business consistent with past practice and/or the reasonable business judgment of the Borrower and (ii) in respect of intercompany Indebtedness among the Borrower and the Guarantors that are Domestic Subsidiaries.

(b)        The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness; provided, however, that the Borrower and each Subsidiary of the Borrower may prepay, redeem or repurchase the Obligations in accordance with the terms of this Agreement, make regularly scheduled or otherwise required repayments or redemptions of Indebtedness, prepay in full the Existing Indebtedness with the proceeds of the initial Borrowings hereunder, prepay Indebtedness payable to the Borrower by any of its Subsidiaries, (v) renew, extend, refinance and refund Indebtedness, as long as such renewal, extension, refinancing or refunding is permitted under Section 8.1(e) (Indebtedness), (vi) prepay Capital Lease Obligations and purchase money Indebtedness permitted under Section 8.1(d) (Indebtedness), (vii) prepay any Indebtedness (A) following delivery of the Financial Statements for the Fiscal Year ending December 31, 2011 pursuant to Section 6.1(c) (Financial Statements), in an aggregate amount not exceeding the Cumulative RP Amount or (B) with Net Cash Proceeds of any Equity Issuance not otherwise used for Permitted Acquisitions, to finance Capital Expenditures or to prepay Loans under clause (a) of Section 2.9 (Mandatory Prepayments); provided that Financial Statements have been delivered for such preceding Fiscal Year pursuant to Section 6.1(c) (Financial Statements); provided, however that (x) if any such prepayment is in respect of subordinated Indebtedness, before and after giving effect to the payment of such dividends, the Leverage Ratio does not exceed 3.5 to 1.00, (y) that such prepayment shall not be permitted if an Event of Default or Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom and (z) in connection with clause (b)(vii) above, the Borrower has delivered an RP Certificate to the Administrative Agent in connection with such prepayment, (viii) prepay or repay Indebtedness in an aggregate amount not to exceed $2,500,000 for all such prepayments or repayments in any Fiscal Year and (ix) make payments required pursuant to Hedging Contracts entered into in accordance with Section 8.16 (No Speculative Transactions), including upon termination or amendment thereof in the ordinary course of business.

Section 8.7        Restriction on Fundamental Changes; Permitted Acquisitions; Restricted Subsidiaries

The Borrower shall not, nor shall it permit any Subsidiary of the Borrower to, (a) except in connection with a Permitted Acquisition and the Sunflower Acquisition, (i) merge or consolidate with any Person (other than (x) with other Subsidiaries of the Borrower or (y) with the Borrower so long as the Borrower is the surviving Person following such merger or consolidation), (ii) acquire all or substantially all of the Stock or Stock Equivalents of any Person or (iii) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person, (b) enter into any joint venture or partnership with any Person (except as permitted by Section 8.3(j) (Investments)) or (c) acquire or create any Subsidiary unless, after giving effect to such creation or acquisition, such Subsidiary is a Wholly-Owned Subsidiary of the Borrower (unless such Subsidiary is permitted under clause (j) of Section 8.3 (Investments) or is a Guarantor), the Borrower is in compliance with Section 7.11 (Additional Collateral and Guaranties) and the Investment in such Subsidiary is permitted under Section 8.3(e) (Investments) (unless such Subsidiary is permitted under clause (j) of Section 8.3 (Investments)).

Section 8.8        Change in Nature of Business

The Borrower shall not, and shall not permit any of its Subsidiaries to, make any material change in the nature or conduct of its business as carried on at the Effective Date, whether in connection with a Permitted Acquisition or otherwise, except for the entry into business reasonably related or ancillary thereto or a reasonable extension thereof.

Section 8.9        Transactions with Affiliates

The Borrower shall not, nor shall it permit any Subsidiary of the Borrower to, except as otherwise expressly permitted herein, do any of the following: (a) make any Investment in an Affiliate of the Borrower that is not a Subsidiary of the Borrower, (b) transfer, sell, lease, assign or otherwise dispose of any asset to any Affiliate of the Borrower that is not a Subsidiary of the Borrower, (c) merge into or consolidate with or purchase or acquire assets from any Affiliate of the Borrower that is not a Subsidiary of the Borrower, (d) repay prior to its scheduled maturity any Indebtedness, issued or incurred after the Effective Date, to any Affiliate of the Borrower that is not a Subsidiary of the Borrower, (e) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate of the Borrower that is not a Guarantor (including guaranties and assumptions of obligations of any such Affiliate), except for (i) transactions in the ordinary course of business on a basis no less favorable to the Borrower or, as the case may be, such Subsidiary thereof as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate thereof (as determined in good faith by the board of directors of the Borrower) and (ii) salaries and other director or employee compensation to officers or directors of the Borrower or any of its Subsidiaries commensurate with current compensation levels.

Section 8.10        Limitations on Restrictions on Subsidiary Distributions; No New Negative Pledge; Restricted Subsidiaries

(a)        Except pursuant to the Loan Documents, agreements governing purchase money Indebtedness or Capital Lease Obligations permitted by Section 8.1(b), (d) or (e) (Indebtedness) or other unsecured Indebtedness assumed pursuant to Section 8.1(k) (Indebtedness) (in the case of agreements permitted by such clauses, any prohibition or limitation shall only be effective against the assets financed thereby) and agreements relating to Asset Sales permitted under Section 8.4 (Sales of Assets) (in the case of such agreements, any prohibition or limitation shall only be effective against the assets or Stock subject to such Asset Sate), the Borrower shall not, and shall not permit any of its Subsidiaries to, (i) agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Subsidiary to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower or (ii) enter into or suffer to exist or become effective any agreement prohibiting or limiting the ability of the Borrower or any Subsidiary of the Borrower to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations, including any agreement requiring any other Indebtedness or Contractual Obligation to be equally and ratably secured with the Obligations.

(b)        Notwithstanding anything herein to the contrary, until the local franchising authority consents contemplated by Section 7.12(a) (Regulatory Consents) and the PUC Authorizations contemplated by Section 7.12(b) (Regulatory Consents) are obtained and each Subsidiary listed on Schedule 8.10(b) (Restricted Subsidiaries) has satisfied the Subsidiary Guaranty Requirements, no such Subsidiary of the Borrower shall (i) conduct any business or engage in any activities other than the businesses related to the CATV Franchises or PUC Authorizations, as applicable; (ii) incur any Indebtedness directly or on behalf of the Borrower or any of its other Subsidiaries (other than the incurrence of accounts payable or accrued liabilities in the ordinary course of business; provided that such accounts payable or accrued liabilities do not exceed in the aggregate $5,000,000 for all Subsidiaries listed on Schedule 8.10(b) (Restricted Subsidiaries); or (iii) receive, collect, retain or hold any funds, proceeds or assets (other than such Permits) either directly or on behalf of the Borrower or any of its other Subsidiaries other than in the ordinary course of business; provided, that any funds, proceeds or assets are received by such Subsidiary other than in the ordinary course of business shall be immediately transferred to the Borrower.

Section 8.11        Modification of Constituent Documents

The Borrower shall not, nor shall it permit any Subsidiary of the Borrower to amend its Constituent Documents (including in the terms of its outstanding Stock), except for changes and amendments that do not materially and adversely affect the interests of the Secured Parties under the Loan Documents or in the Collateral.

Section 8.12        Modification of Related Documents

The Borrower shall not, nor shall it permit any Subsidiary of the Borrower to, alter, rescind, terminate, amend, supplement, waive or otherwise modify any provision of any Related Document (except for modifications that do not materially and adversely affect the rights and privileges of the Borrower or any Subsidiary of the Borrower under such Related Document and that do not materially and adversely affect the interests of the Secured Parties under the Loan Documents or in the Collateral).

Section 8.13        Accounting Changes; Fiscal Year

The Borrower shall not, nor shall it permit any Subsidiary of the Borrower to, change its (a) accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law and disclosed to the Lenders and the Administrative Agent or (b) fiscal year.

Section 8.14        Margin Regulations

The Borrower shall not, nor shall it permit any Subsidiary of the Borrower to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

Section 8.15        Sale/Leasebacks

The Borrower shall not, nor shall it permit any Subsidiary of the Borrower to, enter into any sale and leaseback transaction, except as permitted by Section 8.4(f) (Asset Sales).

Section 8.16        No Speculative Transactions

The Borrower shall not, nor shall it permit any Subsidiary of the Borrower to, engage in any speculative transaction or in any transaction involving Hedging Contracts except as required by Section 7.15 (Interest Rate Contract) or for the sole purpose of hedging in the normal course of business and not for speculative purposes.

Section 8.17        Compliance with ERISA

The Borrower shall not, nor shall it permit any Subsidiary of the Borrower or any ERISA Affiliate to, cause or permit to occur, (a) an event that could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA or (b) ERISA Events that would have a Material Adverse Effect in the aggregate.

Section 8.18        Environmental

The Borrower shall not, nor shall it permit any Subsidiary of the Borrower to, allow a Release of any Contaminant in violation of any Environmental Law; provided, however, that the Borrower shall not be deemed in violation of this Section 8.18 if all Environmental Liabilities and Costs incurred or reasonably expected to be incurred by the Loan Parties as the consequence of all such Releases shall not exceed $10,000,000 in the aggregate.

Section 8.19        Patriot Act

The Borrower shall not, nor shall it permit any Subsidiary of the Borrower to, take any action or permit any circumstance (whether directly or indirectly) the result of which would result in a breach of Section 4.21 (Prohibited Persons; Trade Restrictions).

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1        Events of Default

Each of the following events shall be an Event of Default:

(a)        the Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when the same becomes due and payable; or

(b)        the Borrower shall fail to pay any interest on any Loan, any fee under any of the Loan Documents or any other Obligation (other than one referred to in clause (a) above) and such non-payment continues for a period of three Business Days after the due date therefor; or

(c)        any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(d)        any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Article V (Financial Covenants), 6.2 (Default Notices), 7.1 (Preservation of Corporate Existence, Etc.), 7.6 (Access), 7.9 (Application of Proceeds) or Article VIII (Negative Covenants) or (ii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (ii) shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(e)        (i) the Borrower or any Subsidiary of the Borrower shall fail to make any payment on any Indebtedness of the Borrower or any such Subsidiary (other than the Obligations) or any Guaranty Obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness having a principal amount of $10,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(f)        (i) the Borrower or any Material Subsidiary of the Borrower shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against the Borrower or any Material Subsidiary of the Borrower seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against the Borrower or any Material Subsidiary of the Borrower (but not instituted by the Borrower or any Material Subsidiary of the Borrower) either such proceedings shall remain undismissed or unstayed for a period of 30 days or more or any action sought in such proceedings shall occur or (iii) the Borrower or any Material Subsidiary of the Borrower shall take any corporate action to authorize any action set forth in clauses (i) and (ii) above; or

(g)        one or more judgments or orders (or other similar process) involving, in the case of money judgments, an aggregate amount in excess of $10,000,000, to the extent not covered by insurance, shall be rendered against one or more of the Borrower and its Subsidiaries and such judgment or order shall continue for a period of 30 days without being discharged, stayed or bonded pending appeal; or

(h)        an ERISA Event shall occur and the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, exceeds $10,000,000 in the aggregate; or

(i)        any provision of any Loan Document after delivery thereof shall for any reason fail or cease to be valid and binding on, or enforceable against, any Loan Party party thereto, or any Loan Party shall so state in writing; or

(j)        any Collateral Document shall for any reason fail or cease to create a valid and enforceable Lien on any Collateral purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected and first-priority Lien, or any Loan Party shall so state in writing; or

(k)        there shall occur any Change of Control; or

(l)        the Borrower or any Subsidiary of the Borrower shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority or one or more judgments, orders, decrees or similar actions shall have been entered against one or more of the Borrower or any Subsidiary of the Borrower based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Contaminant and, in connection with all the foregoing, the Borrower or any Subsidiary of the Borrower is likely to incur Environmental Liabilities and Costs exceeding $10,000,000 in the aggregate that were not reflected in the Projections or the Financial Statements delivered pursuant to Section 4.4 (Financial Statements) prior to the Effective Date; or

(m)        Any Communications License, CATV Franchise or PUC Authorization of the Borrower or of any Subsidiary of the Borrower is revoked, suspended, cancelled or otherwise terminated by reason of any illegal activities or negligence of the Borrower or any Subsidiary or by reason of any breach of any applicable agreement, order or regulation by the Borrower or any Subsidiary of the Borrower and such revocation, suspension, cancellation or termination would have a Material Adverse Effect of the type described in clause (d) of the definition of “Material Adverse Change”.

Section 9.2        Remedies

During the continuance of any Event of Default, the Administrative Agent may, and, at the request of the Requisite Lenders, shall, by notice to the Borrower declare that all or any portion of the Commitments be terminated, whereupon the obligation of each Lender to make any Loan and each Issuer to Issue any Letter of Credit shall immediately terminate and may and, at the request of the Requisite Lenders, shall, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of any Event of Default specified in Section 9.1(f)

(Events of Default), (x) the Commitments of each Lender to make Loans and the commitments of each Lender and Issuer to Issue or participate in Letters of Credit shall each automatically be terminated and (y) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition to the remedies set forth above, the Administrative Agent may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law in each case.

Section 9.3        Actions in Respect of Letters of Credit

At any time (i) upon the Revolving Credit Termination Date, (ii) after the Revolving Credit Termination Date when the aggregate funds on deposit in Cash Collateral Accounts shall be less than 105% of the Letter of Credit Obligations, (iii) as may be required by Section 2.9(c) or (d) (Mandatory Prepayments), the Borrower shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 11.8 (Notices, Etc.), for deposit in a Cash Collateral Account, (x) in the case of clauses (i) and (ii) above, the amount required so that, after such payment, the aggregate funds on deposit in the Cash Collateral Accounts equals or exceeds 105% of the sum of all outstanding Letter of Credit Obligations and (y) in the case of clause (iii) above, the amount required by Section 2.9(c) or (d) (Mandatory Prepayments). The Administrative Agent may, from time to time after funds are deposited in any Cash Collateral Account, apply funds then held in such Cash Collateral Account to the payment of any amounts, in accordance with Section 2.9(c) or (d) (Mandatory Prepayments) and Section 2.13(g) (Payments and Computations), as shall have become or shall become due and payable by the Borrower to the Issuers or Lenders in respect of the Letter of Credit Obligations. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

Section 9.4        Regulatory Approvals

Upon any action by the Administrative Agent or Collateral Agent to commence the exercise of remedies hereunder or under the other Loan Documents, the Borrower hereby undertakes, and agrees to cause each of its Subsidiaries to undertake, to cooperate and join with the Administrative Agent or Collateral Agent in any application to any regulatory body (including the FCC or any PUC), administrative agency, court or other forum, with respect thereto and to provide such assistance in connection therewith as the Administrative Agent or the Collateral Agent may request, including the preparation of filings and appearances of officers and employees of the Borrower or any of its Subsidiaries before any Governmental Authority, in each case, in support of any such application made by the Administrative Agent or the Collateral Agent and the Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, directly or indirectly, oppose any such action by the Administrative Agent or the Collateral Agent before any Governmental Authority.

Section 9.5        Rescission

If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than non-

payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.1 (Amendments, Waivers, Etc.), then upon the written consent of the Requisite Lenders and written notice to the Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuers to a decision that may be made at the election of the Requisite Lenders, and such provisions are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

ARTICLE X

THE ADMINISTRATIVE AGENT

Section 10.1        Authorization and Action

(a)        Each Lender and each Issuer hereby appoints Credit Suisse, acting through one or more of its branches, as the Administrative Agent and the Collateral Agent hereunder, and each Lender and each Issuer authorizes the Administrative Agent and the Collateral Agent to take such action as agent on their behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent or the Collateral Agent, as applicable, under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuer hereby authorizes the Administrative Agent and the Collateral Agent to execute and deliver, and to perform its respective obligations under, each of the Loan Documents to which it is a party, to exercise all rights, powers and remedies that the Administrative Agent or the Collateral Agent, as applicable, may have under such Loan Documents and, in the case of the Collateral Agent with respect to the Collateral Documents, to act as agent for the Lenders, the Issuers and the other Secured Parties under such Collateral Documents.

(b)        As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent and the Collateral Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent and the Collateral Agent shall not be required to take any action that (i) the Administrative Agent or the Collateral Agent in good faith believes exposes it to personal liability unless it receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or applicable law. The Administrative Agent and the Collateral Agent each agree to give to each Lender and each Issuer prompt notice of each notice given by any Loan Party pursuant to Article II hereof or as otherwise expressly required by the terms of this Agreement or the other Loan Documents.

(c)        In performing its functions and duties hereunder and under the other Loan Documents, each of the Administrative Agent and the Collateral Agent is acting solely on behalf of the Lenders and the Issuers except to the limited extent provided in Section 2.7(b) (Evidence of Debt), and their respective duties are entirely administrative in nature. Neither the Administrative Agent nor the Collateral Agent assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other Secured Obligation.

The Administrative Agent and the Collateral Agent may perform any of its duties under any Loan Document by or through its agents or employees.

(d)        The Arrangers shall have no obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity.

(e)        Notwithstanding anything to the contrary contained in this Agreement, each of the Syndication Agents is a Lender designated as “Term A Syndication Agent”, “Term B Syndication Agent” or “Revolver Syndication Agent” (as applicable) for title purposes only and in such capacity shall have no obligations or duties whatsoever under this Agreement or any other Loan Document to any Loan Party, any Lender or any Issuer and shall have no rights separate from its rights as a Lender except as expressly provided in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, each Co-Documentation Agent is a Lender designated as a “Co-Documentation Agent” for title purposes only and in such capacity shall have no obligations or duties whatsoever under this Agreement or any other Loan Document to any Loan Party, any Lender or any Issuer and shall have no rights separate from its rights as a Lender except as expressly provided in this Agreement.

Section 10.2        Reliance by Agents, Etc.

None of the Administrative Agent, the Collateral Agent, nor any of their respective Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent and the Collateral Agent (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 2.7 (Evidence of Debt), (b) may rely on the Register to the extent set forth in Section 11.2 (Assignments and Participations), (c) may consult with legal counsel (including counsel to the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender or Issuer and shall not be responsible to any Lender or Issuer for any statements, warranties or representations made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Loan Party or as to the existence or possible existence of any Default or Event of Default, shall not be responsible to any Lender or Issuer for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto and (g) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

Section 10.3        Posting of Approved Electronic Communications

(a)        Each of the Lenders, the Issuers and the Borrower agree, and the Borrower shall cause each Guarantor to agree, that the Administrative Agent and the Collateral Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and Issuers by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent and the Collateral Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)        Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuers and the Borrower acknowledges and agrees, and the Borrower shall cause each Guarantor to acknowledge and agree, that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the Issuers and the Borrower hereby approves, and the Borrower shall cause each Guarantor to approve, distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes, and the Borrower shall cause each Guarantor to understand and assume, the risks of such distribution.

(c)        The Approved Electronic Communications and the Approved Electronic Platform are provided “as is” and “as available”. None of the Administrative Agent, the Collateral Agent or any of their respective Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy or completeness of the Approved Electronic Communications and the Approved Electronic Platform and each expressly disclaims liability for errors or omissions in the Approved Electronic Communications and the Approved Electronic Platform. No Warranty of any kind, express, implied or statutory (including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects) is made by the Agent Affiliates in connection with the Approved Electronic Communications or the Approved Electronic Platform.

(d)        Each of the Lenders, the Issuers and the Borrower agree, and the Borrower shall cause each Guarantor to agree, that the Administrative Agent and the Collateral Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

Section 10.4        The Agents Individually

With respect to its Ratable Portion, each Agent that is a Lender shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Revolving Credit Lenders”, “Term A Loan Lenders”, “Term B Loan Lenders”, “Requisite Lenders”, “Requisite Term A Loan Lenders”, “Requisite Term B Loan Lenders”, “Requisite Revolving Credit Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender, a Revolving Credit Lender,

Term A Loan Lender, Term B Loan Lender, or as one of the Requisite Lenders, Requisite Term A Loan Lenders, Requisite Term B Loan Lenders or Requisite Revolving Credit Lender. Each Agent and each of its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, any Loan Party as if such Agent were not acting as an Agent.

Section 10.5        Lender Credit Decision

Each Lender and each Issuer acknowledges that it shall, independently and without reliance upon any Agent or any other Lender conduct its own independent investigation of the financial condition and affairs of the Borrower and each other Loan Party in connection with the making and continuance of the Loans and with the issuance of the Letters of Credit. Each Lender and each Issuer also acknowledges that it shall, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents.

Section 10.6        Indemnification

Each Lender agrees to indemnify the Administrative Agent, the Collateral Agent and, in each case, each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrower), from and against such Lender’s aggregate Ratable Portion (in each case, determined as if no Lender were a Non-Funding Lender) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent, the Collateral Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent or the Collateral Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or Collateral Agent’s or such Affiliate’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent and Collateral Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent or the Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent or the Collateral Agent is not reimbursed for such expenses by the Borrower or another Loan Party.

Section 10.7        Successor Agents

The Administrative Agent and the Collateral Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent or Collateral Agent, as applicable. If no successor Administrative Agent or Collateral Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, selected from among the Lenders. Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent or as Collateral Agent by a successor Collateral Agent, such successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the applicable retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Agent’s resignation hereunder as Administrative Agent or Collateral Agent, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Administrative Agent or Collateral Agent, as applicable, under the Loan Documents. After such resignation, any retiring Agent shall continue to have the benefit of this Article X as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents. If no Person has accepted the appointment as successor Collateral Agent, as provided above, the Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of, the applicable retiring Collateral Agent effective upon its resignation until a successor Collateral Agent has been appointed in accordance with the terms hereof. If no Person has accepted the appointment as successor Administrative Agent or the Administrative Agent has not succeeded a retiring Collateral Agent, in each case, as provided above, the Requisite Lenders shall succeed to, and become vested with, all the rights, powers, privileges and duties of, the applicable retiring Agent effective upon its resignation.

Section 10.8        Concerning the Collateral and the Collateral Documents

(a)        Each Lender and each Issuer agrees that any action taken by the Administrative Agent, the Collateral Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement, or of the other Loan Documents, and the exercise by the Administrative Agent, the Collateral Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders, Issuers and other Secured Parties. Without limiting the generality of the foregoing and, in each case, subject to Section 10.7 (Successor Agents), (i) the Administrative Agent shall have the sole and exclusive right and authority to act as the disbursing and collecting agent for the Lenders and the Issuers with respect to all payments and collections arising in connection herewith and with the Collateral Documents, (ii) the Collateral Agent shall have the sole and exclusive right and authority to (A) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by the Borrower or any of its Subsidiaries, (B) act as collateral agent for the Lenders, the Issuers and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, that the Collateral Agent hereby appoints, authorizes and directs each Lender and Issuer to act as collateral sub-agent for the Administrative Agent, the Lenders and the Issuers for purposes of the perfection of all security interests and Liens with respect to the Collateral, including any Deposit Accounts maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender or such Issuer, (C) manage, supervise and otherwise deal with the Collateral and (D) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents and (iii) the Administrative Agent, and the Collateral Agent at the direction of the Administrative Agent, shall have the exclusive right and authority to (except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document) exercise all remedies given to the Administrative Agent, the Lenders, the Issuers and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(b)        Each of the Lenders and the Issuers hereby consents to the release and hereby directs, in accordance with the terms hereof, the Administrative Agent and the Collateral Agent to release (or, in the case of clause (ii) below, release or subordinate) any Lien held by the Administrative Agent or the Collateral Agent for the benefit of the Lenders and the issuers against any of the following:

(i)        all of the Collateral and all Loan Parties, upon termination of the Commitments and payment and satisfaction in full of all Loans, all Reimbursement Obligations and all other Secured Obligations that the Administrative Agent has been notified in writing are then due and payable (and, in respect of contingent Letter of Credit Obligations, with respect to which cash collateral has been deposited or a back-up letter of credit has been issued, in either case in the appropriate currency and on terms satisfactory to the Administrative Agent and the applicable Issuers);

(ii)        any assets that are subject to a Lien permitted by Section 8.2(d) or (e) (Liens, Etc.); and

(iii)        any part of the Collateral sold or disposed of by a Loan Party if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement).

Each of the Administrative Agent, Lenders and the Issuers hereby directs the Collateral Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 10.8 promptly upon the effectiveness of any such release.

Section 10.9        Actions by the Collateral Agent

The Collateral Agent shall take, or refrain from taking, any action as directed in writing by the Administrative Agent or the Requisite Lenders. Notwithstanding anything to the contrary provided herein or in the Collateral Documents, the Collateral Agent shall not be obligated to take, or refrain from taking, any action (a) to the extent the Collateral Agent has received a written advice from its counsel that such action is in conflict with any applicable law, Collateral Document or order of any Governmental Authority or (b) with respect to which the Collateral Agent, in its reasonable judgment, has not received adequate security or indemnity hereunder or under the Collateral Documents. Nothing in this Section 10.9 shall impair the right of the Collateral Agent in its discretion to take or omit to take any action which is deemed proper by the Collateral Agent under the Collateral Documents and which it believes in good faith is not inconsistent with any direction of the Administrative Agent or the Requisite Lenders delivered pursuant to this Section 10.9; provided, however, the Collateral Agent shall not be under any obligation to take any discretionary action under the provisions of this Agreement or any other Collateral Document unless so directed by the Administrative Agent or the Requisite Lenders. The Collateral Agent shall be obliged to perform only such duties as are specifically set forth in this Agreement or any Collateral Document, and no implied covenants or obligations shall be read into this Agreement or any Collateral Document against the Collateral Agent. The Collateral Agent shall, upon receipt of any written direction pursuant to this Section 10.9, exercise the rights and powers vested in it by any Collateral Document with respect to such direction, and the Collateral Agent shall not be liable with respect to any action taken or omitted in accordance with such direction. If the Collateral Agent shall seek directions from the Administrative Agent or the Requisite Lenders with respect to any action under any Collateral Document, the Collateral Agent shall not be required to take, or refrain from taking, such action until it shall have received such direction. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as with similar property for its own account. The powers conferred on the Collateral Agent hereunder and under the Collateral Documents are solely to protect the Collateral Agent’s interest in the Collateral (for itself and for the benefit of the Secured Parties) and, except as expressly set forth herein, shall not impose any duty upon the Collateral Agent to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers at the direction of the Administrative Agent, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible to any Secured Party or any Loan Party for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

Section 10.10        Collateral Matters Relating to Related Obligations

The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Secured Obligation arising under any Secured Hedging Contract or that is otherwise owed to Persons other than the Administrative Agent, the Collateral Agent, the Lenders and the Issuers (collectively, “Related Obligations”) solely on the condition and understanding, as among the Administrative Agent, the Collateral Agent and all Secured Parties, that (a) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Collateral Agent shall hold, and have the right and power to act with respect to, the Guaranty and the Collateral on behalf of and as agent for the holders of the Related Obligations, but the Collateral Agent is otherwise acting solely as agent for the Lenders and the Issuers and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (b) all matters, acts and omissions relating in any manner to the Guaranty, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation, (c) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Administrative Agent, the Collateral Agent and the Requisite Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitments and its own interest in the Loans, Letter of Credit Obligations and other Secured Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (d) no holder of Related Obligations and no other Secured Party (except the Administrative Agent, the Collateral Agent, the Lenders and the Issuers, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents and (e) no holder of any Related Obligation shall exercise any right of setoff, banker’s lien or similar right except to the extent provided in Section 11.6 (Right of Set-off) and then only to the extent such right is exercised in compliance with Section 11.7 (Sharing of Payments, Etc.).

ARTICLE XI

MISCELLANEOUS

Section 11.1        Amendments, Waivers, Etc.

(a)        No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Deposit Account Control Agreements, the Securities Account Control Agreements and the Letter of Credit Reimbursement Agreements) nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and (w) in the case of an amendment to cure any ambiguity, omission, defect or inconsistency, signed by the Administrative Agent and the Borrower (except as provided in clause (x) below), (x) in the case of any such waiver or consent, signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders), (y) in the case of any amendment necessary to implement the terms of a Facility Increase in accordance with the terms hereof, by the Borrower and the Administrative Agent and (z) in the case of any other amendment, by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and the Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly and adversely affected thereby, in addition to the Requisite Lenders (or the Administrative Agent with the consent thereof), do any of the following:

(i)        waive any condition specified in Section 3.1 (Conditions Precedent to Term Loans) or Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Requisite Lenders and, in the case of the conditions specified in Section 3.1 (Conditions Precedent to Term Loans), subject to the provisions of Section 3.3 (Determinations of Initial Borrowing Conditions);

(ii)        increase the Commitment or Incremental Term Loan Commitment of such Lender or subject such Lender to any additional obligation;

(iii)        extend the scheduled final maturity of any Loan owing to such Lender, or waive, reduce or postpone any scheduled date fixed for the payment or reduction of principal or interest of any such Loan or fees owing to such Lender (it being understood that Section 2.9 (Mandatory Prepayments) does not provide for scheduled dates fixed for payment) or for the reduction of such Lender’s Commitment;

(iv)        reduce, or release the Borrower from its obligations to repay, the principal amount of any Loan or Reimbursement Obligation owing to such Lender (other than by the payment or prepayment thereof);

(v)        reduce the rate of interest on any Loan or Reimbursement Obligation outstanding and owing to such Lender or any fee payable hereunder to such Lender;

(vi)        postpone any scheduled date fixed for payment of interest or fees owing to such Lender or waive any such payment;

(vii)        change the aggregate Ratable Portions of Lenders required for any or all Lenders to take any action hereunder;

(viii)        release all or substantially all of the Collateral except as provided in Section 10.8(b) (Concerning the Collateral and the Collateral Documents) or release the Borrower from its payment obligation to such Lender under this Agreement or the Notes owing to such Lender (if any) or release any Guarantor from its obligations under the Guaranty except in connection with the sale or other disposition of a Guarantor (or all or substantially all of the assets thereof) permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement); and provided that any proceeds from such sale or disposition are applied as required hereby;

(ix)        amend Section 11.2 (Assignments and Participations) to impose any additional restrictions on such Lender’s ability to assign any of its rights or obligations hereunder;

(x)        amend Section 10.8(b) (Concerning the Collateral and the Collateral Documents), Section 11.7 (Sharing of Payments, Etc.), this Section 11.1 or either definition of the terms “Requisite Lenders”, “Requisite Revolving Credit Lenders”, “Requisite Term A Loan Lenders”, “Requisite Term B Loan Lenders” or “Ratable Portion”; provided, further, that (w) any modification of the application of payments to the Term Loans pursuant to Section 2.9 (Mandatory Prepayments) shall require the consent of the Requisite Term A Loan Lenders or the Requisite Term B Loan Lenders (as the case may be) and any such modification of the application of payments to the Revolving Loans pursuant to Section 2.9 (Mandatory Prepayments) shall require the consent of the Requisite Revolving Credit Lenders, (x) no amendment, waiver or consent shall, unless in writing and signed by any Special Purpose Vehicle that has been granted an option pursuant to Section 11.2(e) (Assignments and Participations), affect the grant or nature of such option or the right or duties of such Special Purpose Vehicle hereunder, (y) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents and (z) no amendment, waiver or consent shall, unless in writing and signed by the Swing Loan Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Swing Loan Lender under this Agreement or the other Loan Documents; and provided, further, that the Administrative Agent may, with the consent of the Borrower, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or any Issuer.

(b)        The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(c)        If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of any Lender whose consent is required is not obtained when due (each such Lender, a “Non-Consenting Lender”), then, as long as the Lender acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request (and sole cost and expense), an Eligible Assignee acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all or any portion of the Revolving Credit Commitments and Revolving Credit Outstandings of such Non-Consenting Lender if such Non-Consenting Lender is a Revolving Credit Lender and all or any portion of the Term Loans (or prior to the Effective Date, Term Loan Commitments, as applicable) of such Non-Consenting Lender if such Non-Consenting Lender is a Term Loan Lender, in each case, for an amount equal to (i) following the Effective Date, the principal balance of all such Revolving Loans or Term Loans, as applicable, held by the Non-Consenting Lender and all accrued and unpaid interest and fees with respect thereto through the date of sale and (ii) prior to the Effective Date, the amount of accrued and unpaid fees (if any) with respect thereto through the date of such sale; provided, however, that such purchase and sale shall be recorded in the Register maintained by the Administrative Agent and not be effective until (x) the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance satisfactory to the Administrative Agent and the Borrower whereby such Eligible Assignee shall agree to be bound by the terms hereof and (y) such Non-Consenting Lender shall have received payments of all Revolving Loans or Term Loans, as applicable, held by it and all accrued and unpaid interest, fees, unreimbursed costs and expenses and indemnities with respect thereto, or in respect of its Commitments, as applicable, through the date of the sale. Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment an Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid and, such assignment shall be recorded in the Register and such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance for all purposes of this Agreement and the other Loan Documents.

Section 11.2        Assignments and Participations

(a)        Each Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Term Loans, the Revolving Loans, the Swing Loans and the Letters of Credit); provided, however, that (i) if any such assignment shall be of the assigning Lender’s Revolving Credit Outstandings and Revolving Credit Commitments, such assignment (A) shall cover the same percentage of such Lender’s Revolving Credit Outstandings and Revolving Credit Commitment and (B) shall be subject to the prior consent of the Administrative Agent, the Issuer and the Swing Loan Lender (which consent, in each case, shall not be unreasonably withheld or delayed), (ii) the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (if less than the assigning Lender’s entire interest) be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof (treating multiple, simultaneous assignments by or to two or more Approved Funds which are Affiliates or share the same (or affiliated) manager or advisor as a single assignment for purposes of this clause (a)), except, in either case, (A) with the consent of the Borrower and the Administrative Agent or (B) if such assignment is being made to a Lender or an Affiliate or Approved Fund of such Lender and (iii) if such Eligible Assignee is not, prior to the date of such assignment, a Lender or an Affiliate or Approved Fund of a Lender, such assignment shall be subject to (A) the prior consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and

(B) in the case of (1) an assignment with respect to the Revolving Credit Facility or (2) an assignment that causes any Person (other than Credit Suisse or an Affiliate of Credit Suisse), together with any Affiliates of such Person, to hold in excess of 35% of the principal amount of the Obligations, or such assignment is to a Person holding in excess of 35% of the principal amount of the Obligations, in each case, so long as no Default or Event of Default has occurred and is continuing, the prior consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned and which consent shall be deemed to be granted if no response is received from the Borrower within five (5) Business Days following a request for such consent). Any such assignment need not be ratable as among the Term Loan Facilities and the Revolving Credit Facility.

(b)        The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, and any administrative questionnaire, tax forms or other documents required by the Administrative Agent. Upon its receipt of an Assignment and Acceptance executed by the assigning Lender and the Eligible Assignee, the Lender or Eligible Assignee shall pay to the Administrative Agent a registration and processing fee of $3,500 for each assignment (unless otherwise agreed by the Administrative Agent in its sole discretion). Subject to acceptance and recording thereof by the Administrative Agent in the Register and the receipt of the registration and processing fee referenced in this clause (b), from and after the effective date specified in such Assignment and Acceptance, (i) the Eligible Assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender, and if such Lender were an Issuer, of such Issuer hereunder and thereunder, (ii) the Notes (if any) corresponding to the Loans assigned thereby shall be transferred to such assignee by notation in the Register and (iii) the assigning Lender thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(c)        The Administrative Agent shall maintain at its address referred to in Section 11.8 (Notices, Etc.) a copy of each Assignment and Acceptance delivered to and accepted by it and shall record in the Register the names and addresses of the Lenders and Issuers and the principal amount of the Loans and Reimbursement Obligations owing to each Lender from time to time and the Commitments of each Lender. Any assignment pursuant to this Section 11.2 shall not be effective until such assignment is recorded in the Register. For so long as any Term Loans are outstanding, the Administrative Agent shall promptly deliver to the Borrower a report following the end of each calendar month summarizing all assignments made and recorded in the Register during such month pursuant to this Section 11.2.

(d)        Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance and (ii) record or cause to be recorded the information contained therein in the Register. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if requested by such assignee, execute and deliver to the Administrative Agent new Notes to the order of such assignee in an amount equal to the Commitments and Loans assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has surrendered any Note for exchange in connection with the assignment and has retained Commitments or Loans hereunder, new Notes to the order of the assigning Lender in an amount equal to the Commitments and Loans retained by it hereunder. Such new Notes shall be dated the same date as the surrendered Notes and be in substantially the form of Exhibit B-1 (Form of Revolving Credit Note), Exhibit B-2 (Form of Term A Loan Note) or Exhibit B-3 (Form of Term B Loan Note), as applicable.

(e)        In addition to the other assignment rights provided in this Section 11.2, each Revolving Credit Lender may do each of the following:

(i)        grant to a Special Purpose Vehicle the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Loans pursuant thereto shall satisfy (once and to the extent that such Loans are made) the obligation of such Lender to make such Loans thereunder; provided, however, that (x) nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other obligation (other than the making of Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement) and (y) such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain responsible to the other parties for the performance of its obligations under the terms of this Agreement and shall remain the holder of the Obligations for all purposes hereunder; and

(ii)        assign, as collateral or otherwise, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) without notice to or consent of the Administrative Agent or the Borrower, any Federal Reserve Bank (pursuant to Regulation A of the Federal Reserve Board) and (B) without consent of the Administrative Agent or the Borrower, (1) any holder of, or trustee for the benefit of, the holders of such Revolving Credit Lender’s Securities and (2) any Special Purpose Vehicle to which such Revolving Credit Lender has granted an option pursuant to clause (i) above;

provided, however, that no such assignment or grant shall release such Revolving Credit Lender from any of its obligations hereunder except as expressly provided in clause (i) above and except, in the case of a subsequent foreclosure pursuant to an assignment as collateral, if such foreclosure is made in compliance with the other provisions of this Section 11.2 other than this clause (e) or clause (f) below. Each party hereto acknowledges and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, such party shall not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (e) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations). The terms of the designation of, or assignment to, such Special Purpose Vehicle shall not restrict such Lender’s ability to, or grant such Special Purpose Vehicle the right to, consent to any amendment or waiver to this Agreement or any other Loan Document or to the departure by the Borrower from any provision of this Agreement or any other Loan Document without the consent of such Special Purpose Vehicle except, as long as the Administrative Agent and the Lenders, Issuers and other Secured Parties shall continue to, and shall be entitled to continue to, deal solely and directly with such Lender in connection with such Lender’s obligations under this Agreement, to the extent any such consent would reduce the principal amount of, or the rate of interest on, any Obligations, amend this clause (e) or postpone any scheduled date of payment of such principal or interest. Each Special Purpose Vehicle shall be entitled to the benefits of Sections 2.15 (Capital Adequacy) and 2.16 (Taxes) and of 2.14(d) (Illegality) as if it were such Lender; provided, however, that anything herein to the contrary notwithstanding, no Borrower shall, at any time, be obligated to make under Section 2.15 (Capital Adequacy), 2.16 (Taxes) or 2.14(d) (Illegality) to any such Special Purpose Vehicle and any such Lender any payment in excess of the amount the Borrower would have been obligated to pay to such Lender in respect of such interest if such Special Purpose Vehicle had not been assigned the rights of such Lender hereunder; and provided, further, that such Special Purpose Vehicle shall have no direct right to enforce any of the terms of this Agreement against the Borrower, the Administrative Agent or the other Lenders.

(f)        Each Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans, Revolving Loans and Letters of Credit). The terms of such participation shall not, in any event, require the participant’s consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation, (ii) increase the Commitment in which such participant participates or (iii) result in the release of all or substantially all of the Collateral other than in accordance with Section 10.8(b) (Concerning the Collateral and the Collateral Documents). In the event of the sale of any participation by any Lender, (w) such Lender’s obligations under the Loan Documents shall remain unchanged, (x) such Lender shall remain solely responsible to the other parties for the performance of such obligations, (y) such Lender shall remain the holder of such Obligations for all purposes of this Agreement and (z) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each participant shall be entitled to the benefits of Sections 2.15 (Capital Adequacy) and 2.16 (Taxes) and of 2.14(d) (Illegality) as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to make under Section 2.15 (Capital Adequacy), 2.16 (Taxes) or 2.14(d) (Illegality) to the participants in the rights and obligations of any Lender (together with such Lender) any payment in excess of the amount the Borrower would have been obligated to pay to such Lender in respect of such interest had such participation not been sold; provided, further, that such participant in the rights and obligations of such Lender shall have no direct right to enforce any of the terms of this Agreement against the Borrower, the Administrative Agent or the other Lenders.

(g)        Any Issuer may at any time assign its rights and obligations hereunder to any other Lender by an instrument in form and substance satisfactory to the Borrower, the Administrative Agent, such Issuer and such Lender, subject to the provisions of Section 2.7(b) (Evidence of Debt) relating to notations of transfer in the Register. If any Issuer ceases to be a Lender hereunder by virtue of any assignment made pursuant to this Section 11.2, then, as of the effective date of such cessation, such Issuer’s obligations to Issue Letters of Credit pursuant to Section 2.4 (Letters of Credit) shall terminate and such Issuer shall be an Issuer hereunder only with respect to outstanding Letters of Credit issued prior to such date.

(h)        In the event that any Revolving Credit Lender shall become a Non-

Funding Lender or S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Revolving Credit Lender, downgrade the long term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Revolving Credit Lender that is not rated by any such ratings service or provider, any Issuer or the Swing Loan Lender shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Revolving Credit Lender), then any Issuer shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in clause (a) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in clause (a) above) all its interests, rights and obligations in respect of its Revolving Credit Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) such Issuer or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

(i)        The parties to this Agreement acknowledge that the provisions of this Section 11.2 and Section 2.7(b) concerning assignments relate only to absolute assignments and that such provisions do not prohibit pledges or assignments creating security interests in the Loans or Notes, including any such pledge or assignment by any Lender to any Federal Reserve Bank in accordance with applicable law.

Section 11.3        Costs and Expenses

(a)        The Borrower agrees upon demand to pay, or reimburse the Administrative Agent and the Collateral Agent for, all of its respective reasonable internal and external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of the Administrative Agent’s and Collateral Agent’s counsel, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisors, and other consultants and agents) incurred by the Administrative Agent or the Collateral Agent in connection with any of the following: (i) such Agent’s audit and investigation of the Borrower and its Subsidiaries in connection with the preparation, negotiation or execution of any Loan Document or Administrative Agent’s periodic audits of the Borrower or any of its Subsidiaries, as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions To Loans And Letters Of Credit)), any Loan Document or any proposal letter or commitment letter issued in connection therewith, or the making of the Loans hereunder, (iii) the creation, perfection or protection of the Liens under any Loan Document (including any reasonable fees, disbursements and expenses for local counsel in various jurisdictions), (iv) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to such Agent’s rights and responsibilities hereunder and under the other Loan Documents, (v) the protection, collection or enforcement of any Secured Obligation or the enforcement of any Loan

Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to any Secured Obligation, any Loan Party, any of the Borrower’s Subsidiaries, the 2011 Refinancing, the Sunflower Acquisition, the Related Documents, this Agreement or any other Loan Document, (vii) the response to, and preparation for, any subpoena or request for document production with which either such Agent is served or deposition or other proceeding in which such Agent is called to testify, in each case, relating in any way to any Secured Obligation, any Loan Party, any of the Borrower’s Subsidiaries, the 2011 Refinancing, the Sunflower Acquisition, the Related Documents, this Agreement or any other Loan Document or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation and execution of the same.

(b)        The Borrower further agrees to pay or reimburse each Agent and each of the Lenders and Issuers upon demand for all out-of-pocket costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by the such Agent, such Lenders or such Issuers in connection with any of the following: (i) in enforcing any Loan Document or Secured Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to any Secured Obligation, any Loan Party, any of the Borrower’s Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Loan Document or Related Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

Section 11.4        Indemnities

(a)        The Borrower agrees to indemnify and hold harmless the Administrative Agent, the Collateral Agent, each Arranger, each Lender and each Issuer (including each Person obligated on a Secured Hedging Contract if such Person was a Lender, Issuer, Agent or an Affiliate of an Agent at the time it entered into such Secured Hedging Contract) and each of their respective Affiliates, the directors, officers, employees, agents, trustees, shareholders, controlling persons, members, representatives, attorneys, consultants, advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions To Loans And Letters Of Credit) (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses, joint or several, of any kind or nature (including reasonable fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not such investigation, litigation or proceeding is brought by the Borrower, the Acquired Business, the Seller, or a third party or any of their respective Affiliates, any such Indemnitee or any of its directors, security holders or creditors or any such Indemnitee, director, security holder or creditor is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Secured Obligation, any Letter of Credit, any Disclosure Document, any Related Document, the Transactions or any act, claim, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or Letters of Credit or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”);

provided, however, that the Borrower shall not have any liability under this Section 11.4 to an Indemnitee with respect to any Indemnified Matter to the extent it that has resulted primarily from the bad faith, gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Without limiting the foregoing, “Indemnified Matters” include (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of the Borrower or any of its Subsidiaries involving any property subject to a Collateral Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or any contiguous real estate, (ii) any costs or liabilities incurred in connection with any Remedial Action concerning the Borrower or any of its Subsidiaries, (iii) any costs or liabilities incurred in connection with any Environmental Lien and (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (49 U.S.C. § 9601 et seq.) and applicable state property transfer laws, whether, with respect to any such matter, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to the Borrower or any of its Subsidiaries, or the owner, lessee or operator of any property of the Borrower or any of its Subsidiaries by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent (x) incurred following foreclosure by the Administrative Agent, the Collateral Agent, any Lender or any Issuer, or the Administrative Agent, any Lender or any Issuer having become the successor in interest to the Borrower or any of its Subsidiaries and (y) attributable solely to acts of the Administrative Agent, the Collateral Agent, such Lender or such Issuer or any agent on behalf of such Agent, such Lender or such Issuer.

(b)        The Borrower shall indemnify the Administrative Agent, the Collateral Agent, the Lenders and each Issuer for, and hold the Administrative Agent, the Collateral Agent, the Lenders and each issuer harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent, the Collateral Agent, the Lenders and the Issuers for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

(c)        The Borrower, at the request of any Indemnitee, shall have the obligation to defend against any investigation, litigation or proceeding or requested Remedial Action, in each case contemplated in clause (a) above, and the Borrower, in any event, may participate in the defense thereof with legal counsel of the Borrower’s choice. In the event that such Indemnitee requests the Borrower to defend against such investigation, litigation or proceeding or requested Remedial Action, the Borrower shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the Borrower’s obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

(d)        The Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to (x) the Prior Credit Agreement (including pursuant to Section 11.4 thereof) or any other Loan Document (as defined in the Prior Credit Agreement and each an “Prior Loan Document”) and (y) the Existing Credit Agreement (including pursuant to Section 11.4 thereof) or any other Loan Document (as defined in the Existing Credit Agreement and each an “Existing Loan Document”) shall survive the effectiveness of this Agreement and any indemnification or other protection provided to any Indemnitee pursuant to the Prior Credit Agreement, any other Prior Loan Document, the Existing Credit Agreement, any other Existing

Loan Document, this Agreement (including pursuant to this Section 11.4) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under the Prior Credit Agreement, any other Prior Loan Document, the Existing Credit Agreement, any other Existing Loan Document, this Agreement or any other Loan Document.

(e)        Notwithstanding the foregoing Section 11.4, an Indemnitee shall effect no settlement or any claims or proceeding for which indemnification is sought without the prior written consent of the Borrower (such consent shall not be unreasonably withheld or delayed).

(f)        In connection with any Indemnified Matters or any other claim or proceeding (or group of dated claims or proceedings) subject to the foregoing Section 11.4, the Borrower shall not be required to reimburse the Administrative Agent and the Lenders for the expenses of more than one counsel for the Administrative Agent and one counsel for the Lenders (in each case, in addition to the expenses of any appropriate local and special counsel).

Section 11.5        Limitation of Liability

(a)        The Borrower agrees that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the Transactions, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee’s gross negligence or willful misconduct. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings) in connection with the Transactions. The Borrower hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(b)        IN NO EVENT SHALL ANY AGENT AFFILIATE HAVE ANY LIABILITY TO ANY LOAN PARTY, LENDER, ISSUER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT OR CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY OR ANY AGENT AFFILIATE’S TRANSMISSION OF APPROVED ELECTRONIC COMMUNICATIONS THROUGH THE INTERNET OR ANY USE OF THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT SUCH LIABILITY OF ANY AGENT AFFILIATE IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT AFFILIATE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 11.6        Right of Set-off

Upon the occurrence and during the continuance of any Event of Default each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of the Borrower against any and all of the Secured Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such

Secured Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 11.6 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

Section 11.7        Sharing of Payments, Etc.

(a)        Subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Lenders that are not Non-Funding Lenders as opposed to Non-Funding Lenders, if any Lender (directly or through an Affiliate thereof) obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off (including pursuant to Section 11.6 (Right of Set-off) or otherwise) of the Loans owing to it, any interest thereon, fees in respect thereof or amounts due pursuant to Section 11.3 (Costs and Expenses) or 11.4 (Indemnities) (other than payments pursuant to Section 2.14 (Special Provisions Governing Eurodollar Rate Loans), 2.15 (Capital Adequacy), 2.16 (Taxes) or 2.18 (Discounted Voluntary Prepayments)) or otherwise receives any Collateral or any “Proceeds” (as defined in the Pledge and Security Agreement) of Collateral (other than payments pursuant to Section 2.14 (Special Provisions Governing Eurodollar Rate Loans), 2.15 (Capital Adequacy), 2.16 (Taxes) or 2.18 (Discounted Voluntary Prepayments) (in each case, whether voluntary, involuntary, through the exercise of any right of set-off or otherwise (including pursuant to Section 11.6 (Right of Set-off))) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Lenders, such Lender (a “Purchasing Lender”) shall forthwith purchase from the other Lenders (each, a “Selling Lender”) such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.

(b)        If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.

(c)        The Borrower agrees that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 11.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 11.8        Notices, Etc.

(a)        Addresses for Notices. All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record, and addressed to the party to be notified as follows:

(i)        if to the Borrower:

           Knology, Inc.

           1241 O.G. Skinner Driver

           West Point, GA 31833

           Attention: Todd Holt

           Telecopy no:

           E-Mail Address:

           with a copy to:

           Alston & Bird LLP

           1201 West Peachtree Street

           Atlanta, Georgia 30309

           Attention: Richard W. Grice

           Telecopy no: 404 881 4777

           E-Mail Address: rgrice@alston.com

(ii)       if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the signature page of any applicable Assignment and Acceptance;

(iii)      if to any Issuer, at the address set forth under its name on Schedule II (Applicable Lending Offices and Addresses for Notices); and

(iv)      if to the Administrative Agent, Collateral Agent or the Swing Loan Lender:

           Credit Suisse AG

           One Madison Avenue

           New York, NY 10010

           Attention: Sean Portrait, Agency Manager

           Fax: (212) 322-2291

           Email: agency.loanops@credit-suisse.com

or at such other address as shall be notified in writing (x) in the case of the Borrower, the Administrative Agent, the Collateral Agent and the Swing Loan Lender, to the other parties and (y) in the case of all other parties, to the Borrower, the Administrative Agent and the Collateral Agent.

(b)        Effectiveness of Notices. All notices, demands, requests, consents and other communications described in clause (a) above shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by posting to an Approved Electronic Platform (to the extent permitted by Section 10.3 (Posting of Approved Electronic Communications) to be delivered thereunder), an Internet website or a similar telecommunication device requiring a user prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 10.3 (Posting of Approved Electronic Communications) to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified that such communication has been posted to the Approved Electronic Platform, (iii) if approved in advance by the Administrative Agent, if delivered by electronic mail, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a) above; and (iv) if delivered by telecopy, when transmitted as provided in clause (a) above; provided, however, that notices and communications to the Administrative Agent pursuant to Article II (The Facilities) or Article X (The Administrative Agent) (A) shall not be effective until received by the Administrative Agent and (B) if given by telephone, shall not be effective unless confirmed in writing (including by telecopy) on the next Business Day.

(c)        Use of Electronic Platform. Notwithstanding clause (a) and (b) above (unless the Administrative Agent requests that the provisions of clause (a) and (b) above be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of, any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications (in a format acceptable to the Administrative Agent) to such electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify the Borrower. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Lender or Issuer to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

Section 11.9        No Waiver; Remedies

No failure on the part of any Lender, Issuer or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.10 Binding Effect

This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender and Issuer that such Lender or Issuer has executed it and, thereafter, shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and Issuer and, in each case, their respective successors and assigns; provided, however, that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 11.11    Governing Law

This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

Section 11.12    Submission to Jurisdiction; Service of Process

(a)        Any legal action or proceeding with respect to this Agreement or any other Loan Document shall be brought in the courts of the State of New York located in the City of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b)        The Borrower hereby irrevocably consents to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding brought in the United States of America arising out of or in connection with this Agreement or any other Loan Document by the mailing (by registered or certified mail, postage prepaid) or delivering of a copy of such process to the Borrower at its respective address specified in Section 11.8 (Notices, Etc.). The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)        Nothing contained in this Section 11.12 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower or any other Loan Party in any other jurisdiction in connection with the exercise of any rights under any Collateral Document or the enforcement of any judgment.

(d)        If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, for delivery two Business Days thereafter.

Section 11.13    Waiver of Jury Trial

EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE ISSUERS AND THE BORROWER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

Section 11.14    Marshaling; Payments Set Aside

None of the Administrative Agent, any Lender or any Issuer shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Secured Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent, the Lenders or the Issuers or any such Person receives payment from the proceeds of the Collateral or exercise its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.15    Section Titles

The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section. Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire Section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such Section, the reference to the title shall govern absent manifest error. If any reference to the number of a Section (but not to any clause, sub-clause or subsection thereof) is followed immediately by a reference in parenthesis to the title of a Section, the title reference shall govern in case of direct conflict absent manifest error.

Section 11.16    Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission, electronic mail or by posting on the Approved Electronic Platform shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrower and the Administrative Agent.

Section 11.17    Entire Agreement

This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern.

Section 11.18    Confidentiality

Each Lender and the Administrative Agent agree to use all reasonable efforts to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender’s or the Administrative Agent’s, as the case may be, customary practices and agrees that it shall only use such information in connection with the transactions contemplated by this Agreement and not disclose any such information other than (a) to such Lender’s or the Administrative Agent’s, as the case may be, employees, representatives, advisors, attorneys, and agents that are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender or the Administrative Agent, as the case may be, on a non-confidential basis from a source other than the Borrower or any other Loan Party, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors or (d) to current or prospective pledgees, assignees, participants and Special Purpose Vehicle grantees of any option described in Section 11.2(f) (Assignments and Participations), contractual counterparties in any Hedging Contract permitted hereunder and to their respective legal or financial advisors, in each case and to the extent such pledgees, assignees, participants, grantees or counterparties agree to be bound by, and to cause their advisors to comply with, the provisions of this Section 11.18. Notwithstanding any other provision in this Agreement, the Administrative Agent hereby agrees that the Borrower (and each of its officers, directors, employees, accountants, attorneys and other advisors) may disclose to any and all persons of any kind, the U.S. tax treatment and U.S. tax structure of the Facilities and the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to it relating to such U.S. tax treatment and U.S. tax structure.

Section 11.19    PATRIOT Act Notification.

Each Lender and Issuer hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each Lender and Issuer is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow such Lender or Issuer to identify the Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Lender and Issuer. The Borrower agrees to comply with any requests made by Lenders or the Administrative Agent in connection with the Patriot Act.

Section 11.20    Effect of Restatement.

This Agreement shall, except as otherwise expressly set forth herein, supersede the Existing Credit Agreement from and after the Restatement Date with respect to the Loans and Letters of Credit outstanding under the Existing Credit Agreement as of the Restatement Date. The parties hereto acknowledge and agree, however, that (a) this Agreement and all other Loan Documents executed and delivered herewith do not constitute a novation, payment and reborrowing or termination of the Obligations (under and as defined in the Existing Credit Agreement) and the other Loan Documents as in effect prior to the Restatement Date except as expressly provided for in the Amendment Agreement and (b) such Obligations are in all respects continuing with only the terms being modified as provided in this Agreement and the other Loan Documents. The parties hereto further acknowledge and agree that (i) the liens and security interests in favor of the Collateral Agent for the benefit of the Secured Parties securing payment of the Obligations (under and as defined in the Existing Credit Agreement) are in all respects continuing and in full force and effect with respect to all Obligations and (ii) all references in the other Loan Documents to the Existing Credit Agreement shall be deemed to refer without further amendment to this Agreement. In addition, unless specifically amended hereby, each of the Loan Documents and Exhibits and Schedules to the Existing Credit Agreement shall continue in full force and effect and, if applicable, in the forms attached to the Existing Credit Agreement, and with the effect that from and after the Restatement Date all references therein shall be references to this Agreement.

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Schedule I-A

Name of Lender	Term A Loan Commitment	Pro Rata Share
Credit Suisse AG	$195,000,000	100.00%
Total	$195,000,000	100.00%

Schedule I-B

Name of Lender	Term B Loan Commitment	Pro Rata Share
Credit Suisse AG	$545,000,000	100.00%
Total	$545,000,000	100.00%

Schedule I-C

Name of Lender	Revolving Credit Commitment	Pro Rata Share
Credit Suisse AG	$15,000,000	30.00%
Bank of America NA	$8,000,000	16.00%
CoBank ACB	$3,000,000	6.00%
Deutsche Bank Trust Company Americas	$8,000,000	16.00%
Raymond James Bank FSB	$2,000,000	4.00%
Royal Bank of Canada	$4,000,000	8.00%
SunTrust Bank	$7,000,000	14.00%
Wells Fargo Bank NA	$3,000,000	6.00%
Total	$50,000,000	100.00%